                                 [Mercom logo]

                                                                 [Date], 1999

Dear Shareholder,

     You are cordially invited to attend a Special Meeting of shareholders of Mercom, Inc. ("Mercom") to be held on [Date], 1999 at [11:00] a.m. at the offices of Kirkland & Ellis at Citicorp Center, 153 East 53rd Street, 39th floor, New York, New York 10022.

     At the Special Meeting, you will be asked to approve a merger of Mercom with Avalon Cable of Michigan, Inc., which currently owns approximately 62% of the outstanding Mercom common stock. In the merger, shares of Mercom common stock (other than those held by Avalon Cable of Michigan, Inc.) will generally be converted into the right to receive $12.00 per share, in cash.

     Details of the proposed merger and other important information are described in the accompanying Notice of Special Meeting and Proxy Statement. You are urged to read these important documents carefully before casting your vote.

     We thank you for your prompt attention to this matter and appreciate your support.

                                       Very truly yours,



                                       Joel C. Cohen
                                       President and Chief Executive Officer


                            YOUR VOTE IS IMPORTANT.
             PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY
                CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND
                              THE SPECIAL MEETING.

                                  Mercom, Inc.

                            -----------------------

                   Notice of Special Meeting of Shareholders
                                 To Be Held On
                                  [Date], 1999

                            -----------------------



To the Shareholders of
Mercom, Inc.:

     Notice is hereby given that a special meeting of shareholders (the "Special Meeting") of Mercom, Inc. ("Mercom") will be held on [Date], 1999 at [11:00] a.m. at the offices of Kirkland & Ellis located at Citicorp Center, 153 East 53rd Street, 39th floor, New York, New York 10022, for the following purposes:

     1. To consider and vote on a proposal to approve and adopt an Agreement and Plan of Merger, dated as of September 10, 1998 (as amended, the "Merger Agreement") among Mercom, Avalon Cable of Michigan, Inc. (formerly known as Cable Michigan, Inc.) ("Buyer"), and Mercom Acquisition, Inc., a wholly owned subsidiary of Buyer, pursuant to Mercom will be merged with and into the Buyer (the "Merger"). Pursuant to the Merger, each share (a "Share") of common stock, $1.00 par value, of Mercom issued and outstanding immediately prior to the effective time of the Merger (other than Shares held by Mercom as treasury stock, Shares owned by Buyer or any subsidiary of Buyer, and Shares as to which dissenters' rights have been validly exercised) will be converted into the right to receive $12.00 in cash, without interest. A copy of the Merger Agreement is included in the attached Proxy Statement and is incorporated herein by reference.

     2. To transact such other business as may properly come before the Special Meeting. Management is not aware of any such business.

     Any stockholder who does not wish to accept the merger consideration of $12.00 per share and who properly demands appraisal under Delaware law will have the right to have the fair value of his or her shares determined by the Delaware Chancery Court. A copy of the relevant provisions of Delaware law are included in the attached Proxy Statement. This appraisal right is subject to a number of restrictions and technical requirements described in the attached Proxy Statement.

     Only shareholders of record as of the close of business on [Date], 1999 will be entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournment thereof. Any shareholder will be able to examine a list of holders of record, for any purpose related to the Special Meeting, during the 10-day period before the meeting. The list will be available at Mercom's corporate headquarters located at 800 Third Avenue, Suite 3100, New York, New York 10022. Approval and adoption of the Merger Agreement requires the affirmative vote by at least a majority of the outstanding Shares entitled to vote at the Special Meeting.

                                       By Order of the Board of Directors,


                                       Joel C. Cohen
                                       Corporate Secretary
New York, New York
[Date], 1999

     EACH SHAREHOLDER IS URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF A SHAREHOLDER DECIDES TO ATTEND THE SPECIAL MEETING, HE OR SHE MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

                                  Mercom, Inc.

                            -----------------------

                                Proxy Statement
                                      For
                        Special Meeting of Shareholders
                                 To Be Held On
                                  [Date], 1999

                            -----------------------


     This Proxy Statement is being furnished to holders of common stock, par value $1.00 per share ("Company Common Stock"), of Mercom, Inc., a Delaware corporation ("Mercom" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at the special meeting of shareholders, and at any adjournment or postponement thereof (the "Special Meeting"), to be held at the offices of Kirkland & Ellis located at Citicorp Center, 153 East 53rd Street, 39th floor, New York, New York 10022 on [Date], 1999 at [11:00] a.m. The Special Meeting has been called to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 10, 1998 (as amended from time to time, the "Merger Agreement"), among the Company, Avalon Cable of Michigan, Inc. (formerly known as Cable Michigan, Inc.) ("Cable Michigan" or "Buyer"), and Mercom Acquisition, Inc., a wholly owned subsidiary of Buyer ("MergerSub"), pursuant to which the Company will be merged with and into Buyer (the "Merger"). A copy of the Merger Agreement is attached as Annex A.

     Pursuant to the Merger, each share (a "Share") of Company Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than Shares held by the Company as treasury stock, Shares owned by Buyer or any subsidiary of Buyer, and Shares as to which appraisal rights have been validly exercised) will be converted into the right to receive $12.00 in cash, without interest (the "Merger Consideration"). As of the date hereof, Buyer owns 2,964,250 Shares, representing approximately 62% of the outstanding Company Common Stock. A Special Committee of the Board (the "Special Committee"), which is composed solely of directors unaffiliated with Buyer, negotiated the $12.00 price and the other terms of the Merger Agreement.

     Pursuant to the Delaware General Corporation Law (the "DGCL"), the affirmative vote of holders of at least a majority of all of the outstanding shares of Company Common Stock is required to approve and adopt the Merger Agreement. Buyer has agreed to vote its shares of Company Common Stock in favor of the Merger Agreement. Accordingly, the adoption of the Merger Agreement by the Company's stockholders is expected to occur irrespective of whether or the manner in which the Company's other stockholders vote their shares of Company Common Stock.

     The Board formed the Special Committee because some of the seven board members who were serving at the time of the negotiation and execution of the Merger Agreement had direct conflicts of interests regarding the Merger arising from their relationships with Cable Michigan and its affiliates. The Special Committee is composed of three Mercom board members who are not employees of Mercom or Cable Michigan or its affiliates and who do not have material commercial relationships with Cable Michigan or its affiliates.

     On September 10, 1998, the Special Committee unanimously determined that the Merger, the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of the stockholders of Mercom, other than Buyer and its subsidiaries (the "Public Shareholders"), and unanimously recommended that the Board and the shareholders of the Company approve the Merger, the Merger Agreement and the transactions contemplated thereby.

     On September 10, 1998, the Board, on the unanimous recommendation of the Special Committee, unanimously determined that the Merger, the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of the Public Shareholders and recommended that the shareholders of the Company approve and adopt the Merger, the Merger Agreement and the transactions contemplated thereby.

     The Company believes that the Merger, the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of the Public Shareholders, and recommends that the shareholders of the Company approve the Merger, the Merger Agreement and the transactions contemplated thereby.

     All Shares represented by properly executed proxies received prior to or at the Special Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR adoption and approval of the Merger Agreement and in the discretion of the persons named in the proxy with respect to such other matters as may properly come before the Special Meeting. A stockholder may revoke his or her proxy at any time prior to its use by delivering to the Secretary of the Company a signed notice of revocation or a later-dated and signed proxy or by attending the Special Meeting and voting in person.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

     The Board knows of no additional matters that will be presented for consideration at the Special Meeting. Execution of a proxy, however, confers on the designated proxyholders discretionary authority to vote the Shares covered thereby on such other business, if any, that may properly come before the Special Meeting. This Proxy Statement and the accompanying form of proxy are first being mailed to the Company's shareholders on or about [Date], 1999.

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     The date of this Proxy Statement is [Date], 1999.

                             AVAILABLE INFORMATION

     The Company, Buyer, MergerSub, Avalon Cable of Michigan Holdings, Inc., a Delaware corporation which owns all of the outstanding shares of Buyer
("Avalon Holdings"), and Avalon Cable Holdings, LLC, a Delaware limited liability company which owns all of the outstanding shares of Avalon Holdings ("Avalon LLC"), have filed with the Securities and Exchange Commission (the "SEC") a Rule 13e-3 Transaction Statement on Schedule 13E-3 (including any amendments thereto, the "Schedule 13E-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the Merger. This Proxy Statement does not contain all of the information set forth in the Schedule 13E-3 and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC.

     The Schedule 13E-3 and the exhibits thereto, as well as such reports, proxy statements and other information filed by the Company, can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices at (i) Seven World Trade Center, 13th Floor, New York, New York 10048,
(ii) Suite 500 East, Tishman Building, 5757 Wilshire Boulevard, Los Angeles, California, 90036, and (iii) 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511.

     Copies of such materials also can be obtained at prescribed rates from the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC maintains an Internet site on the World Wide Web at "http://www.sec.gov." which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

     A copy of the written opinion of CIBC Oppenheimer Corp., the financial advisor to the Special Committee, is attached as Annex B to this Proxy Statement. Such opinion shall also be made available for inspection and copying during regular business hours at the principal executive offices of the Company by any interested equity security holder of the Company or the representative of such security holder who has been so designated in writing.

     This Proxy Statement incorporates by reference documents which are not presented herein or delivered herewith. These documents other than exhibits to such documents, are available, without charge, to any person to whom this Proxy Statement is delivered, on written or oral request, to the Company at its offices located at 800 Third Avenue, Suite 3100, New York, New York 10022,
Attention: Corporate Secretary (telephone number 212-421-0600).


                           FORWARD-LOOKING STATEMENTS

     Certain information contained in this Proxy Statement as to the future financial or operating performance of the Company may constitute "forward-looking statements." Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements which are other than statements of historical facts. Forward-looking statements can be identified by, among other things, the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "pro forma" or "anticipates," "intends" or the negative of any thereof, or other variations thereon or comparable terminology, or by discussions of strategy or intentions. Forward-looking statements involve a number of risks and uncertainties. A number of factors could cause actual results, performance, achievements of the Company, or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, the competitive environment in the cable television industry in general and in the Company's specific market areas; changes in technology; the availability of and terms of financing; inflation; changes in costs and availability of goods, services and programming; economic conditions in general and in the Company's specific market areas; demographic changes; changes in federal, state and/or local government law and regulations; franchise related matters; changes in operating strategy or development plans; the ability to attract and retain qualified personnel; labor disturbances; changes in the Company's acquisition and capital expenditure plans; and other factors referenced herein. In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Given these uncertainties, shareholders are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                            -----------------------
                               TABLE OF CONTENTS
                            -----------------------

                                                                            Page
                                                                            ----

INTRODUCTION.................................................................. 1

AVAILABLE INFORMATION......................................................... 3

FORWARD-LOOKING STATEMENTS.................................................... 3

SUMMARY....................................................................... 8
   The Company................................................................ 8
   The Buyer.................................................................. 9
   Avalon Holdings............................................................ 9
   MergerSub.................................................................. 9
   The Special Meeting....................................................... 11
   The Merger ............................................................... 12
   Summary Selected Historical Consolidated Financial Data................... 14

SPECIAL FACTORS.............................................................. 15
   Purpose and Structure of the Merger; Reasons of Buyer for the Merger...... 15
   Certain Effects of the Transaction........................................ 16
   Background of the Merger.................................................. 16
   Recommendation of the Special Committee and the Board of Directors........ 22
   Reasons of the Company for the Merger; Fairness of the Merger............. 22
   Opinion of Financial Advisor to the Special Committee..................... 25
   Certain Transactions...................................................... 32
   Plans for the Company after the Merger.................................... 33
   Conduct of the Business of the Company If the Merger Is Not Consummated... 33

PRICE OF THE COMPANY COMMON STOCK............................................ 34

THE COMPANY.................................................................. 35
   Company Strategy.......................................................... 36
   Buyer Management Agreement................................................ 36
   Service Offerings......................................................... 36
   Programming and Suppliers................................................. 37
   Advertising Revenues...................................................... 37
   Customer Service and Billing.............................................. 37
   Franchises................................................................ 38
   Competition............................................................... 38
   Regulation................................................................ 40
   Employees................................................................. 46
   Property.................................................................. 47
   Legal Proceedings......................................................... 47

THE SPECIAL MEETING.......................................................... 48
   Matters to Be Considered.................................................. 48
   Required Votes............................................................ 48
   Voting and Revocation of Proxies.......................................... 48
   Record Date; Stock Entitled to Vote; Quorum............................... 49
   Appraisal Rights.......................................................... 49

   Solicitation of Proxies................................................... 49

THE MERGER................................................................... 50
   Overview.................................................................. 50
   Certain Federal Income Tax Consequences................................... 50
   Accounting Treatment...................................................... 51
   Interests of Certain Persons in the Merger................................ 51
   Merger Financing.......................................................... 51

CERTAIN PROVISIONS OF THE MERGER AGREEMENT................................... 53
   The Merger................................................................ 53
   Merger Consideration...................................................... 53
   Surrender and Payment..................................................... 53
   The Surviving Corporation................................................. 54
   Representations and Warranties............................................ 54
   Certain Pre-Closing Covenants............................................. 55
   Indemnification and Insurance............................................. 55
   Best Efforts; Certain Filings............................................. 56
   Conditions to the Consummation of the Merger.............................. 56
   Termination............................................................... 57
   Amendment and Waiver...................................................... 57
   Fees and Expenses......................................................... 58

CERTAIN PROJECTIONS OF FUTURE OPERATING RESULTS.............................. 59

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
   OF OPERATIONS............................................................. 59
   Nine Months Ended September 30, 1998 Compared With Nine Months Ended
     September 30, 1997...................................................... 59
   Year Ended December 31, 1997 Compared With Year Ended December 31, 1996... 60 Year Ended December 31, 1996 Compared With Year Ended December 31, 1995... 61
   Liquidity and Capital Resources........................................... 61
   Regulatory Issues......................................................... 62
   Competition............................................................... 63
   Year 2000 Information and Readiness Discussion............................ 63

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............... 64
   Security Ownership in the Company by Company Management................... 64
   Security Ownership in the Company by Certain Beneficial Owners............ 64
   Security Ownership in the Company by Cable Michigan Management............ 65

REGULATORY CONSIDERATIONS.................................................... 66
   Antitrust................................................................. 66
   Franchises................................................................ 66

BUYER AND MERGERSUB.......................................................... 66

AVALON HOLDINGS.............................................................. 67

DISSENTING SHAREHOLDERS' RIGHTS.............................................. 67

INDEPENDENT ACCOUNTANTS...................................................... 69

CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY..................... F-1 - F-18

Annex A    Merger Agreement................................................. A-1
Annex B    Opinion of CIBC Oppenheimer Corp................................. B-1
Annex C    Rights of Dissenting Stockholders Under Delaware General
             Corporation Law................................................ C-1
Annex D    Management of Cable Michigan, the Company and MergerSub.......... D-1

                                    SUMMARY

     The following summary is intended only to highlight certain information contained elsewhere in this Proxy Statement. This summary is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement, the Annexes hereto and the documents otherwise referred to herein. Shareholders are urged to review this entire Proxy Statement carefully, including the Annexes hereto and such other documents.


                                    Overview

     Mercom is furnishing this Proxy Statement to allow its shareholders to consider and vote on a proposal to approve and adopt the Merger Agreement with Cable Michigan. Pursuant to the Merger Agreement, Mercom will be merged directly into Cable Michigan (the "Merger") and shareholders of Mercom (other than Cable Michigan) who do not dissent from the Merger as described herein will receive $12.00 per share for each share of Company Common Stock that they own at the effective time of the Merger. Cable Michigan currently owns approximately 62% of the outstanding Company Common Stock.

     At the time the Merger Agreement was negotiated and signed, Cable Michigan was a public company and Level 3 Telecom Holdings Inc., a Delaware corporation ("LTTH"), owned approximately 48% of Cable Michigan. After the Merger Agreement was executed, Avalon Holdings acquired all of the outstanding shares of Cable Michigan pursuant to an Agreement and Plan of Merger dated as of June 3, 1998 (as amended, the "Buyer Merger Agreement") among Cable Michigan, Inc., Avalon Holdings and Avalon Cable of Michigan, Inc., a wholly owned subsidiary of Avalon Holdings ("Avalon MergerSub"). As contemplated by the Buyer Merger Agreement, on November 6, 1998, Avalon MergerSub merged with and into Cable Michigan, Inc., with Cable Michigan, Inc. as the surviving corporation (the "Buyer Merger"). In the Buyer Merger, Cable Michigan, Inc. changed its name to Avalon Cable of Michigan, Inc. and became a wholly owned subsidiary of Avalon Holdings.

     During the time the Merger Agreement was negotiated and at the time the Merger Agreement was executed, all of the executive officers and four of the seven directors of Mercom were executive officers and/or directors of one or more of Cable Michigan, LTTH, Commonwealth Telephone Enterprises, Inc. (formerly C-TEC Corporation) ("CTE") and RCN Corporation ("RCN") (the "Old Cable Michigan Representatives"). Cable Michigan and RCN had both been spun off from CTE on September 30, 1997. The three Mercom directors who were not affiliated with Cable Michigan, LTTH, CTE and RCN formed the Special Committee of the Board of Directors of Mercom described herein that negotiated the terms of the Merger Agreement. In connection with the execution of the Merger Agreement, both the Board of Directors of Mercom (the "Board") and the Special Committee determined that the Merger, the Merger Agreement and the transactions contemplated thereby were fair.

     At the time of the Buyer Merger, the Old Cable Michigan Representatives resigned as directors and executive officers of Mercom and its subsidiaries and were replaced by persons who also serve as executive officers and directors (or the equivalent) of Avalon Holdings and certain of its affiliates (the "Avalon Representatives"). The members of the Board unaffiliated with Cable Michigan, LTTH, CTE and RCN remained on the Board and continue to serve as members of the Special Committee. These directors are also unaffiliated with Avalon Holdings.

     For additional information on the directors and executive officers of the Company and Cable Michigan, see Annex D attached hereto.


                                  The Company

     Mercom is a cable television operator with three cable systems in southern Michigan (the "Systems"). The Systems are operated through Mercom's wholly-owned subsidiary, Communications and Cablevision, Inc., a Michigan corporation ("CCV"). As of December 31, 1998, the Systems served approximately 41,069 subscribers. Mercom is managed by Cable Michigan, which also owns 2,964,250 shares, or approximately 62%, of the Company Common Stock. See "The Company."

     Mercom's principal executive offices are located at 800 Third Avenue, Suite 3100, New York, New York 10022 and its telephone number is (212) 421-0600.


                                   The Buyer

     Cable Michigan operates cable television systems in the State of Michigan. As of December 31, 1998, Cable Michigan served approximately 215,000 subscribers (including Mercom's subscribers) in municipalities surrounding Grand Rapids, Traverse City, Lapeer and Monroe in Michigan. Cable Michigan's principal executive offices are located at 800 Third Avenue, Suite 3100, New York, New York 10022 and its telephone number is (212) 421-0600. See "Buyer."

     On November 6, 1998, pursuant to the Buyer Merger Agreement, Cable Michigan became a wholly owned subsidiary of Avalon Holdings and changed its name to Avalon Cable of Michigan, Inc.


                                Avalon Holdings

     Avalon Holdings is a holding company that was formed in June, 1998 for purposes of the Buyer Merger. Avalon Holdings has not carried on any activities to date other than those incident to its formation, the acquisition and operation of Cable Michigan and related financing transactions. The address of the principal office of Avalon Holdings is 800 Third Avenue, Suite 3100, New York, New York 10022 and its telephone number is (212) 421-0600. See "Avalon Holdings and Related Parties."

                                  AVALON CABLE
                                  HOLDINGS LLC
                                   (DELAWARE)
                                       |
                                       | 100%
                                       |
                            AVALON CABLE OF MICHIGAN
                                 HOLDINGS, INC.
                                   (DELAWARE)
                                       |
                                       | 100%
                                       |
                                AVALON CABLE OF
                            MICHIGAN, INC., FORMERLY
                              CABLE MICHIGAN, INC.
                                 (PENNSYLVANIA)
                                       |
                                       |  62%
                                       |
                                  MERCOM, INC.
                                   (DELAWARE)


     The entities contained in the organizational chart above, with the exception of Mercom, Inc. and Cable Michigan, Inc., are collectively referred to herein as "Avalon/ABRY."

                              The Special Meeting

Time and Place of Meeting

     The Special Meeting will be held at the offices of Kirkland & Ellis located at Citicorp Center, 153 East 53rd Street, 39th floor, New York, New York 10022 on [Date], 1999, starting at [11:00] a.m., local time. See "The Special Meeting."

Matter to be Considered

     The Special Meeting has been called for the holders of the Company Common Stock to consider and vote upon a proposal to approve and adopt the Merger Agreement. See "Certain Provisions of the Merger Agreement."

Record Date; Vote Required

     Holders of record of Company Common Stock at the close of business on [Date] , 1999 (the "Record Date") have the right to receive notice of and to vote at the Special Meeting. Each share of Company Common Stock is entitled to one vote on each matter presented to the shareholders for a vote at the Special Meeting. The affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock is required to approve and adopt the Merger Agreement. Cable Michigan beneficially owns approximately 62% of the outstanding Company Common Stock, which is sufficient to cause the Merger Agreement to be approved and adopted without the vote of any other Company stockholders. Cable Michigan has agreed to vote its Shares in favor of the proposal to approve and adopt the Merger Agreement.

Security Ownership of Management

     As of the Record Date, directors and executive officers of the Company and their affiliates as a group beneficially owned an aggregate of 5,000 Shares (less than 1%) of the Company Common Stock eligible to vote at the Special Meeting, excluding the Shares owned by Cable Michigan. The directors and executive officers of the Company have indicated that they intend to vote their shares of Company Common Stock in favor of the adoption of the Merger Agreement. See "Security Ownership of Certain Beneficial Owners and Management."

Recommendation of the Special Committee and the Company's Board of Directors

     Because of the conflicts of certain members of the Board with respect to any transaction between Mercom and Cable Michigan, the Board established a special committee (the "Special Committee") to act on behalf of the stockholders of Mercom other than Buyer (the "Public Shareholders") for purposes of negotiating the price and other terms of the transaction with the Buyer and evaluating the fairness of the Merger, the Merger Agreement and the transactions contemplated thereby. The Special Committee is composed solely of directors unaffiliated with Cable Michigan, LTTH, CTE and RCN. The members of the Special Committee are also unaffiliated with Avalon Holdings and have continued to serve on the Board after the completion of the Buyer Merger. They will cease to be directors of Mercom upon completion of the Merger.

     The Special Committee and the Board each unanimously determined on September 10, 1998 that the Merger, the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of the Public Shareholders and recommend that holders of Shares vote in favor of approval and adoption of the Merger, the Merger Agreement and the transactions contemplated thereby. See "Special Factors--Recommendation of the Special Committee and the Board of Directors" and "--Reasons of the Company for the Merger; Fairness of the Merger."

Opinion of Financial Advisor

     CIBC Oppenheimer Corp. ("CIBC Oppenheimer," which includes all predecessor entities of CIBC Oppenheimer Corp., including CIBC Oppenheimer & Co., Inc.) has served as financial advisor to the Special Committee in connection with the Merger. CIBC Oppenheimer has rendered its opinion to the Special Committee and the Board that, as of the date of such opinion, the consideration to be received pursuant to the Merger by the Public Shareholders was fair from a financial point of view to the holders of such Shares. CIBC Oppenheimer's opinion was delivered in writing to the Special Committee at its meeting on September 10, 1998 and a copy of such opinion is attached to this Proxy Statement as Annex B (the "CIBC Oppenheimer Opinion"). The CIBC Oppenheimer Opinion should be read in its entirety with respect to assumptions made, matters considered, and limitations on the review undertaken by CIBC Oppenheimer in rendering its opinion. See "Special Factors--Opinion of Financial Advisor to the Special Committee" and Annex B.


                                   The Merger

Effective Time of the Merger

     Pursuant to the Merger Agreement, the Company will be merged directly into the Buyer, with Buyer as the surviving corporation (the "Surviving Corporation"). The Merger will become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger (the "Effective Time").

Merger Consideration

     At the Effective Time (subject to certain provisions as described herein with respect to Shares owned by Buyer or any subsidiary of Buyer, Shares held in treasury, and Shares as to which appraisal rights have been validly exercised) each share of Company Common Stock shall be converted into the right to receive $12.00 per share in cash, without interest (the "Merger Consideration"). See "Certain Provisions of the Merger Agreement--The Merger" and "--Merger Consideration."

Conditions to the Consummation of the Merger

     The obligations of the parties to the Merger Agreement to consummate the Merger are subject to the satisfaction or waiver of a number of conditions, including that (i) the Company's stockholders adopt the Merger Agreement, (ii) the fairness opinion delivered by CIBC Oppenheimer with respect to the Merger has not been withdrawn or modified in any materially adverse respect, and (iii) 120 calendar days have elapsed since the effective time of the Buyer Merger, which occurred on November 6, 1998. Buyer currently intends to waive this last condition and, subject to the satisfaction of the other applicable conditions, complete the Merger promptly after the Special Meeting. See "Certain Provisions of the Merger Agreement--Conditions to the Consummation of the Merger."

Termination of the Merger Agreement

     Either Buyer or the Company may terminate the Merger Agreement under certain circumstances, including if the Merger has not been completed by March 31, 1999. See "Certain Provisions of the Merger Agreement-Termination."

Merger Financing

     The total amount of cash required to consummate the transactions contemplated by the Merger Agreement (the "Merger Financing"), including payment of related fees and expenses, is estimated to be approximately $22 million. Buyer will finance the Merger from borrowings under a secured credit facility of Buyer and its affiliates and cash on hand. See "The Merger--Merger Financing."

Appraisal Rights

     If the Merger is consummated, under applicable Delaware law, holders of Company Common Stock who follow the appropriate procedures, including filing a written demand for appraisal with the Company prior to the Special Meeting, and who do not vote in favor of the Merger will be entitled to receive payment of the fair value of their shares of Company Common Stock as appraised by the Delaware Court of Chancery. Under certain circumstances, a holder may forfeit the right to appraisal, in which case, such holder's shares will be treated as if they had been converted, as of the Effective Time, into a right to receive the Merger Consideration, without interest thereon. See "Dissenting Shareholders' Rights."

Interests of Certain Persons in the Merger

     Primarily as a result of their relationships with Cable Michigan and its affiliates, certain directors and executive officers of the Company had at the time the Merger Agreement was negotiated and executed, and currently have, interests, described herein, that present them with direct conflicts of interest in connection with the Merger. The Special Committee and the Board were and are aware of the conflicts described herein and considered them in addition to the other matters described under "Special Factors--Background of the Merger," "--Recommendation of the Special Committee and the Board of Directors," "--Reasons of the Company for the Merger; Fairness of the Merger," and "The Merger--Interests of Certain Persons in the Merger."

Certain Effects of the Transaction

     Following the Merger, the Public Shareholders will cease to have any ownership interest in the Company or rights as holders of Shares. The Public Shareholders will no longer benefit from any increases in the value of the Company and will no longer bear the risk of any decreases in value of the Company. Rather, Cable Michigan will own 100% of the Company.

     As a result of the Merger, the Company will be privately held and there will be no public market for the Company Common Stock. In addition, Cable Michigan currently intends to cause the Company to terminate the registration of the Company Common Stock under the Securities Exchange Act of 1934, as amended, as soon after consummation of the Merger as the requirements for termination of registration are met. After such registration is terminated, the Company will no longer be required to file periodic reports with the Securities and Exchange Commission. See "Special Factors -- Certain Effects of the Transaction."

Plans for the Company after the Merger

     In order for Cable Michigan to achieve certain efficiencies that may result from integrating certain functions and operations of the Company with those of Cable Michigan and to facilitate its financing arrangement, after the Merger, Cable Michigan intends to transfer substantially all of its assets and liabilities and those of the Company to one of its affiliates, Avalon Cable of Michigan LLC, a Delaware limited liability company.

Certain Federal Income Tax Consequences

     For a summary of the material U.S. federal income tax consequences of the Merger, see "The Merger--Certain Federal Income Tax Consequences."

     EACH SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE FEDERAL INCOME, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE MERGER.

                                  Mercom, Inc.
            Summary Selected Historical Consolidated Financial Data
                (Dollars in thousands, except per Share amounts)

     The selected historical consolidated financial data for the years ended December 31, 1994 and 1993 and as of December 31, 1995, 1994 and 1993 are derived from the Company's audited historical consolidated financial statements not included in this Proxy Statement. The selected historical consolidated financial data of the Company for the years ended December 31, 1997, 1996, and 1995 and as of December 31, 1997 and 1996 are derived from and should be read in conjunction with the Company's audited historical consolidated financial statements (the "Financial Statements") included elsewhere in this Proxy Statement. The selected historical consolidated financial data for the nine month periods ended September 30, 1998 and 1997 and as of those dates are derived from and should be read in conjunction with the Company's unaudited historical consolidated financial statements included elsewhere in this Proxy Statement. In the opinion of the Company's management, these nine month consolidated historical financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. The results for such interim periods are not necessarily indicative of the results for the full year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements.


                                                 Nine Months Ended
                                                   September 30,                     Year Ended December 31,
                                                -------------------   ----------------------------------------------------
                                                  1998       1997       1997       1996       1995       1994       1993
                                                --------   --------   --------   --------   --------   --------   --------
Financial Data:
Statement of Operations Data:
   Sales......................................  $ 12,894   $ 12,399   $ 16,439   $ 15,570   $ 13,939   $ 12,927   $ 12,606
   Costs and expenses, excluding depreciation
      and amortization........................     8,603      7,762     10,340      9,927      8,748      7,875      7,490
   Depreciation and amortization..............     2,206      2,166      2,894      3,018      3,022      3,010      3,219
                                                --------   --------   --------   --------   --------   --------   --------
Operating income..............................     2,085      2,471      3,205      2,625      2,169      2,042      1,897
Litigation costs..............................        --         --         --        (12)      (188)       643         --
Interest income...............................      (232)      (131)      (195)      (127)       (83)       (30)       (26)
Interest expense..............................       718        812      1,056      1,227      1,900      2,067      2,132
Loss (income) from asset disposal.............       197         13         13         37         (7)        24         10
Gain from sale of Mercom of Florida, Inc......        --     (2,571)    (2,571)        --         --         --         --
Other expenses, net...........................        (3)        41         39         --         --         --         --
Provision (benefit) for income taxes..........       630        480        665         28         (2)        (4)        17
                                                --------   --------   --------   --------   --------   --------   --------
Net income (loss).............................  $    775   $  3,827   $  4,198   $  1,472   $    549   $   (658)  $   (236)
                                                ========   ========   ========   ========   ========   ========   ========

Balance Sheet Data:
Total assets..................................  $ 22,084   $ 19,529   $ 20,719   $ 19,851   $ 20,390   $ 19,823   $ 22,244
Total liabilities.............................    20,030     18,621     19,440     22,770     24,781     33,019     34,782
Total shareholders' equity (deficit)..........     2,054        908      1,279     (2,919)    (4,391)   (13,196)   (12,538)

                                SPECIAL FACTORS

Purpose and Structure of the Merger; Reasons of Buyer for the Merger

     In April 1998, Cable Michigan determined to explore strategic transactions for Cable Michigan and its shareholders. Among the strategic transactions being considered were transactions that would result in the sale of Cable Michigan. In connection with such a transaction, Cable Michigan determined that it would be appropriate to provide an opportunity for liquidity to the Public Shareholders as the Company Common Stock is not listed and there exists only a limited trading market for the Company Common Stock. Cable Michigan further determined that in order for a third party acquiror of Cable Michigan to be willing to enter into a transaction that would provide an opportunity for liquidity to holders of the Company Common Stock, there would have to be a benefit for the third party acquiror. Cable Michigan determined that a benefit to a third party acquiror of Cable Michigan could be achieved if the Mercom transaction resulted in the acquisition of all Shares held by the Public Shareholders. Acquiring all Shares held by the Public Shareholders would result in the benefits described in the third paragraph of this section under (b) and (f). Accordingly, the principal purposes of the Merger are to provide liquidity to the Public Shareholders and for Cable Michigan to increase its ownership of Shares from approximately 62% to 100%. The other option considered by Cable Michigan was simply maintaining the status quo with respect to Mercom (i.e. leaving the 38% minority interest in the hands of the Public Shareholders). Cable Michigan determined that it should make the proposal to Mercom and thereby provide the Special Committee and Mercom with the choice of whether to provide liquidity to the Public Shareholders or maintain the status quo with respect to Mercom.

     The acquisition of the Shares not held by Cable Michigan has been structured as a merger in order to effect a prompt and orderly transfer of the 38% ownership of the Company held by the Public Shareholders to Cable Michigan and to provide such Public Shareholders with cash for their Shares. Cable Michigan did consider, as an alternative, a cash tender offer for all of the Shares held by the Public Shareholders. Cable Michigan ultimately rejected this alternative in the belief that the Merger would be more efficient than a transaction involving a tender offer. While the Merger will result in Cable Michigan holding 100% of the Shares, it is unlikely that a tender offer would yield the same result. It is almost certain that in order to obtain 100% of the Shares, Cable Michigan would have had to complete a second-step merger after completion of the cash tender offer. Such a second-step merger would have added time and expense to the transaction without providing a material benefit to the Public Shareholders.

     Cable Michigan's principal reasons for the Merger are: (a) the Merger will provide liquidity to the Public Shareholders; (b) after the proposed Merger, Cable Michigan will be able to manage the Company without having to consider the positions of minority or unaffiliated holders of Company Common Stock; (c) the Merger will permit Cable Michigan to consolidate the operations and the cash flow of the Company with that of Cable Michigan; (d) as a privately held company, the Company can be managed with a greater emphasis on long-term growth than on short-term profits; (e) the assumption by the Company of the status of a private company will allow the Company to eliminate the time devoted by its management and certain other employees to matters which relate exclusively to the Company being a public company; and (f) the Company will be able to eliminate certain other costs which relate to being a public company, including: the costs of certain accounting, auditing and SEC counsel activities, the cost of preparing, printing and mailing corporate reports and proxy statements, the expense of a transfer agent and the cost of investor relations activities. Avalon/ABRY expects that, over time, it could save up to $300,000 per year in costs as a result of the acquisition of the minority interest in Mercom. These savings are expected to result from consolidating the customer service operations and warehouse facilities of Cable Michigan and Mercom and elimination of the public company expenses described above.

     Cable Michigan did not consider a stock-for-stock transaction as an alternative to a cash-out merger. A stock-for-stock transaction would have been inconsistent with the reasons for the Mercom transaction described above. Except as set forth above, Cable Michigan did not explore other options.

Certain Effects of the Transaction

     If the Merger Agreement is approved by the holders of Shares, and the other conditions to the closing of the Merger are satisfied or waived, the Company will merge with and into the Buyer, with the Buyer as the surviving corporation. Upon the consummation of the Merger, the approximately 1,822,810 Shares currently held by the Public Shareholders (representing approximately 38% of the Shares currently issued and outstanding) will be converted into the right to receive $12.00 in cash per Share, without interest. In addition, upon consummation of the Merger, the certificate of incorporation and bylaws of the Buyer shall be the certificate of incorporation and bylaws of the Surviving Corporation until amended in accordance with applicable law.

     In the Merger, the Public Shareholders will receive cash consideration of $12.00 per Share and cease to have any ownership interest in the Company or rights as holders of Shares. After the Merger, the Public Shareholders will no longer benefit from any increases in the value of the Company or the payment of dividends on the Company Common Stock and will no longer bear the risk of any decreases in value of the Company. Following the Merger, Cable Michigan's beneficial interest in the net book value and net earnings of the Company would increase from approximately 62% to 100%. At September 30, 1998, the net book value of the Company was approximately $2,054,000, and the net earnings of the Company for the nine months ended September 30, 1998 were approximately $775,000, based on the unaudited financial statements of the Company as of September 30, 1998. Cable Michigan will be the sole beneficiary of any future earnings and growth of the Company and will have the ability to benefit from any divestitures, strategic acquisitions or other corporate opportunities that may be pursued by the Company in the future.

     As a result of the Merger, the Company will be privately held and there will be no public market for the Company Common Stock. In addition, Cable Michigan currently intends to cause the Company to terminate the registration of the Company Common Stock under the Exchange Act as soon after consummation of the Merger as the requirements for termination of registration are met. After such registration is terminated, the Company will no longer be required to file periodic reports with the SEC.

     If the Merger is consummated, there will not be another meeting for Public Shareholders and the Company Credit Agreement and the Management Agreement described below under "-Certain Transactions" will be terminated.

     The Company believes that the Merger will be treated for federal income tax purposes as a purchase by Cable Michigan of the Company Common Stock held by the Public Shareholders and, therefore, will not give rise to gain, loss or other income to the Company. After the Merger, the Company will be able to consolidate the Company for federal income tax purposes. For information regarding certain tax consequences to Public Shareholders, see "The Merger-Certain Federal Income Tax Consequences."

     As described above in "-Purpose and Structure of the Merger; Reasons of Buyer for the Merger," Avalon/ABRY expects that, over time, it could save up to $300,000 per year in costs as a result of the acquisition of the minority interest in Mercom. These savings are expected to result from consolidating the customer service operations and warehouse facilities of Cable Michigan and Mercom and elimination of the public company expenses described above.

Background of the Merger

     Cable Michigan was formerly a subsidiary of Commonwealth Telephone Enterprises, Inc. (formerly known as C-TEC Corporation) ("C-TEC" or "CTE"). C-TEC originally purchased a portion of the shares of Company Common Stock in 1990 as an investment in the Company. Thereafter, C-TEC became concerned about the condition and management of the Company. Following litigation, a proxy contest and a special meeting of the shareholders of the Company, C-TEC nominees were elected to the Board in December 1991. Such nominees constituted a majority of the Board. At that time, C-TEC owned approximately 476,000 shares of Company Common Stock, which constituted approximately 19.87% of the outstanding shares of Company Common Stock.

     Between July and August 1995, the Company effected a rights offering (the "Rights Offering") of 2,393,530 Shares. C-TEC purchased a total of 1,920,056 Shares in the Rights Offering. This brought its total ownership of Company Common Stock to 2,964,250 Shares, or 61.92% of the 4,787,060 Shares then outstanding.

     On February 12, 1997, the Board of Directors of C-TEC approved a plan to separate its operations along business lines into three separate, publicly-traded companies, with the transaction to occur by the end of 1997. Pursuant to that plan, C-TEC proposed to spin-off to its shareholders a subsidiary (which was later named Cable Michigan, Inc. and, as a result of the Buyer Merger, is currently known as Avalon Cable of Michigan, Inc.) that would hold its Michigan cable television operations, including its 62% interest in Mercom. On May 12, 1997, C-TEC announced that it had proposed to acquire the 38.08% of the Company Common Stock not then owned by it, in exchange for 8.75% of the common stock of Cable Michigan. Under that proposal, the Company would have become a wholly owned subsidiary of Cable Michigan. The Company's Board formed a special committee (the "Special Committee"), comprised of the three directors of the Company, Clifford L. Jones, Harold J. Rose, Jr. and George Stephenson, who were not affiliated with Cable Michigan, LTTH, C-TEC or RCN (the "Independent Directors"), to consider this proposal. For more information on the members of the Special Committee, see Annex D. The Special Committee retained independent legal counsel. The Special Committee held discussions with CIBC Oppenheimer about retaining CIBC Oppenheimer as its financial advisor in connection with consideration of this proposal. On June 18, 1997, C-TEC announced that it had suspended this proposal until after completion of its restructuring.

     On September 30, 1997, C-TEC distributed 100% of the outstanding shares of common stock of its wholly owned subsidiaries, RCN and Cable Michigan, to holders of record of C-TEC's Common Stock and C-TEC's Class B Common Stock as of the close of business on September 19, 1997 (the "Distribution") in accordance with the terms of a Distribution Agreement dated September 5, 1997 (the "Distribution Agreement") among RCN, CTE and Cable Michigan. Prior to the Distribution, C-TEC contributed its 62% interest in the Company to Cable Michigan. The Special Committee approved for purposes of Section 203 of the General Corporation Law of the State of Delaware (as amended, the "DGCL") (which regulates business combinations between a corporation and 15% stockholders), the transfer of the 62% interest in the Company from C-TEC to Cable Michigan. As a result of the Distribution, RCN and Cable Michigan became separate, public companies. After the Distribution, LTTH owned approximately 48% of the outstanding Cable Michigan Common Stock and RCN provided certain administrative services for Cable Michigan in exchange for a fee. Pursuant to the terms of a management agreement (which was approved by the independent directors of the Company), Cable Michigan manages the business and operations of the Company.

     On April 30, 1998, the Board of Directors of Cable Michigan authorized Cable Michigan to explore strategic alternatives including potential joint ventures, mergers or other business combinations between Cable Michigan and one or more third parties. No decision was made at that time to pursue a transaction of any sort. On May 7, 1998, pursuant to the authorization of the Cable Michigan Board of Directors, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Cable Michigan's financial advisor, began contacting third parties potentially interested in pursuing some form of strategic transaction with Cable Michigan. Prior to such engagement, Merrill Lynch had, over a period of time, provided financial advisory services and financing services to Cable Michigan and its affiliates and had received fees for rendering such services.

     On May 8, 1998, the Company's Board approved a request by Cable Michigan for permission to provide confidential information regarding the Company to parties potentially interested in pursuing some form of strategic transaction with Cable Michigan; provided that such information would be protected by appropriate confidentiality undertakings. The Board granted such request after the members of the Board who were unaffiliated with Cable Michigan concluded that granting the request would be in the best interests of the Company as the information might facilitate a transaction that would provide liquidity to the Public Shareholders.

     Starting on May 4, 1998, when Cable Michigan received an unsolicited letter from Avalon Cable Television, an affiliate of Avalon Holdings, proposing to acquire Cable Michigan for a purchase price per share of Cable Michigan of $38.00, Cable Michigan held discussions with Avalon/ABRY regarding a strategic transaction. Starting on May 7, 1998, Cable Michigan also held discussions with another group regarding a strategic transaction. On May 18, 1998, Cable Michigan's legal advisors circulated a draft Buyer Merger Agreement to Avalon/ABRY, and separately to another group, for discussion purposes. The draft Buyer Merger Agreement provided for the acquisition of Cable Michigan. On May 21, 1998, Cable Michigan issued a press release in which it announced that it had retained Merrill Lynch to advise it on strategic alternatives for Cable Michigan.

      The draft Buyer Merger Agreement included a provision allowing Cable Michigan to acquire for cash the publicly held minority interest in the Company. The draft Buyer Merger Agreement left in blank the price at which Cable Michigan would be permitted to acquire the minority interest in Mercom. On May 22, 1998, Avalon/ABRY inquired of Cable Michigan whether it would be necessary, as a part of a transaction between Avalon/ABRY and Cable Michigan, for Avalon/ABRY to permit Cable Michigan to acquire the minority interest in Mercom, and indicated that it would be its preference that Cable Michigan not do so. Avalon/ABRY was not interested in pursuing a transaction with Mercom because it thought that negotiating a Mercom transaction at the same time as the Cable Michigan transaction would add unnecessary complication and delay to the Cable Michigan transaction. Avalon/ABRY also did not believe that the Mercom cable systems were as attractive as the Cable Michigan systems. Avalon/ABRY did not believe that the areas in which the Mercom cable systems are located had the same growth prospects as the areas in which the Cable Michigan cable systems are located. In addition, Mercom faces more competition from competing cable systems or "overbuilds." In any event, Cable Michigan informed Avalon/ABRY that it was necessary for Avalon/ABRY to permit Cable Michigan to acquire the minority interest in Mercom.

     After continued discussions, on May 28, 1998 Avalon/ABRY made a proposal to Cable Michigan that included, among other things, a purchase price for the Cable Michigan Common Stock of $40.00 per share (the "Cable Michigan Price") and an agreement that Cable Michigan would be permitted to acquire the minority interest in Mercom at a price per Share (the "Mercom Price") of $10.00. After further negotiations between the parties, on June 1, 1998 Cable Michigan made a proposal to Avalon/ABRY that included, among other things, a Cable Michigan Price of $41.00 and a Mercom Price of $12.00. In response, Avalon/ABRY made a proposal to Cable Michigan that included, among other things, a Cable Michigan Price of $40.50 (subject to certain adjustments) and a Mercom Price of $11.00. Although Avalon/ABRY would not have been willing to offer a Mercom Price in excess of $10.00 in a separate transaction for Mercom, it offered a Mercom Price of $11.00 as part of the negotiations for Cable Michigan. Avalon/ABRY was willing to offer such higher price, although it believed it would not yield the same return as its investment in Cable Michigan, because if it owned all of Mercom it would be easier to manage its cable systems with those of Cable Michigan, and the expense and potential conflicts related to managing Mercom as a separate public company could be eliminated. After consultation with Cable Michigan, Merrill Lynch subsequently requested from Avalon/ABRY, among other things, an increase in the Mercom Price. Avalon/ABRY refused, however, to increase the Mercom Price and reiterated their preference for Cable Michigan not to acquire the minority interest in Mercom.

     On June 2, 1998, the Independent Directors discussed with separate legal counsel the advisability of approving the transaction between Cable Michigan and Avalon/ABRY under Section 203 of the DGCL as it related to the Company. Such members did not discuss the existence or viability of any other offers received by Cable Michigan with respect to the Company. Cable Michigan was under no obligation under Delaware law to solicit offers for the Company from other parties and was not interested in pursuing alternate transactions.

     After further discussions, on June 3, 1998, the Cable Michigan Board of Directors approved the Buyer Merger Agreement in the form in which it existed on that date, as well as the transactions contemplated thereby and resolved to recommend the same to the shareholders of Cable Michigan. The terms approved by the Cable Michigan Board included a Cable Michigan Price of $40.50 (subject to certain adjustments) and a Mercom Price of $11.00. Also on June 3, 1998, the Board, including the Independent Directors, approved the transaction between Cable Michigan and Avalon/ABRY under Section 203 of the DGCL as it related to the Company. The Board and the Special Committee did not at that time, however, approve of any particular transaction involving the acquisition by Cable Michigan of Shares not then owned by Cable Michigan or of the proposed terms of any such transaction. Shortly thereafter, Cable Michigan, Avalon Holdings and Avalon MergerSub entered into the Buyer Merger Agreement.

     The Buyer Merger Agreement provided, among other things, that Cable Michigan would be entitled (i) either (a) to negotiate and enter into an agreement with the Company (the "Mercom Agreement") to purchase the 1,822,810 Shares that Cable Michigan does not own for cash consideration of $11.00 per Share, or (b) to make a cash tender offer (the "Mercom Tender Offer") for such Shares at a price of $11.00 per Share, (ii) to consummate the purchase pursuant to such Mercom Agreement or such Mercom Tender Offer, (iii) to borrow funds for such purpose under Cable Michigan's credit facilities existing at the time of the execution of the Buyer Merger Agreement (and to amend such facilities to permit such borrowings for such purpose) and (iv) to take such customary actions in connection with the foregoing as Cable Michigan should reasonably conclude were appropriate. The terms (other than the cash consideration, which would be as set forth above, except as otherwise agreed by Cable Michigan and Avalon Holdings) of any such Mercom Agreement or Mercom Tender Offer would be reasonably acceptable to Avalon Holdings, and Cable Michigan would not waive any material term or condition under such Mercom Agreement or Mercom Tender Offer without the consent of Avalon Holdings. No such transaction would be consummated involving the acquisition of Shares without the approval of a committee of the Board composed solely of independent directors. The closing of any such purchase could be conditioned upon the closing of the Buyer Merger, the closing of such purchase could occur before or after the effective time of the Buyer Merger, and none of the entering into of a Mercom Agreement, the commencement of a Mercom Tender Offer or the closing of any such purchase pursuant to a Mercom Agreement or Mercom Tender Offer would be a condition to the Buyer Merger. Under the Buyer Merger Agreement, Cable Michigan was not obligated to enter into the Mercom Agreement or make a Mercom Tender Offer.

     On June 4, 1998, Buyer sent the following letter (the "Initial Mercom Offer Letter") to the Board, proposing to the Board that Buyer acquire all Shares not owned by Buyer (the "Mercom Proposal") for $11.00 per Share in cash:



                          [Cable Michigan letterhead]

                                       June 4, 1998

Board of Directors
Mercom, Inc.
105 Carnegie Center
Princeton, NJ 08540

Gentlemen:

     As you know, Cable Michigan, Inc. ("Cable Michigan") owns approximately 62% of the Common Stock, par value $1.00 per share ("Common Stock") of Mercom, Inc. ("Mercom"). Cable Michigan has recently entered into an Agreement and Plan of Merger with an affiliate of Avalon Partners (the "Merger Agreement") pursuant to which Cable Michigan will be acquired by Avalon. Under the Merger Agreement, Cable Michigan is permitted to acquire the minority interest in Mercom at a price of $11.00 per share of Common Stock. With this in mind, I am pleased to inform you of the unanimous decision of the Board of Directors of Cable Michigan to propose to acquire all the remaining Common Stock of Mercom not owned by Cable Michigan for $11.00 per share in cash. We believe this is an attractive opportunity for shareholders of Mercom.

     Our proposal is subject to the execution and delivery of mutually satisfactory definitive documentation, receipt of all required regulatory approvals and other customary conditions. We assume that you will be forming a special committee of directors to evaluate this proposal, and we look forward to providing every assistance to the committee's work. For reasons you can appreciate, we plan to issue a press release informing the public of our proposal by 9:00 A.M. New York City time, today.

                                       Very truly yours,

                                       /s/ Mark Haverkate
                                       -------------------------------------
                                       Mark Haverkate
                                       President and Chief Operating Officer

     On June 4, 1998, the Board confirmed the re-establishment of the Special Committee to review the Mercom Proposal reflected in the Initial Mercom Offer Letter. The Special Committee, comprised of the Independent Directors, once again retained CIBC Oppenheimer to serve as its financial advisor and retained Shereff, Friedman, Hoffman & Goodman LLP, now Swidler Berlin Shereff Friedman, LLP as its independent legal counsel.

     During the remainder of June 1998, CIBC Oppenheimer conducted due diligence meetings regarding the Company with various members of management of Cable Michigan. On July 2, 1998, the Special Committee conducted a telephonic meeting. At that meeting, CIBC Oppenheimer presented its preliminary analysis concerning the $11.00 per share offer made in the Initial Mercom Offer Letter. CIBC Oppenheimer noted that although its due diligence was not yet complete, it had preliminarily concluded that the offer of $11.00 per Share was not within the range of fairness. At the conclusion of that meeting, CIBC Oppenheimer's preliminary analysis was communicated to Cable Michigan. During the following two weeks, CIBC Oppenheimer had various discussions with management at Cable Michigan concerning the offer of $11.00 per share. On July 16, 1998, the Special Committee conducted a telephonic meeting to receive an update of the discussions among CIBC Oppenheimer, Cable Michigan and Avalon Holdings. CIBC Oppenheimer informed the Special Committee that Cable Michigan and Avalon Holdings were not prepared at this time to increase the offer from $11.00 per share. Subsequent to the July 16, 1998 meeting, there were further discussions between CIBC Oppenheimer on the one hand and Cable Michigan and Avalon/ABRY on the other hand. On July 30, 1998, the Special Committee conducted a telephonic meeting to receive an update of conversations held between CIBC Oppenheimer, Cable Michigan and Avalon/ABRY concerning values. The Special Committee authorized CIBC Oppenheimer to continue to negotiate to try to obtain a price in excess of $11.00 per share. During the early part of August 1998, there were several more conversations concerning an increase in the price from $11.00 per share. Avalon/ABRY continued to state its belief that the $11.00 per share offer was fair. Nevertheless, after discussions with representatives of CIBC and Cable Michigan, Avalon/ABRY determined that it would be willing to authorize Cable Michigan to increase the price for Mercom shares to $12.00 per share. Although Avalon/ABRY believed that, if such an offer was accepted, it would earn a lower return on its investment than it would on its investment in Cable Michigan, it was willing to approve the increased price in order to get the benefits of owning all of Mercom, including a simplified management structure and elimination of public company expenses. Avalon/ABRY also considered its relationship with Cable Michigan and its desire to consummate the pending Cable Michigan transaction on an orderly basis. However, Avalon/ABRY indicated that it would not authorize a price in excess of $12.00 per share of Mercom common stock.

     On August 11, 1998, Avalon Holdings authorized Cable Michigan to increase the price at which Cable Michigan was permitted to purchase the minority interest in the Company to $12.00 per Share in cash. Avalon Holdings also informed Cable Michigan that the $12.00 price was the highest price it would authorize. Accordingly, on August 11, 1998, Avalon Holdings, Cable Michigan and Avalon MergerSub entered into Amendment No. 2 ("Amendment No. 2") to the Buyer Merger Agreement, which increased the price at which Buyer was permitted to purchase the minority interest in the Company to $12.00 per Share in cash. Later that day, Buyer sent the following letter (the "Second Mercom Offer Letter") to the Board, proposing to the Board that Buyer acquire all Shares not owned by Buyer for $12.00 per Share in cash. Under the terms of its agreement with Avalon/ABRY, Cable Michigan could not offer a greater price.

                          [Cable Michigan letterhead]

                                       August 11, 1998

Board of Directors
Mercom, Inc.
105 Carnegie Center
Princeton, NJ 08540

Gentlemen:

     I am pleased to inform you that Cable Michigan, Inc. ("Cable Michigan") is increasing to $12.00 per share the price of its proposal for the acquisition of the 38% interest in Mercom, inc. ("Mercom") that it does not already own. The increased price has been authorized under the Agreement and Plan of Merger between Cable Michigan, Avalon Cable of Michigan Holdings Inc. ("Avalon") and Avalon Cable of Michigan Inc. Avalon has informed Cable Michigan that the $12.00 price is the highest price that it will authorize.

     As previously noted, our proposal is subject to the execution and delivery of mutually satisfactory definitive documentation, receipt of all required regulatory approvals and other customary conditions. For reasons you can appreciate, we plan to issue a press release informing the public of our increased proposal by 9:00 A.M. New York City time, tomorrow.

                                       Very truly yours,

                                       /s/ Mark Haverkate
                                       -------------------------------------
                                       Mark Haverkate
                                       President and Chief Operating Officer


     From August 11, 1998 through September 10, 1998, representatives of the Special Committee negotiated the terms and conditions of the Merger Agreement with representatives of Cable Michigan and Avalon/ABRY. The primary terms that were the subject of such negotiations were: (i) a condition that 120 days elapse after the consummation of the Buyer Merger; (ii) the termination date of the Merger Agreement; (iii) a proposed franchise consent condition; and (iv) a provision limiting Mercom's liability for its representations and warranties under the Merger Agreement. Each of these terms is described below.

     (i) During the course of the negotiations, Avalon/ABRY requested the addition of a condition to the Merger that 120 days elapse after the consummation of the Buyer Merger. Avalon/ABRY requested this condition in order to allow sufficient time for it to obtain regulatory approvals for an internal reorganization. The Special Committee agreed to accept this condition because it concluded that it would not significantly delay closing of the Merger.

      (ii) The Merger Agreement provides that it may be terminated by either the Company or Buyer if the Merger has not been consummated by March 31,1999. Avalon/ABRY initially proposed that the Merger Agreement could be terminated by Mercom or Cable Michigan if the Merger had not been consummated by June 3, 1999. Avalon/ABRY had proposed the June 3, 1999 date because the Buyer Merger Agreement provided for termination if the Buyer Merger was not completed by that date. The Special Committee proposed the earlier date to ensure that if the Merger was not consummated relatively quickly each party would have the opportunity to assess whether it wished to complete the transaction. Ultimately, Avalon/ABRY concluded that the March 31, 1999 date would be acceptable.

     (iii) Avalon/ABRY proposed that there be a condition to Cable Michigan's obligation to consummate the Merger that a certain percentage of the authorizations necessary to transfer control of the franchises of Mercom be obtained from the applicable franchise authorities. The Special Committee disagreed because, with respect to most of the franchises, either no consent was required or the consent was to be obtained in connection with the Buyer Merger. Avalon/ABRY ultimately agreed that no such condition be included because it believed it would have the opportunity to seek any necessary consents during the 120 day period referred to in (i) above.

     (iv) The Special Committee proposed to include language in the Merger Agreement to the effect that Mercom would have no liability for any breach of its representations and warranties contained in the Merger Agreement and that Mercom was providing its representations and warranties solely for the purpose of making their correctness at closing a condition to the obligation of Cable Michigan to consummate the Merger. Mercom proposed this language because it felt that Cable Michigan, as the controlling entity of Mercom, was in a better position than Mercom and the Special Committee to assess the correctness of Mercom's representations and warranties and that under these circumstances Mercom should not be liable for any misrepresentations. Cable Michigan ultimately agreed to include the proposed language in the Merger Agreement.

     On September 10, 1998, the Special Committee unanimously determined that the Merger, the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of the Public Shareholders, and recommended that the Board and the shareholders of the Company approve and adopt the Merger, the Merger Agreement and the transactions contemplated thereby.

     On September 10, 1998, the Board unanimously (i) determined that the Merger, the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of the Public Shareholders, (ii) approved and authorized in all respects the acquisition of the Company by Buyer, (iii) approved the Merger Agreement and authorized the execution and delivery thereof and (iv) recommended that the shareholders of the Company approve and adopt the Merger, the Merger Agreement and the transactions contemplated thereby.

     On September 10, 1998, the shareholders of Cable Michigan approved the Buyer Merger Agreement.

     On November 6, 1998, the Buyer Merger was consummated and Avalon MergerSub was merged with and into Cable Michigan, Inc. pursuant to the Buyer Merger Agreement. As a result of the Buyer Merger, Cable Michigan, Inc. became a wholly owned subsidiary of Avalon Holdings and was renamed Avalon Cable of Michigan, Inc. In connection with the Buyer Merger, on November 6, 1998, Bruce Godfrey, David C. McCourt, Michael J. Mahoney, and Raymond B. Ostroski (the "Old Cable Michigan Representatives") resigned as Directors of the Company and were replaced by David W. Unger, Joel C. Cohen, Jay M. Grossman, and Peggy J. Koenig, who are officers and directors of Avalon Holdings (the "Avalon Representatives"). The Old Cable Michigan Representatives had been directors and/or executive officers of Cable Michigan prior to the Buyer Merger. Since the Buyer Merger, the directors of the Company have consisted of the Avalon Representatives and the Independent Directors, and the Independent Directors have continued to serve as the Special Committee. Also in connection with the Buyer Merger, the officers of the Company serving prior to November 6, 1998 resigned and new officers were appointed. These new officers included Joel C. Cohen (Chief Executive Officer, President and Secretary), David W. Unger (Assistant Secretary), Jay M. Grossman (Vice President and Assistant Secretary) and Peggy J. Koenig (Vice President and Assistant Secretary). See Annex D for additional information.

Recommendations of the Special Committee and the Board of Directors

     On September 10, 1998, the Special Committee unanimously determined that the Merger, the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of the Public Shareholders, and recommended that the Board and the shareholders of the Company approve and adopt the Merger, the Merger Agreement and the transactions contemplated thereby.

     On September 10, 1998, the Board, composed of the Old Cable Michigan Representatives and the Independent Directors, on the unanimous recommendation of the Special Committee, unanimously determined that the Merger, the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of the Public Shareholders, and recommended that the shareholders of the Company approve and adopt the Merger, the Merger Agreement and the transactions contemplated thereby. Prior to participating in the determinations and recommendations of the Board, the members of the Board who were also directors or officers of Buyer identified their affiliations with Buyer and noted that as a result of such affiliations they had a direct conflict of interest.

Reasons of the Company for the Merger; Fairness of the Merger

     Special Committee. In reaching its determinations referred to under "Recommendations of the Special Committee and the Board of Directors," the Special Committee considered the factors listed below, each of which, in the view of the Special Committee, supported such determinations. The following discussion of the factors considered by the Special Committee is not intended to be exhaustive but summarizes the material factors considered:

     In its consideration of the Merger, the Special Committee met with CIBC Oppenheimer on two separate occasions and had numerous other discussions with CIBC Oppenheimer and among themselves. At each meeting, one or more of the material factors were discussed among the members of the Special Committee and whichever of its advisors were then present. In addition, the members of the Special Committee met with CIBC Oppenheimer and representatives of Cable Michigan and Avalon/ABRY to discuss the Merger.

     (i) The Special Committee considered the historical market prices and recent trading activity of the Company Common Stock and the fact that the Merger Consideration would enable the Public Stockholders to realize a premium over the prices at which the Company Common Stock has traded in the last year (including the ten business day average of reported closing bids for the Company Common Stock ending with the day prior to June 3, 1998, the date of the public announcement that Cable Michigan had proposed to acquire the Shares held by the Public Shareholders for $11.00 per share which was $10.93); and that the Merger Consideration represented a 0.69% premium over such ten business day average price and a 12.98% premium over the average of the closing prices during the 120 business days prior to such announcement. The historical market prices of the Company's Common Stock for the past year were deemed relevant because they indicate the arms-length trading prices of the Company Common Stock for that period as determined in the open market.

     (ii) The Special Committee considered the oral opinion (subsequently confirmed in writing) of CIBC Oppenheimer to the effect that, as of the date of such opinion, the Merger Consideration of $12.00 in cash per share of Company Common Stock to be received by the Public Stockholders in the Merger was fair to such stockholders from a financial point of view, and also considered the analysis underlying such opinion. See "-Opinion of Financial Advisor to the Special Committee." A copy of the CIBC Oppenheimer opinion, setting forth the assumptions made, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Annex B to this Proxy Statement and should be read carefully in its entirety.

     (iii) The Special Committee considered information with respect to the financial condition, results of operations, business and prospects of the Company, as well as the risks involved in achieving such prospects, the size of the Company as compared to the remaining companies in the cable industry, and the economic and market conditions affecting the Company.

     (iv) The Special Committee also considered the likelihood of the consummation of the proposed transaction, the significant percentage of Company Common Stock owned by Cable Michigan, the proposed structure of the transaction and anticipated closing date, and the impact on the Company of a delay or further uncertainty both with respect to the market for the Company Common Stock and the fiduciary obligations of the Special Committee to the Public Shareholders.

     (v) The Special Committee considered the risks to the Company and the Public Shareholders of entering into the Merger Agreement with Cable Michigan, including the condition that the Buyer Merger Agreement be consummated.

     (vi) The Special Committee also considered that fact that consummation of the Merger would preclude the Public Shareholders from having the opportunity to participate in the future growth prospects of the Company. In addition, the Special Committee recognized that Cable Michigan will have the opportunity to benefit from any increases in the value of the Company following the Merger. Accordingly, in reaching its conclusion to approve the Merger Agreement, the Special Committee considered management's projections of future sales and earnings of the Company and determined that the future prospects of the Company are adequately reflected in the Merger Consideration. See "--Opinion of Financial Advisor to the Special Committee."

     (vii) The Special Committee also considered the fact that the Merger would afford the Public Shareholders an opportunity to dispose of their Company Common Stock at fair value and achieve liquidity without the possible diminution of value resulting from the lack of an active trading market.

     (viii) The Special Committee considered that it had been advised by Cable Michigan that, if the Merger were not consummated, they would not consider any alternative transaction.

     (ix) In addition to the above, the Special Committee discussed and considered whether there were alternatives to the Merger and determined that there were no alternatives other than for the Company to remain a publicly traded entity. The Special Committee preferred the Merger to the Company remaining a publicly traded entity since the Merger afforded the Public Shareholders liquidity for their Company Common Stock at fair value without the possible diminution of value resulting from the lack of an active trading market.

     The Old Cable Michigan Representatives on the Board (Bruce Godfrey, David
C. McCourt, Michael J. Mahoney and Raymond B. Ostroski) had direct conflicts of interests due to their relationships with Cable Michigan. None of these directors were members of the Special Committee.

     The Special Committee did not (i) consider either the net book value or the liquidation value of the Company since each was materially lower than the Merger Consideration, (ii) receive for their consideration any other offers for the Company Common Stock held by the Public Shareholders and (iii) consider any prior purchases of the Company's securities since there was no purchase which was deemed relevant in the context of this transaction.

     In view of the various factors considered by the Special Committee in connection with its evaluation of the Merger and the Merger Consideration, the Special Committee did not find it necessary to quantify or otherwise attempt to assign relative importance to the specific factors considered in making its determination, nor did it evaluate whether such factors were of equal importance. However, based upon these factors, the evaluation of all the relevant information provided to them by the Company's financial advisor and taking into account the existing trading ranges for the Company Common Stock, the Special Committee determined that the Merger, including the Merger Consideration, was fair from a financial point of view, to the Public Stockholders. In considering the factors described above, individual members of the Special Committee may have given different weights to different factors. The Special Committee did not consider any factors which led the Special Committee to believe that the Merger may be unfair to the Public Shareholders. As described further below, the Special Committee believes that the Merger was considered in a manner that was procedurally fair to the Public Stockholders.

     Board of Directors. In reaching its determinations referred to under "--Recommendations of the Special Committee and the Board of Directors," the Board considered the following factors: (i) the determinations and recommendations of the Special Committee; (ii) the factors referred to above as having been taken into account by the Special Committee; and (iii) the fact that the Merger Consideration and the terms and conditions of the Merger Agreement were the result of arm's-length negotiations between the Special Committee, on the one hand, and Buyer and Avalon/ABRY, on the other hand. At the time of this determination, the Board was composed of the Old Cable Michigan Representatives and the Independent Directors.

     In view of the wide variety of factors considered by the members of the Board in connection with the evaluation of the Merger and the complexity of such matters, the Board did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The Board also relied on the experience and expertise of the financial advisors of the Special Committee for quantitative analysis of the financial terms of the Merger. See "--Opinion of Financial Advisor to the Special Committee." The Board did not find it necessary to quantify or otherwise attempt to assign relative importance to the specific factors considered in making its determination, nor did it evaluate whether such factors were of equal importance. Rather, the Board conducted a discussion of, among other things, the factors described above, including asking questions of the Company's management and legal and financial advisors, and reached a general consensus that the Merger was advisable and in the best interests of the Company, the Public Shareholders and the Company's other constituencies. In considering the factors described above, individual members of the Board may have given different weight to different factors. The Board did not consider any factors which led the Board to believe that the Merger may be unfair to the Public Shareholders.

     The Board, composed of the Old Cable Michigan Representatives and the members of the Special Committee, determined that the Merger was procedurally fair because, among other things: (i) the Special Committee consisted entirely of non-management, non-affiliated independent directors appointed to represent the interests of the Public Shareholders; (ii) the Special Committee retained and was advised by independent legal counsel; (iii) the Special Committee retained CIBC Oppenheimer as its independent financial advisor to assist it in evaluating a potential transaction with Buyer and received advice from CIBC Oppenheimer; (iv) the Special Committee engaged in extensive deliberations in evaluating the Merger and alternatives thereto; and (v) the $12.00 per Share price and the other terms and conditions of the Merger Agreement resulted from active arm's-length bargaining between the Special Committee and its representatives, on the one hand, and Buyer and Avalon/ABRY and their respective representatives, on the other hand. The Board believed that such safeguards were sufficient to assure that the Merger is fair to, and in the best interests of the Public Shareholders, and, therefore, the approval of the Merger by a majority of the Public Shareholders, voting as a separate class, was not required.

     Fairness of the Merger. Based on the factors set forth above, Mercom believes that the consideration to be received by the Public Shareholders pursuant to the Merger is fair to the Public Shareholders. Cable Michigan also believes that the consideration to be received by the Public Shareholders pursuant to the Merger is fair to the Public Shareholders. Cable Michigan bases its belief on the following facts: (i) the fact that the Special Committee and the Board, prior to the Buyer Merger, based on the factors discussed under "- Reasons of the Company for the Merger; Fairness of the Merger" concluded that the Merger is fair to, and in the best interests of, the Public Shareholders,
(ii) notwithstanding the fact that CIBC Oppenheimer's opinion was addressed to the Special Committee and the Board, prior to the Buyer Merger, and that Cable Michigan is not entitled to rely upon such opinion, the fact that the Special Committee and the Board, prior to the Buyer Merger, received an opinion from CIBC Oppenheimer that, as of the date of such opinion and based on and subject to certain matters stated in such opinion, the consideration to be paid in the Merger is fair to the holders of Shares (other than Cable Michigan or its affiliates) from a financial point of view and (iii) the negotiations between Cable Michigan and Avalon/ABRY, on the one hand, and the Special Committee, on the other hand, of the terms of the Merger Agreement were conducted on an arm's-length basis. Cable Michigan did not find it practicable to assign, nor did it assign, relative weights to the individual factors considered in reaching its conclusion as to fairness. In light of the nature of the Company's business, Cable Michigan did not deem net book value or liquidation value to be relevant indicators of the value of the Shares. In addition, each of Avalon Holdings (which owns all of the outstanding shares of Cable Michigan) and Avalon LLC (which owns all of the outstanding shares of Avalon Holdings) believe that the consideration to be received by the Public Shareholders pursuant to the Merger is fair to the Public Shareholders. Avalon Holdings and Avalon LLC base their belief as to the fairness of the Merger on the factors relied upon by Cable Michigan.

Opinion of Financial Advisor to the Special Committee

     On June 25, 1998, CIBC Oppenheimer was retained as financial advisor to the Special Committee in connection with the proposed acquisition by Cable Michigan of all of the outstanding shares of Company Common Stock not currently owned by Cable Michigan or its affiliates. After conducting due diligence regarding the Company and conducting a preliminary analysis concerning the $11.00 per share offer made in the Initial Offer Letter, CIBC Oppenheimer determined that the range of value was above the offer of $11.00 per share; therefore CIBC would not render an opinion that the $11.00 price was fair. The analysis conducted to arrive at this conclusion included comparable publicly traded company analysis, comparable mergers and acquisition transactions analysis, value based on purchase price of Cable Michigan by Avalon Holdings analysis, premiums paid for comparable minority interest transaction analysis and discounted cash flow analysis, in each case as described below. On August 11, 1998, Avalon Holdings authorized Cable Michigan to increase the price at which Cable Michigan was permitted to purchase the minority interest in the Company to $12.00 per share in cash, which was in the range of value for Mercom. As part of its role as financial advisor to the Special Committee, CIBC Oppenheimer rendered an opinion on September 10, 1998 (later confirmed in writing) to the Special Committee and to the Board that the consideration to be received by the Public Shareholders pursuant to the Merger Agreement was fair, from a financial point of view, to such Public Shareholders, subject to the assumptions, factors, limitations and other matters set forth therein. The CIBC Oppenheimer fairness opinion is referred to herein as the "CIBC Oppenheimer Opinion."

     THE FULL TEXT OF THE CIBC OPPENHEIMER OPINION IS ATTACHED HERETO AS
ANNEX B.

     HOLDERS OF COMPANY COMMON STOCK ARE URGED TO READ THE CIBC OPPENHEIMER OPINION IN ITS ENTIRETY FOR THE ASSUMPTIONS MADE, THE MATTERS CONSIDERED AND THE LIMITS OF THE REVIEW MADE BY CIBC OPPENHEIMER. THE FOLLOWING DISCUSSION OF THE CIBC OPPENHEIMER OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF ANNEX B. THE CIBC OPPENHEIMER OPINION ADDRESSES ONLY THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED PURSUANT TO THE MERGER AGREEMENT, FROM A FINANCIAL POINT OF VIEW, TO THE PUBLIC SHAREHOLDERS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF COMPANY COMMON STOCK AS TO HOW TO VOTE ON THE MERGER.

     A copy of the CIBC Oppenheimer financial analysis discussed below has been filed as an exhibit to the Schedule 13E-3 filed with the SEC with respect to the Merger, may be inspected and copied, and obtained by mail, from the SEC as set forth in "Available Information" and will be made available for inspection and copying at the principal executive offices of the Company at 800 Third Avenue, Suite 3100, New York, New York 10022 during regular business hours by any interested stockholder of the Company or his or her representative who has been so designated in writing.

     The Merger Agreement is the result of arm's length negotiations between the Special Committee, on the one hand, and Cable Michigan and Avalon/ABRY, on the other hand. Representatives of CIBC Oppenheimer advised the Special Committee during such negotiations. No limitations were imposed by the Company, the Board or the Special Committee upon CIBC Oppenheimer with respect to the investigations made or procedures followed in its role as financial advisor to the Special Committee, except that in light of Cable Michigan's determination, as expressed to the Special Committee, that Cable Michigan had no current intention to sell the Company to a third party, CIBC Oppenheimer was not authorized to, and did not, solicit any indications of potential interest from any third party to acquire all or any part of the Company, its assets or its capital stock.

     In connection with the CIBC Oppenheimer Opinion, CIBC Oppenheimer, among other things: (i) reviewed certain publicly available financial statements and other information of the Company; (ii) reviewed certain internal financial statements, including projections and other financial and operating data concerning the Company prepared by the management of the Company as set forth below; (iii) discussed past and current operations and the financial condition and prospects of the Company with senior executives of the Company; (iv) reviewed the Merger Agreement; (v) reviewed the reported prices and trading activity for the Company Common Stock; (vi) compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly traded companies and their securities that CIBC Oppenheimer deemed comparable; (vii) reviewed the financial terms, to the extent publicly available, of acquisition of minority interest transactions that CIBC Oppenheimer deemed comparable; (viii) compared the multiple of cash flow and the per subscriber value paid for the Company with those implied by the Buyer Merger Agreement; (ix) reviewed the financial terms, to the extent publicly available, of acquisition transactions of other cable properties that CIBC Oppenheimer deemed comparable; and (x) performed discounted cash flow and other such analyses, reviewed such other information, and considered such other factors as CIBC Oppenheimer deemed appropriate.

     The financial projections provided to CIBC Oppenheimer were not publicly available. The Company does not as a matter of course make public forecasts as to its future financial performance and condition. However, in connection with the Merger, the Company furnished CIBC Oppenheimer with certain data (as described in the preceding paragraph) relating to projected future operating results on a standalone basis without giving effect to a strategic transaction involving the Company. The projections set forth below for fiscal years 1998 through 2003 were prepared by the Company in the second quarter of 1998 for the purpose of providing information for consideration by CIBC Oppenheimer. These projections were not prepared in compliance with the published guidelines of the American Institute of Certified Public Accountants or the Commission regarding projections or financial forecasts and are included herein only because such information was provided to CIBC Oppenheimer. These projections constitute forward-looking statements and were based upon numerous assumptions which are inherently subject to significant uncertainties and contingencies that are difficult or impossible to predict and are beyond the Company's control, including, without limitation, the addition of substantial revenues from new services, the acquisition of certain assets by the Company and the absence of any adverse developments regarding the operations of the business. The inclusion of such projections should not be regarded as an indication that the Company or Buyer or any of their affiliates considered them a reliable predictor of future events, and the projections should not be relied on as such. Rather, the Company acknowledges that the projections are subjective and subject to uncertainty. For a list of additional important factors that, in the view of the Company could cause actual results to differ materially from those set forth in these projections, see "Forward-Looking Statements".

                                          Mercom, Inc. (1)
                               Forecasted Information (in thousands)


                                       1998       1999       2000       2001       2002       2003
                                     --------   --------   --------   --------   --------   --------
Total Revenue......................  $ 17,185   $ 18,178   $ 19,487   $ 20,890   $ 22,392   $ 24,006
EBITDA (2).........................     6,199      6,633      7,164      7,737      8,356      9,024
Operating Income...................     2,898      2,263      2,654      3,633      4,687      5,752
Net Income.........................       807        347        740      1,682      2,633      3,597

-------------------

(1)  The projections assume the following average subscriber numbers: 41,132
     (1998); 42,049 (1999); 43,100 (2000); 41,177 (2001); 45,282 (2002) and
     46,414 (2003). The total revenue per average subscriber was assumed to be $34.82 for 1998 (2.8% increase from prior year), $36.56 for 1999 (5.0%),
     $38.43 for 2000 (5.1%), $40.39 for 2001(5.1%), $42.44 for 2002 (5.1%) and
     $44.61 for 2003 (5.1%). The projections further assumed the following capital expenditures (in thousands): $8,393 (1998), $4,959 (1999), $4,341
     (2000), $2,750 (2001), $1,811 (2002) and $1,857 (2003), which represented
     231.3%, -40.9%, -12.5%, -36.7%, -39.1% and 1.73% changes from the respective prior years. The assumed increase in subscriber revenue per average subscriber is based on new services that the Company expects to provide. Such new services are expected to result from enhanced systems with increased channel capacity. See "The Company-Company Strategy."

(2) EBITDA is defined as income from operations before depreciation and amortization. EBITDA should not be construed as a substitute for income from operations, net earnings (loss) and cash flows from operating activities determined in accordance with generally accepted accounting principles.



     Forecasts of future financial performance could differ materially from the data set forth above if management were to prepare projections based upon circumstances existing as of the date of this Proxy Statement. Neither the Company nor Buyer intends or has any duty or obligation to publicly disclose updates or revisions to any of the projections set forth above which are made after the date hereof to reflect circumstances existing or developments occurring after the preparation of such projections or to reflect the occurrence of unanticipated events, including the Merger and Buyer's business plan. The Company's independent auditors have not examined or compiled the foregoing forward-looking statements or applied any procedures with respect to such statements. Accordingly, such auditors have not expressed any opinion or other form of assurance with respect to such statements and assumed no responsibility for them.

     In rendering the CIBC Oppenheimer Opinion, CIBC Oppenheimer relied upon and assumed the accuracy and completeness of all the financial and other information reviewed by it for purposes of its opinion without any independent verification of such information. Without limiting the foregoing, CIBC Oppenheimer assumed that the financial forecasts prepared by the management of the Company and other information as provided or otherwise discussed had been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the Company. CIBC Oppenheimer did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or any of its subsidiaries, and was not furnished with any such evaluation or appraisal, nor did CIBC Oppenheimer make a physical inspection of any properties or assets of the Company. The CIBC Oppenheimer Opinion is based on economic, market and other conditions as in effect on, and the information made available to CIBC Oppenheimer as of, the date of its opinion, and CIBC Oppenheimer was not requested, nor has it undertaken any responsibility, to update the CIBC Oppenheimer Opinion to reflect subsequent developments. CIBC Oppenheimer further assumed that (i) the representations and warranties contained in the Merger Agreement were true and correct in all material respects and (ii) the Merger will be consummated in accordance with the terms described in the Merger Agreement, without any amendment thereto, and without waiver by the Company of any of the conditions to its obligation to close thereunder. The waiver of the condition that the Merger not be effected within 120 days of the Buyer Merger does not effect the CIBC Oppenheimer Opinion. The CIBC Oppenheimer Opinion does not address the tax consequences of the Merger to any holders of shares of Company Common Stock.

     The following is a summary of the material financial analyses performed by CIBC Oppenheimer in connection with the CIBC Oppenheimer Opinion and the related presentation to the Special Committee and the Board on

September 10, 1998 (subsequently confirmed in writing). A copy of the CIBC Oppenheimer Opinion is attached hereto as Annex B.

     Comparable Publicly Traded Company Analysis. CIBC Oppenheimer compared certain historical and estimated earnings, operating and financial data, and ratios and multiples of income statement and operating cash flow parameters of the Company to certain other publicly traded cable companies that CIBC Oppenheimer deemed to have operations similar to those of the Company. The publicly traded companies selected by CIBC Oppenheimer for the purpose of this analysis were: Adelphia Communications Corporation, Cable Michigan, Inc., Cablevision Systems Corp., Century Communications Corp., Comcast Corporation, Cox Communications, Inc., Jones Intercable, Inc., MediaOne Group, Inc., TCA Cable TV, Inc., and TCI Group, Inc. (collectively, the "Comparable Companies"). Although CIBC Oppenheimer used the Comparable Companies for comparative purposes, none of the Comparable Companies are truly comparable to the Company due to the Company's significantly smaller size. CIBC Oppenheimer reviewed the enterprise value (defined as the sum of the face value of a company's debt plus the market value of its equity securities ("market capitalization") less cash and cash equivalents) for the Comparable Companies as a multiple of their run rate (i.e. last quarter annualized) ("RR") and their latest twelve-months ("LTM") revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA") and per subscriber values.

     Such analyses indicated that enterprise value as a multiple of RR revenues ranged from 1.8x to 6.4x, with a median of 5.3x, compared to 3.8x implied for the enterprise value of the Company based upon a $12.00 per share price for the Company Common Stock (the "Mercom Enterprise Value"), enterprise value as a multiple of RR EBITDA ranged from 6.8x to 15.6x, with a median of 12.0x, compared to 9.9x for the Mercom Enterprise Value and enterprise value per subscriber ranged from $1,347 to $3,140 with a median of $2,279, compared to $1,673 for the Mercom Enterprise Value. Also, such analysis indicated enterprise value as a multiple of LTM revenues ranged from 3.1x to 6.4x, with a median of 5.7x, compared to 4.0x for the Mercom Enterprise Value and enterprise value as a multiple of LTM EBITDA ranged from 7.9x to 15.5x, with a median of 12.7x, compared to 10.8x for the Mercom Enterprise Value.

     CIBC Oppenheimer applied a discount in the range of 25% to 35% to the Comparable Companies and used the midpoint of 30% to arrive at the equity value of the Company. CIBC Oppenheimer considered that in recent months, values of large publicly traded cable companies had risen significantly (index of Comparable Companies up by approximately 50% between January 1, 1998 to September 3, 1998) due to a desire by telecommunications companies and investors to buy cable properties to gain access to homes. According to CIBC Oppenheimer estimates, smaller cable companies have not benefitted proportionally from this trend and, as such, should be discounted when compared to large publicly traded cable companies. In addition, CIBC Oppenheimer concluded that large cable operators (greater than $9 billion total enterprise value) traded at an average of 13.5x RR EBITDA as of September 3, 1998 and that medium cable operators ($1 billion to $9 billion) traded at an average of 10.9x RR EBITDA, or a 20% discount. There are no publicly held small operators that are not subject to sale agreements; however, extrapolating the foregoing would result in an estimated range of 8.0x to 9.0x RR EBITDA (approximately a 20% to 30% discount to the total group). This analysis implied an equity value range of $10.08 to $12.52 per share of Common Stock. CIBC Oppenheimer noted that the price per share for the Company Common Stock contemplated by the Merger was within this range of values assuming the above valuation discounts. CIBC Oppenheimer drew no specific conclusion from this analysis but subjectively factored its observations from this analysis into its qualitative assessment of the relevant facts and circumstances.

     Comparable M&A Transactions Analysis. CIBC Oppenheimer reviewed the implied valuation multiples of 73 transactions completed since May 1997 involving companies in the cable industry. These cable transactions included the then pending acquisition of Cable Michigan by Avalon Holdings, the acquisition of Cable One of Marcus Cable and the acquisition by Tele-Communications, Inc. of Frontier Vision, Inc., among others. From May 1997 to July 1998, all merger and acquisition transactions for cable companies or properties with transaction size greater than $75 million, when compared to transactions less than $75 million, were valued at approximately a 43% premium based on the weighted average purchase price/LTM EBITDA multiple and approximately a 24% premium based on the price paid per subscriber. Accordingly, CIBC Oppenheimer applied a similar discount range of 20% to 30% for transactions with a total consideration greater than $75 million. CIBC Oppenheimer paid particular attention to the thirty-two transactions with a total consideration less than $75 million. No discount was applied to transactions with total consideration less than $75 million. The analysis involved complex considerations and judgments concerning differences in size of the companies that affect public or private trading values.

     To the extent that information was publicly available for these transactions, CIBC Oppenheimer reviewed the Aggregate Transaction Values (defined as the sum of the total price paid for all equity securities of a company plus the face value of a company's debt less cash and cash equivalents) to LTM EBITDA and per subscriber. Such analysis indicated Aggregate Transaction Value as a multiple of LTM EBITDA for transactions from May 1997 to July 1998 ranged from 6.6x to 14.0x, with a median of 12.4x, compared to 9.9x for the Company at an Aggregate Transaction Value based upon a $12.00 per share price for the Company Common Stock (the "Mercom Transaction Value"); and Aggregate Transaction Value per subscriber of $2,662, compared to $1,673 for the Mercom Transaction Value. Such analysis also indicated transaction values as a multiple of LTM EBITDA for transactions from January 1998 to July 1998 ranged from 6.6x to 14.0x, compared to 9.9x for the Mercom Transaction Value; and median Aggregate Transaction Value per subscriber of $2,878, compared to $1,673 for the Mercom Transaction Value. The analysis also indicated Aggregate Transaction Value less than $75 million as a multiple of LTM EBITDA for transactions from May 1997 to July 1998 ranged from 6.6x to 10.4x, with a median of 8.9x, compared to 9.9x for the Mercom Transaction Value; and median Aggregate Transaction Value per subscriber of $1,788, compared to $1,673 for the Mercom Transaction Value.

     As noted above, CIBC Oppenheimer applied a 20% to 30% discount for transactions having an Aggregate Transaction Value greater than $75 million. No discount was applied to transactions having an Aggregate Transaction Value less than $75 million. The foregoing analysis implied an equity value range of $9.58 to $16.43 per share of the Company Common Stock, and $9.58 to $12.95 per share of the Company Common Stock for transactions with a value less than $75 million. CIBC Oppenheimer noted that the price per share for the Company Common Stock contemplated by the Merger was within the range of value assuming the appropriate discounts. CIBC Oppenheimer noted its belief that the multiples paid in these completed transactions should be considered in light of the differences of valuations of larger to smaller sized companies. CIBC Oppenheimer noted that the price per share for the Company contemplated by the Merger was within this range of values. CIBC Oppenheimer drew no specific conclusion from this analysis but subjectively factored its observations from this analysis into its qualitative assessment of the relevant facts and circumstances.

     Value Based on Purchase Price of Cable Michigan by Avalon Holdings Analysis. CIBC Oppenheimer performed an analysis valuing Cable Michigan on a stand-alone basis based on the Avalon Holdings proposal to acquire Cable Michigan under the Buyer Merger Agreement. CIBC Oppenheimer believed that the relevant comparable transaction to the Company is the value of Cable Michigan on a stand-alone basis implied by the Avalon Holdings proposal assuming $40.50 per share of Cable Michigan Common Stock. CIBC Oppenheimer calculated the enterprise value of Cable Michigan and the Company combined by adding the value of the 38.08% of the Company not owned by Cable Michigan at $12.00 per share to the equity value of Cable Michigan. This analysis implies that both companies are being purchased at a multiple of enterprise value to EBITDA and per subscriber of 11.6x and $2,086, respectively. By backing out the enterprise value of the Company assuming $12.00 per share for all of its outstanding shares, CIBC Oppenheimer derived the implied enterprise value of Cable Michigan on a stand-alone basis and compared its EBITDA multiple of approximately 12.0x and per subscriber transaction value of $2,185 with the Company's EBITDA multiple on a stand-alone basis of approximately 9.9x and per subscriber transaction value of $1,673. CIBC Oppenheimer believed that due to certain operating and size factors and an implied premium control, a discount range of 15% to 25% discount to Cable Michigan's stand-alone valuation multiples was appropriate when using such multiples to value the Company. For these transactions, CIBC applied a discount of 15% to 25% (midpoint 20%) to the derived multiples of Cable Michigan on a stand-alone basis. This discount was for the following reasons: (i) Mercom's subscriber base is approximately 25% that of Cable Michigan's subscriber base; (ii) Mercom operates in a more competitive environment than Cable Michigan because an additional cable company has begun to provide cable programming to an area served by Mercom; (iii) Mercom's cable systems require substantial upgrades, whereas Cable Michigan's systems require less substantial upgrades; (iv) Mercom's revenue growth and EBITDA margin for fiscal year 1997 were 5.6% and 37.1%, respectively, whereas Cable Michigan's were 6.7% and 41.7% respectively (further, Cable Michigan's EBITDA was 4.5x greater than Mercom's, making it more attractive to a buyer); (v) the market value of Mercom's publicly traded stock is substantially lower than the publicly traded stock of Cable Michigan and as a consequence Mercom's stock is less liquid; and (vi) the valuation of Cable Michigan implied a control premium, whereas the valuation of Mercom was for a minority interest.

     Premiums Paid for Comparable Minority Interest Transactions Analysis. CIBC Oppenheimer reviewed the premiums paid in transactions completed since January 1994 in which owners of a majority interest acquired the remaining publicly owned shares to achieve complete ownership. The 14 selected transactions that CIBC reviewed in this analysis were (i) the purchase of the remaining 19.5% of FoxMeyer Corporation by National Intergroup Incorporated, (ii) the purchase of 15.8% of Ogden Projects Incorporated by Ogden Corporation, (iii) the purchase of 40% of Ropak Corporation by LinPac Mouldings Limited, (iv) the purchase of 15.6% of Great American Management & Investment Incorporated by Equity Holdings, Chicago, (v) the purchase of 26.8% of shares of SyStemix Incorporated by Norvatis AG, (vi) the purchase of 26.5% of Crocker Realty Trust Incorporated by Highwoods Properties Incorporated, (vii) the purchase of 48% of General Physics Corporation by National Patent Development Corporation, (viii) the purchase of 15.5% of WCI Steel Incorporated by Renco Group Incorporated, (ix) the purchase of 38.4% of Union Switch & Signal Incorporated by Ansaldo Transport SpA, (x) the purchase of 38.8% of Central Tractor Farm & Country by JW Childs Equity Partners LP, (xi) the purchase of 34% of Zurich Reinsurance Centre by Zurich Versicherungs GmbH, (xii) the purchase of 48.1% of Enron Global Power & Pipelines by Enron Corporation, (xiii) the purchase of 29% of Faulding, Inc. by F.H. Faulding & Company and (xiv) the purchase of 22.7% of Guaranty National Corporation by Orion Capital Corporation. Such analysis indicated that the prices paid for the equity in the 14 minority acquisition transactions analyzed relative to the market price of the equity at the market closing price one day, one week and four weeks prior to the announcement date of such transactions, yielded premiums that ranged from 2.2% to 77.8%, with a median of 9.4%, 17.6% and 21.6% for the one day, one week and four week periods, respectively. CIBC Oppenheimer noted that the price contemplated by the Merger yields premiums within the market value of the Company Common Stock for the periods comprised of one day, one week and four weeks prior to the announcement date of June 3, 1998 of 12.9%, 12.9% and 14.3%, respectively. The ability to rely upon the foregoing analysis is somewhat diminished as a result of a relatively illiquid trading market for the Company Common Stock. This analysis implied an equity value range of $11.62 to $12.76 per share of Company Common Stock. CIBC Oppenheimer noted that the price contemplated by the Merger was within the range of values. CIBC Oppenheimer drew no specific conclusion from this analysis but subjectively factored its observation from this analysis into its qualitative assessment of the relevant facts and circumstances.

     Discounted Cash Flow Analysis. CIBC Oppenheimer performed a discounted cash flow analysis ("DCF") of the Company on a stand-alone basis. In conducting its analysis, CIBC Oppenheimer relied on the assumptions, financial forecasts and other information provided by the Company's management; specifically, CIBC Oppenheimer relied upon the internal forecast of future results of operations developed by the Company's management for the fiscal years ending December 31, 1999 through December 31, 2003 set forth above. CIBC Oppenheimer selected a range of terminal exit multiples of 10.5x to 11.5x EBITDA and a range of discount rates of 11% to 12% based upon its subjective judgments about, among other things, the capital markets, the Company's prospects and the cable industry in general. The terminal exit multiple represents an estimate of the value of the Company's future projected cash flows following the end of the five-year period used in this analysis. Based on management's five-year projections for the fiscal years ending December 31, 1999 through December 31, 2003, the analysis implied an equity value range of $11.28 to $12.98 per share of Company Common Stock. CIBC Oppenheimer noted that the price contemplated by the Merger was within the range evidenced by the DCF analysis. CIBC Oppenheimer drew no specific conclusion from this analysis but subjectively factored its observations from this analysis into its qualitative assessment of the relevant facts and circumstances.

     The subjective judgments made by CIBC Oppenheimer about the capital markets, the Company's prospects and the cable industry in relation to the DCF are as follows: (1) the cable television business continues to be a high-multiple business that is desirable to prospective purchasers due to its stable cash flow, limited competition and ability to deliver additional services due to digital capabilities; (2) the cost of capital assumption used to determine the discount rates do not change materially and capital markets are similar to those in place at the time of the transaction; (3) it is unlikely that there will be additional direct competitors to enter Mercom's markets and cause it to cut its margins; (4) Mercom's relatively low growth rates would not warrant a materially higher terminal multiple than those used by CIBC

Oppenheimer; and (5) Mercom was still majority owned by Cable Michigan, putting a limit on the interest of its equity in the public market and diminishing the likelihood of a strategic buyer offering to purchase it.

     Conclusion. Taking into account the foregoing analyses, CIBC Oppenheimer determined that the range of fairness for the acquisition (the "Acquisition") of the Company Common Stock not owned by Cable Michigan was $11.25 to $13.00 per Share, regardless of whether the Acquisition was structured as a cash tender offer or a merger. In reaching this conclusion, CIBC Oppenheimer placed relatively more emphasis on the Comparable M&A Transaction Analysis, the Value Based on Purchase Price of Cable Michigan by Avalon Cable Analysis and the Discounted Cash Flow Analysis and relatively less emphasis on the Comparable Publicly Traded Company Analysis and Premiums Paid for Comparable Minority Interest Transactions Analysis.

     CIBC Oppenheimer placed relatively more emphasis on the Comparable M&A Transaction Analysis because of the size of the Mercom transaction and because the multiples paid in completed transactions with values less than $75 million are materially different from valuations of larger companies. This analysis was relevant since there are no publicly traded comparable companies as small as Mercom. Also, CIBC Oppenheimer placed relatively more emphasis on the Value Based on Purchase Price of Cable Michigan by Avalon Cable Analysis due to the belief that Cable Michigan should perform a similar analysis when valuing the purchase of Mercom. The acquisition of Cable Michigan by Avalon Cable was completed close in time to the Mercom announcement as opposed to other transactions which occurred more than six months or twelve months prior to Mercom's announcement of the transaction. Finally, CIBC Oppenheimer placed relatively more emphasis on the Discounted Cash Flow Analysis due to the belief that valuing the Company's financial projections relative to its historical performance as well as the performance of the market would indicate a proper valuation of the Company. CIBC Oppenheimer relied on the fact that the Company, like other cable companies, has steady and predictable cash flows, which can be easily forecasted in contrast to companies in other industries that tend to have cyclical and unpredictable cash flow streams.

     The description set forth above is a summary of all of the material analyses performed and factors considered by CIBC Oppenheimer. Such description is qualified by reference to the full text of the CIBC Oppenheimer Opinion set forth in Annex B attached hereto. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, an opinion is not readily susceptible to partial analysis or summary description. Accordingly, notwithstanding the separate factors summarized above, CIBC Oppenheimer believes that its analysis must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. Furthermore, in arriving at its fairness opinion, CIBC Oppenheimer did not attribute any specific weight to any analysis, or factor considered by it, but rather made subjective and qualitative judgments as to the significance and relevance of each analysis and factor.

     In performing its analyses, CIBC Oppenheimer made numerous assumptions with respect to industry performance, business and economic conditions and other matters. These assumptions were as follows: (1) the U.S. economy does not undergo a major recession during the five-year projection period such that the economy of Michigan would not materially decline in such a way as to preclude residents from purchasing cable services, (2) cable continues to be a high-multiple business that is desirable to prospective purchasers due to its stable cash flow, limited competition and ability to deliver additional services due to digital capabilities; (3) other large cable companies remain in business and exhibit similar margin, growth, capital structure and valuation parameters to those in place at the time of the transaction, and (4) Cable Michigan remains in business and does not experience financial difficulties such that its majority ownership of Mercom and its ability to provide services to Mercom remain undiminished.

     In addition, CIBC Oppenheimer relied upon the current and projected financial results of the Company as provided by management. The Company does not publicly disclose internal management forecasts of the type provided to CIBC Oppenheimer in connection with the review of the Merger Agreement. Such forecasts were not prepared with a view toward public disclosure. The forecasts were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts. The analyses performed by CIBC

Oppenheimer were solely for the purposes of rendering the CIBC Oppenheimer Opinion and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. The range of valuation for any particular analysis should not be taken to be the view of CIBC Oppenheimer of the actual value of the Company or the Common Stock.

     The Special Committee selected CIBC Oppenheimer as its financial advisor because CIBC Oppenheimer is an internationally recognized investment banking firm and the principals of CIBC Oppenheimer have substantial experience in transactions similar to the Merger, are familiar with the Company, Cable Michigan and their respective businesses and are familiar with the cable industry in general. As part of its investment banking business, CIBC Oppenheimer is continually engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, negotiated underwritings, competitive biddings, secondary sales and distributions of listed and unlisted securities, and private placements. In the ordinary course of business, CIBC Oppenheimer and its affiliates may actively trade the securities of the Company for its own account or for the accounts of its customers and, accordingly., may at any time hold a long or short position in such securities.

     Pursuant to a letter agreement, dated as of June 25, 1998 (the "Engagement Letter"), the Special Committee engaged CIBC Oppenheimer to act as its financial advisor in connection with the proposed transaction with Cable Michigan. The Company paid CIBC Oppenheimer $50,000 upon execution of the Engagement Letter and an additional $250,000 upon delivery of the CIBC Oppenheimer Opinion to the Special Committee. In addition, CIBC Oppenheimer was paid a $50,000 retainer in 1997 for its preliminary work on the C-TEC/Cable Michigan proposal to acquire the minority interest in the Company in 1997. In addition, the Company has agreed to reimburse CIBC Oppenheimer for its out-of-pocket fees and expenses (including, but not limited to, reasonable fees and expenses of CIBC Oppenheimer's counsel) incurred in connection with its engagement upon such consummation. The Company has also agreed to indemnify CIBC Oppenheimer from and against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

     Except for one previous engagement in the past two years, in which the amount of compensation was $50,000, and except as otherwise described herein, other than their engagements by the Special Committee in connection with the Merger, CIBC Oppenheimer has had no material relationship with the Company, Cable Michigan or its affiliates in the past two years.

Certain Transactions

     On September 29, 1997, Cable Michigan acquired and assumed all of the interest of a bank under a term credit agreement (the "Company Credit Agreement") that the bank had with Mercom. As of September 30, 1998, $14,151,000 of principal was outstanding under the Company Credit Agreement and owed by the Company to Cable Michigan. The interest expense to the Company under the Company Credit Agreement was $241,000 in 1997 and $714,000 for the nine months ended September 30, 1998. See "Consolidated Financial Statements of the Company--Unaudited Financial Statements" and Note 3 thereto.

     The Company entered into a Management Agreement dated January 1, 1992 (the "CCS Management Agreement") with C-TEC Cable Systems, Inc., ("CCS") a Delaware corporation and wholly owned subsidiary of CTE, an affiliate of Cable Michigan. The CCS Management Agreement provided that the Company would pay CCS: (a) an annual fee equal to the greater of (i) $500,000 or (ii) a percentage of the Company's annual revenues (ranging from 5% of $10,000,000 of revenues to 4% of revenues in excess of $20,000,000); and (b) an annual incentive bonus equal to 25% of the Company's EBITDA as adjusted, during the applicable fiscal year less the base year EBITDA of $3,850,000. During 1996, CCS earned management and incentive fees of approximately $1,398,000 pursuant to the CCS Management Agreement.

     The Company entered into a Management Agreement with C-TEC Cable Systems Michigan, Inc. ("C-TEC Michigan") dated January 1, 1997 (the "Management Agreement"). Subsequently, C-TEC Michigan assigned its rights and duties under the Management Agreement to Buyer. The Management Agreement replaced the CSS Management Agreement. Under the terms of the Management Agreement, Mercom pays to Buyer a management fee equal to the greater of $500,000 or an amount equal to a certain percentage of Mercom's annual revenue. The fee schedule ranges from 5% of revenue up to $10 million to 4% of revenue over $20 million. In addition to the basic fee, Buyer is also entitled to an annual incentive fee based on increases in Mercom's operating cash flow. For 1997, the total fee charged to the Company by Buyer under the Management Agreement was $1,204,000 and for the nine months ending September 30, 1998 the fee charged was $998,000. The term of the Management Agreement is three years. The Management Agreement was approved by a committee of the Board composed of directors unaffiliated with the Company.

     The terms of the Company Credit Agreement and the Management Agreement were not affected by the Buyer Merger. Pursuant to the Avalon Credit Facility, Buyer pledged the shares of Company Common Stock it owns to the Avalon Senior Lenders. As subsidiaries of Buyer, the Company and its subsidiaries are subject to the restrictive covenants under the Avalon Credit Facility, and other debt agreements of Buyer and its affiliates. See "The Merger--The Merger Financing."

Plans for the Company after the Merger

     One of the reasons for Cable Michigan proposing the Merger is to achieve certain efficiencies that may result from integrating certain functions and operations of the Company and its subsidiaries with those of Cable Michigan. Avalon/ABRY expects the efficiencies will result from consolidating the customer service operations and warehouse facilities of Cable Michigan and Mercom. In order to better combine the operations of Cable Michigan and Mercom and to facilitate its financing arrangements, after the Merger, Cable Michigan intends to transfer substantially all of its assets and liabilities and those of the Company to one of its affiliates, Avalon Cable of Michigan LLC.

     If the Merger is consummated, the Company Credit Agreement and the Management Agreement will be terminated since Cable Michigan and Mercom will have 100% common ownership.

     After the Merger, Cable Michigan generally intends to continue the Company's current strategy. See "The Company-Company Strategy." In addition, consistent with its strategy for its other operations, Cable Michigan plans to focus on its customers and market aggressively. It will work to improve customer service by expanding and upgrading its cable plants (including Mercom's). In addition, Cable Michigan intends to increase and rearrange programming packages and tier offerings to meet the needs of the various communities it serves, including those currently served by Mercom. By centralizing customer service operations and operating local offices, Cable Michigan believes it will be able to enhance its ability to implement its customer service policies on a more consistent and uniform basis, while maintaining a local presence in the markets it serves. In addition, Cable Michigan plans to promote and market aggressively by (i) introducing targeted marketing campaigns, including outbound tele-marketing, direct mail, advertising and sponsorship of community based events such as fairs and sports teams, (ii) using price promotions, such as installation specials, to attract new subscribers, (iii) using premium channel promotions, such as free weekend premium channels and a second premium channel at no charge for a limited period with a subscription for another premium channel, to encourage existing basic and premium subscribers to upgrade their services, (iv) using contacts between customer service personnel and customers as opportunities to upgrade service and (v) centralizing marketing and programming under the Vice President of Marketing.

Conduct of the Business of the Company if the Merger is not Consummated

     If the Merger is not completed, the Company Common Stock held by Cable Michigan will be contributed to Avalon Cable of Michigan LLC and the Company will become a subsidiary of Avalon Cable of Michigan LLC. In such event, the Company Credit Agreement and the Management Agreement will continue in accordance with their terms. Buyer has no plans (other than pursuant to the Merger Agreement) to acquire the shares of Company Common Stock held by the Public Shareholders.

                       PRICE OF THE COMPANY COMMON STOCK

     The Company Common Stock is traded on the over-the-counter market. The bid and ask prices are quoted by the National Quotation Bureau, Inc. and the OTC Bulletin Board under the symbol "MEEO." The prices listed below represent the high ask and low bid prices reported by the OTC Bulletin Board during the periods presented. Prices listed below represent inter-dealer quotations without adjustment for retail mark-ups, mark-downs or commissions and may not necessarily represent actual transactions. Trading in the Company Common Stock has been limited and sporadic and thus does not constitute an established public trading market. The table also sets forth the average daily trading volume for Mercom common stock for each period presented.


                                                                     Average
                                                                      Daily
                                                                     Trading
                                                    High     Low      Volume
                                                   ------   ------   -------
1997
   First Quarter...............................         7    5 3/4    3,767
   Second Quarter..............................         7    5 1/2      350
   Third Quarter...............................         9    6 1/4      527
   Fourth Quarter..............................     9 3/4    7 7/8    2,444
1998
   First Quarter...............................    10 1/4    8 1/2    1,390
   Second Quarter .............................    11 3/4   10 1/4    5,770
   Third Quarter...............................    11 7/8   10 1/4    5,214
   Fourth Quarter .............................    11 3/4   10 1/8      700
1999
   First Quarter (1) ..........................    [    ]   [    ]   [    ]

-------------------

(1)  Through February [__], 1998

     On May 20, 1998, the last trading day before the public announcement by Cable Michigan that it had retained Merrill Lynch to advise it on strategic alternatives for Cable Michigan, the closing bid price of the Company Common Stock was $11 5/8 per share.

     On June 3, 1998, the last trading day before the public announcement that Cable Michigan had proposed to acquire the Shares held by the Public Shareholders for $11.00 per Share, the closing bid price of the Company Common Stock was $11.00 per share.

     On August 10, 1998, the last trading day before the public announcement that the Buyer Merger Agreement had been amended to permit Cable Michigan to offer $12.00 per Share for the shares of Company Common Stock, the closing bid price was $10 5/8.

     On September 9, 1998, the last trading day before public announcement of the execution of the Merger Agreement, the closing price of the Company Common Stock was $11 1/8 per share. On this date, the high and low sale prices of the Company Common Stock were $11 1/8 and $11 1/8 respectively.

     On [Date], 1999, the closing price of the Company Common Stock as reported
was $[    ] per share.

     On [Date], 1999, there were approximately [ ] holders of Company Common Stock.

     Shareholders should obtain current market price quotations for the Company Common Stock in connection with voting their Shares.

     The Company has not paid any cash dividends on its Common Stock in recent years and it does not have any present intention to commence payment of any cash dividends. In addition, payments of dividends on the Company Common Stock are restricted by the Avalon Credit Facility.

                                  THE COMPANY

     The following description of the Company and its business, including information regarding the Company's plans and intentions, was prepared on the basis that the Company would not become a wholly-owned subsidiary of Buyer. For information regarding the plans Buyer and Avalon Holdings have for the Company if the Merger is consummated, see "Special Factors -- Plans For the Company After the Merger".

     Mercom is a cable television operator with three cable systems in southern Michigan (the "Systems"). The Systems are operated through Mercom's wholly-owned subsidiary, CCV. As of December 31, 1998, the Systems had approximately 41,069 subscribers. The Systems provide cable service to Monroe County, Allegan County and the Coldwater and Sturgis areas. Cable Michigan owns approximately 62% of the Company Common Stock. The Company was organized on April 22, 1992 and is the survivor of the merger of Mercom, Inc., a Michigan corporation ("Mercom Michigan") with the Company. Mercom Michigan became a separate legal entity on May 26, 1989.

     The following table indicates the development of the Company by summarizing, as of December 31 of each of the last five years and as of September 30 of 1997 and 1998, the number of homes passed by cable, the number of homes purchasing basic cable service ("basic subscribers"), the number of basic subscribers as a percentage of homes passed, the number of homes purchasing basic cable service and tier cable service ("tier subscribers"), the number of tier subscribers as a percentage of basic subscribers, the number of premium service units, premium service units as a percentage of basic subscribers ("pay-to-basic ratio"), and the average revenue per subscriber for the last month of the period reported.


                                                               As of December 31,                       As of September 30,
                                            ---------------------------------------------------------   ---------------------
                                               1993        1994        1995        1996        1997        1997        1998
                                            ---------   ---------   ---------   ---------   ---------   ---------   ---------
Homes Passed(1)..........................     61,730      63,721      65,449      65,998      65,291      64,963      66,172
Basic subscribers(2).....................     34,714      37,324      38,853      40,012      39,360      39,974      41,483
Basic subscribers as a percentage of
   homes passed..........................       56.2%       58.6%       59.4%       60.6%       60.3%       61.5%       62.7%
Tier subscribers(3)......................     32,945      34,789      36,120      36,989      37,923      38,593      39,399
Tier subscribers as a percentage of basic
   subscribers...........................       94.9%       93.2%       93.0%       92.4%       96.3%       96.5%       95.0%
Premium service units(4).................     12,816      14,312      17,834      15,493      15,857      15,708      16,527
Premium service units as a percentage of
   basic subscribers.....................       36.9%       38.3%       45.9%       38.7%       40.3%       39.3%       39.8%
Average revenue per subscriber for last
   month of period(5)....................   $  29.70    $  29.36    $  30.41    $  32.72    $  33.89    $  34.09    $  35.34

-------------------

The table above includes Mercom of Florida, Inc. ("Mercom of Florida") information for 1993 through 1996. At December 31 of each of those years, Mercom of Florida had 800, 1,100, 1,500, and 1,800 basic subscribers, respectively. On July 1, 1997, Mercom sold Mercom of Florida, which operated a cable system in Port St. Lucie, Florida, to Adelphia Communications Corporation for $3,650,000 in cash.

(1) A home is deemed to be "passed" by cable if it can be connected to the distribution system without any further extension of the distribution plant.

(2) A home with one or more television sets connected to a cable television system is counted as one basic subscriber.

(3) A home with one or more television sets receiving both basic and tier service is counted as one tier subscriber. Tier service was not available in Mercom of Florida.

(4) A basic subscriber may purchase more than one premium service, each of which is counted as a separate premium service unit. Hence, the pay-to-basic ratio can exceed 100%. A premium service unit includes only single channel services offered for a monthly fee.

(5) Calculated by dividing total cable related revenues for the last month of the period by the number of basic subscribers at the end of the month.

     The Company derives the majority of its revenues from recurring subscription services and generates additional revenues from non-subscription services such as advertising, pay-per-view, installations and commissions from purchases made on the Home Shopping Network, aired on the Company's cable systems, by the Company's subscribers. Monthly subscription rates and related charges vary according to the type of service or equipment selected.

Company Strategy

     Cable Michigan's primary objective with respect to capital expenditures in relation to its Mercom cable systems will be to maintain, expand and upgrade the cable plant in order to improve and expand its cable television services. The Company may institute new services, such as Internet access, high speed data, on-screen navigators and new video-on-demand, as they are developed and become economically viable. At this stage, the Company's highest priority is to increase system capacity and improve system reliability and picture quality. Such network improvements are necessary to enable the Company to better withstand competition, expand channel lineups (which would permit the Company to increase revenue) and facilitate new services when economically viable. The Company intends to spend approximately $15,000,000 million to upgrade Mercom's existing systems. Upon the completion of its planned upgrades, Cable Michigan will be able to offer new tiers of basic channels and services, additional multi-channel premium offerings, expanded pay-per-view options and two-way high speed internet. See "--Technology."

     Capital expenditures for system extensions and upgrades and the development of new services are subject to the availability of cash generated from operations and debt or equity financing. The capital resources needed to accomplish these strategies are expected to be provided by cash flow from operations, and existing cash on hand. There can be no assurances that the capital resources necessary to accomplish the Company's plans will be available on terms and conditions acceptable to the Company, or at all.

Technology

     The Company's cable systems generally consist of a headend, a distribution system and subscriber connection equipment. Each headend includes a tower, antennas, earth stations for the reception of satellite signals, and electronic equipment for receiving, amplifying and modulating signals. The Company also uses microwave receive sites for the reception of microwave signals.

     As it upgrades its cable systems, the Company is using fiber optic technology to enhance its coaxial cable distribution system allowing it to improve picture quality, system reliability and maintenance expenditures. Fiber optic strands are capable of carrying hundreds of video, data and voice channels over extended distances without the extensive signal amplification typically required for coaxial cable.

Buyer Management Agreement

     The Company is a party to the Management Agreement. Under the terms of the Management Agreement, Mercom pays a management fee equal to the greater of $500,000 or an amount equal to a certain percentage of Mercom's annual revenue. The fee schedule ranges from 5% of revenue up to $10 million to 4% of revenue over $20 million. In addition to the basic fee, Buyer is also entitled to an annual incentive fee based on increases in Mercom's operating cash flow. For 1997, the total fee charged by Buyer under the Management Agreement was $1,204,000 and for the nine months ended September 30, 1998 the fee charged was $998,000. The term of the Management Agreement is three years. The Management Agreement was approved by a committee of the Board composed of directors unaffiliated with the Company.

Service Offerings

     The Company offers a variety of basic and pay cable programming packages. Since 1993, the Company has divided its service into three levels: Limited Basic Service, Expanded Basic Service and the Family Value Package.

     The first level of service is referred to as Limited Basic Service. It consists primarily of off-air broadcast networks, access channels and the home shopping networks. Expanded Basic Service includes Limited Basic Service plus certain channels regulated by the Federal Communications Commission ("FCC") as "Cable Programming Service" or "CPS" tier channels. These include ESPN, USA Network, MTV, Lifetime and other traditional cable channels.

     The Family Value Package was created through the conversion of some of its traditional cable channels such as CNN and Discovery and the launch of new channels such as ESPN 2 and fX to form a new level.

     Like many cable operators in the United States, over the last four years the Company has modified its existing programming services, equipment and rates in an effort to comply with changing FCC regulations.

     Monthly service rates include fees for Limited Basic Service, Expanded Basic Service, the Family Value Package, and premium services such as HBO, Showtime, Cinemax and Starz/Encore. At December 31, 1998, monthly residential subscriber rates were as follows: Limited Basic Service rates ranged from $8.50 to $13.54; Expanded Basic Service rates ranged from $9.50 to $14.22; Family Value Package rates ranged from $3.77 to $7.45; and premium service rates ranged from $4.95 to $12.95 per service. In addition, the Company earns revenues from pay-per-view programs and advertising fees. Pay-per-view programs, which usually are either unique sporting events or recently released movies, are available on many of the Company's cable television systems. Subscribers are permitted to choose individual movies for a set fee of $3.95 per movie and individual special events for a set fee ranging from $5.95 to $44.95 or higher per event. Related charges may include a nonrecurring installation fee that ranges from $20.00 to $37.00; however, from time to time the Company has followed the common industry practice of reducing the installation fee during promotional periods. Commercial subscribers such as hotels, motels and hospitals are charged a nonrecurring connection fee that usually covers the cost of installation. Except under the terms of certain contracts with commercial subscribers and residential apartment and condominium complexes, subscribers are free to discontinue the service at any time without penalty, and most terminations occur because a subscriber moves to another home or another city. For the year ended December 31, 1997, of the total subscriber fees received by the Company's Systems, Limited Basic Service, Expanded Basic Service and Family Value Package fees accounted for approximately 77% of total revenues, premium service fees accounted for approximately 11% of total revenues, pay-per-view fees were approximately 1% of total revenues, advertising fees were approximately 2% of total revenues and the remaining 9% of total revenues came from equipment rentals, installation fees, home shopping, franchise fees and program guide charges.

Programming and Suppliers

     The Company obtains all of its programming through Cable Michigan under the Management Agreement. See "- Buyer Management Agreement" and "Special Factors - Certain Transactions" for a description of the Management Agreement.

     A wide range of national manufacturers are the primary sources of supplies, equipment and material utilized in the construction and upgrade of the Company's cable television systems. The Company anticipates that its programming and construction, rebuild and upgrade costs will be significant in future periods. The amount of such costs will depend on numerous factors, many of which are beyond the Company's control.

Advertising Revenues

     Advertising accounts for approximately 2% of the Company's revenues. Advertising sales are managed primarily by Cable Time, an independent turnkey advertising sales contractor. Cable Time provides sales, billing, collection and production services. It remits an agreed portion of its collected revenues to the Company. The Company's net advertising revenue for 1997 was approximately $0.53 per subscriber per month after compensation to Cable Time.

Customer Service and Billing

     The Company places a great deal of importance on customer service. Mercom administers its own customer service function, primarily out of its office in Monroe.

Franchises

     The Company's cable television systems are constructed and operated under fixed-term franchises or other types of operating authorities (referred to collectively herein as "franchises") that are generally non-exclusive and are granted by local governmental authorities. These franchises typically contain many conditions, such as time limitations on commencement and completion of construction, conditions of service, including the number of channels, the provision of free service to schools and certain other public institutions, and the maintenance of insurance and indemnity bonds. The provisions of these local franchises are subject to federal regulation.

     The Company holds approximately 78 franchises. These franchises provide for the payment of fees to the issuing authorities and generally range from 3% to 5% of revenues. The Communications Policy Act of 1984 (the "1984 Act") prohibits franchising authorities from imposing annual franchise fees in excess of 5% of gross revenues and also permits the cable television system operator to seek renegotiation and modification of franchise requirements if warranted by changed circumstances.

     The durations of the Company's outstanding franchises expire at various points in time through the year 2015. The Company's ability to provide cable television service is dependent to a large extent on its ability to obtain and renew its franchises on acceptable terms. To date, all of the Company's cable franchises have been renewed or extended, generally at or prior to their stated expirations and on acceptable terms. During 1997 and the first nine months of 1998, the Company completed negotiations with three and ten communities, respectively, resulting in franchise renewals on terms which are acceptable to it. Some of the issues involved in recent renewal negotiations include customer service standards, access facilities and equipment, cable plant upgrade or replacement and shorter terms of franchise agreements. 17 of the Company's franchises are due for renewal within the next three years. No one franchise accounts for more than 12% of the Company's total revenue.

Competition

     Cable television systems face competition from alternative methods of receiving and distributing single and/or multiple channels of video programming, including direct-to-the-home satellite programming and off-air television broadcast signals, and from other sources of news, information and entertainment such as newspapers, movie theaters, live sporting events, interactive online computer services and home video products, including videotape cassette recorders. There is also the potential for competition with the Company's systems from other operators of cable television systems, including systems operated by local governmental authorities. Other distribution systems capable of delivering programing to homes and businesses include direct broadcast satellite ("DBS") systems, private satellite master antenna television ("SMATV") systems and wireless terrestrial program distribution services such as multipoint, multichannel distribution service ("MMDS"). In recent years, there has been significant national growth in the number of subscribers to DBS services. Additionally (i) Congress and the FCC have recently proposed regulations that could make it easier for DBS providers to legally deliver certain distant and local broadcast signals and (ii) recent changes in federal law and recent administrative and judicial decisions have removed certain of the restrictions that have limited entry into the cable television business by potential competitors such as telephone companies, registered utility holding companies and their subsidiaries. Such developments will permit local telephone companies to provide a wide variety of video services in the telephone company's service area which would be directly competitive with services provided by cable television systems. The extent to which a cable television system is competitive depends, in part, upon the cable system's ability to provide, at a reasonable price to consumers, a greater variety of programming and other services than are available off-air or through other alternative delivery sources and upon superior technical performance and customer service. Many of the Company's present and potential competitors have substantially greater resources than the Company. The Company cannot predict the extent to which competition will materialize in its franchise areas from other cable television operators, other distribution systems for delivering video programming and other broadband telecommunications services to the home, or from other potential competitors, or if such competition materializes, the impact such competition will have on the Company.

     Congress has adopted legislation and the FCC has implemented regulations which provide a more favorable operating environment for new and existing technologies that provide, or have the potential to provide, substantial competition to cable systems. These technologies include, among others, direct DBS service whereby signals are transmitted by satellite to receiving facilities located on customer premises. The availability of reasonably priced home satellite dish earth stations ("HSDs") enables individual households to receive many of the satellite-delivered program services formerly available only to cable subscribers. Furthermore, the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Act") contains provisions, which the FCC has implemented with regulations, to enhance the ability of cable competitors to purchase and make available to HSD owners certain satellite-delivered cable programming at competitive costs. The Telecommunications Act of 1996 (the "1996 Act") and FCC regulations implementing that law preempt certain local restrictions on the use of HSDs and roof-top antennae to receive satellite programming and over-the-air broadcasting services.

     DBS systems use video compression technology to increase the channel capacity of their systems to provide movies, broadcast programming and other program services comparable to those of cable systems. Digital satellite service ("DSS") offered by DBS systems currently has certain advantages over cable systems with respect to programming and digital quality. DBS providers currently face technical and legal obstacles to providing broadcast signals, although certain DBS providers are attempting to provide local and distant broadcast signals in certain major markets, and Congress and the FCC have recently proposed regulations that would reduce the impact of the existing legal obstacles DBS providers face with respect to such services. Recently proposed transactions among DBS providers may further improve DBS' competitive posture. While DBS presents a competitive threat to cable, the Company has implemented a program to increase its channel capacity in many of its systems by upgrading its networks. These upgrades will enable the Company to introduce new premium channels, pay-per-view programming, interactive computer-based services and may enable these systems to deliver digital video along with other communications services. These upgrades, when combined with superior customer service and technical support, will enhance the Company's ability to compete.

     The 1996 Act makes it easier for local exchange telephone companies ("LECs") and others to provide a wide variety of video services which are competitive with services provided by cable systems and to provide multi-channel video programming services directly to subscribers. Various LECs currently are providing video services within and outside their telephone service areas through a variety of distribution methods, including both the deployment of broadband wire facilities and the use of wireless terrestrial transmission facilities. Cable systems could be placed at a competitive disadvantage if the delivery of video services by LECs becomes widespread since LECs may not be required, under certain circumstances, to obtain local franchises to deliver such video services or to comply with many of the obligations imposed upon cable systems under such franchises. Issues of cross-subsidization by LECs of video and telephony services also pose strategic disadvantages for cable operators seeking to compete with LECs which provide video services.

     Ameritech Corporation ("Ameritech") has obtained cable television franchises in south eastern Michigan and has overbuilt some cable operators thereby creating a competitive environment. To date, Ameritech has not applied for cable franchises where the Company operates. The Company cannot predict the likelihood of success of video service ventures by LECs or the impact on the Company of such competitive ventures.

     Cable television systems generally operate pursuant to franchises granted on a non-exclusive basis. The 1992 Act prohibits franchising authorities from unreasonably denying requests for additional franchises and permits franchising authorities to operate cable systems. Well-financed businesses from outside the cable industry (such as the public and municipally owned utilities that own certain of the poles on which cable is attached) have or may become competitors for franchises or providers of competing services. Certain municipal power companies have been exploring building new video networks to compete with the Company within the areas where such companies deliver power. See "--Regulation." The Company has eight franchises within its service areas where other providers have commenced cable programming operations. In addition, the Board of Public Utilities of a ninth franchised area began construction in early 1998 and, as of October 1998, has activated approximately 90% of its network. Approximately 17% of homes passed by the Company's wholly owned system have been overbuilt.

     Cable operators face additional competition from private SMATV systems that serve condominiums, apartment and office complexes and private residential developments. The 1996 Act broadens the definition of SMATV systems not subject to regulation as a franchised cable television service. A July 1998 FCC decision allowing SMATVs to interconnect facilities using common carrier facilities located in public rights of way without obtaining cable television franchises could spur growth of SMATV systems. SMATV systems offer both improved reception of local television stations and many of the same satellite-delivered programming services offered by franchised cable television systems. SMATV operators often enter into exclusive agreements with building owners or homeowners' associations, although some states have enacted laws to provide franchised cable systems access to such private complexes, and the 1984 Act gives a franchised cable operator the right to use existing compatible easements within its franchise area under certain circumstances. These laws have been challenged in the courts with varying results. In addition, some companies are developing and/or offering packages of telephony, data and video services to these private residential and commercial developments. The ability of the Company to compete for subscribers in residential and commercial developments served by SMATV operators is uncertain.

     Other new technologies, including Internet-based services, may become competitive with services that cable television systems can offer. The 1996 Act directed the FCC to establish, and the FCC has adopted, regulations and policies for the issuance of licenses for digital television ("DTV") to incumbent television broadcast licensees. DTV is expected to deliver high definition television pictures, multiple digital-quality program streams, as well as CD-quality audio programming and advanced digital services, such as data transfer and subscription video. The FCC is currently considering whether to grant "must-carry" rights to DTV stations. See "Must Carry/Retransmission Consent" below. The FCC also has authorized television broadcast stations to transmit textual and graphic information useful both to consumers and businesses. The FCC also permits commercial and non-commercial FM stations to use their subcarrier frequencies to provide non-broadcast services including data transmissions. The FCC established an over-the-air Interactive Video and Data Service that will permit two-way interaction with commercial and educational programming along with informational and data services. LECs and other common carriers also provide facilities for the transmission and distribution to homes and businesses of interactive computer-based services, including the Internet, as well as data and other non-video services. The FCC has conducted spectrum auctions for licenses to provide personal communications services ("PCS"). PCS will enable license holders, including cable operators, to provide voice and data services.

     Advances in communications technology as well as changes in the marketplace and the regulatory and legislative environment are constantly occurring. Thus, it is not possible to predict the effect that ongoing or future developments might have on the cable television industry or on the operations of the Company.

Regulation

     The 1984 Act, 1992 Act and 1996 Act amended the Communications Act of 1934 (as amended, the "Communications Act") and established a national policy to guide the development and regulation of cable systems. Principal responsibility for implementing the policies of the Communications Act relating to cable television is allocated between the FCC and state agencies or local franchising authorities. The following is a summary of federal laws and regulations materially affecting the growth and operation of the cable television industry and a description of certain state and local laws.

     The 1992 Act authorized rate regulation for cable television services and equipment in communities that are not subject to "effective competition," as defined by federal law. Except for certain small systems, basic cable service and equipment are subject to regulation by local franchising authorities that choose to become certified by the FCC to regulate rates. Such local regulation occurs with oversight by the FCC, which has prescribed detailed criteria for the regulation of basic services. The 1992 Act also requires the FCC to resolve certain complaints about rates for cable programming services tiers ("CPST") (other than programming offered on a per channel or per program basis, which is not subject to rate regulation) and to reduce any such rates found to be unreasonable.

     The 1996 Act deregulates rates for CPSTs in March 1999 and immediately for certain small systems. The 1996 Act also modifies the uniform rate provisions of the 1992 Act by prohibiting regulation of non-predatory, bulk discount rates offered to subscribers in commercial residential developments and permits regulated equipment rates to be computed by aggregating costs of broad categories of equipment at the franchise, system, regional or company level. The 1996 Act eliminates the right of individual subscribers to file rate complaints with the FCC concerning CPSTs and permits franchising authorities to file CPST rate complaints with the FCC only after having received multiple subscriber complaints within prescribed time frames. The FCC is required to issue a final order within 90 days after receipt of a CPST rate compliant filed by any franchising authority.

     FCC regulations, which became effective in September 1993, govern rates that may be charged to subscribers for basic cable service and certain CPSTs (together, the "Regulated Services"). The FCC uses a benchmark methodology as the principal method of regulating rates for Regulated Services. Cable operators are also permitted to justify rates using various cost-of-service methodologies. In 1994, the FCC's benchmark regulations required operators to implement rate reduction for Regulated Services up to 17% of the rates for such services in effect on September 30, 1992, adjusted for inflation and changes in programming costs, equipment costs and certain operating costs. The FCC has also adopted comprehensive and restrictive regulations allowing operators to modify their regulated rates on a quarterly or annual basis using various methodologies that account for changes in number of regulated channels, inflation and increases in certain external costs, such as franchise and other governmental fees, copyright and retransmission consent fees, taxes, programming costs and the cost of franchise-related obligations. In 1995, for qualified small systems, the FCC adopted a generally less restrictive method to compute allowed rates and to adjust those rates. Mercom's systems qualify as "small systems" under the FCC's rules. The Company cannot predict whether the FCC will modify these "going forward" regulations in the future.

     Franchising authorities are empowered to regulate the rates charged for additional outlets and for the installation, lease and sale of equipment used by subscribers to receive the basic cable service tier, such as converter boxes and remote control units. The FCC's rules require franchising authorities to regulate these rates on the basis of actual cost plus a reasonable profit, as defined by the FCC. Cable operators required to reduce rates may also be required to refund overcharges with interest.

     Under the FCC's standard cost of service analysis, a cable operator can demonstrate that existing rates for Regulated Services are reasonable using the FCC's cost-of-service rate regulations which require, among other things, the exclusion from the rate base of 34% of system acquisition costs related to intangible and tangible assets used to provide Regulated Services. The FCC's cost-of-service regulations contain a rebuttable presumption of an industry-wide 11.25% after tax rate of return on an operator's allowable rate base, but in 1996 the FCC initiated a further rule making in which it proposed to use an operator's actual debt cost and capital structure to determine an operator's cost of capital or rate of return.

     As of November 1, 1998, there was one CPST rate complaint pending in one community served by the Company. In addition, in many of the communities where the Company provides cable service, local franchising authorities have become certified to regulate rates for basic service.

     The FCC has issued decisions approving the Company's rates through January 31, 1998.

   "Anti-Buy Through" Provisions

     The 1992 Act requires cable systems to permit subscribers to purchase video programming offered by the operator on a per channel or a per program basis without the necessity of subscribing to any tier of service, other than the basic cable service tier, unless technological limitations prevent the system from doing so. There is a statutory exemption for cable systems that do not have the technological capability to offer programming in the manner required by the statute. This exemption is available until a system obtains such capability, but not later than December 2002. The FCC may waive such time periods. The Company expects that its systems will be in compliance with this requirement by the December 2002 deadline.

   Must Carry/Retransmission Consent

     The 1992 Act contains broadcast signal carriage requirements that allow local commercial television broadcast stations to elect once every three years to require a cable system to carry the station ("must-carry"), subject to certain exceptions, or to withhold consent and negotiate the terms of carriage ("retransmission consent"). A cable system generally is required to devote up to one-third of its activated channel capacity for the carriage of local commercial television stations whether pursuant to the mandatory carriage or retransmission consent requirements of the 1992 Act.

Local non-commercial television stations are also given mandatory carriage rights; however, such stations are not given the option to negotiate retransmission consent for the carriage of their signals by cable systems. Additionally, cable systems are required to obtain retransmission consent for all "distant" commercial television stations (except for certain commercial satellite-delivered independent "superstations"), commercial radio stations and low-power television stations carried by such systems. In March 1997, the U.S. Supreme Court affirmed a three-judge district court decision upholding the constitutional validity of the 1992 Act's mandatory signal carriage requirements.

     The FCC recently issued rules establishing standards for DTV. Among other provisions, the FCC's rules require television stations to simulcast their NTSC and DTV signals for a period of years. The FCC is currently considering in a rulemaking proceeding whether to impose must-carry requirements for DTV stations. The Company cannot predict the ultimate outcome of such a rule making or the impact of new carriage requirements on the Company or its business.

   Access Channels

     The Communications Act permits franchising authorities to require cable operators to set aside certain channels for public, educational and governmental ("PEG") access programming. The 1984 Act also requires a cable system with 36 or more channels to designate a portion of its channel capacity for commercial leased access by third parties to provide programming that may compete with services offered by the cable operator. The FCC has adopted rules regulating:
(i) the maximum reasonable rate a cable operator may charge for commercial use of the designated channel capacity; (ii) the terms and conditions for commercial use of such channels; and (iii) the procedures for the expedited resolution of disputes concerning rates or commercial use of the designated channel capacity. The U.S. Supreme Court recently held parts of the 1992 Act regulating "indecent" programming on PEG access channels to be unconstitutional, but upheld the statutory right of cable operators to prohibit or limit the provision of "indecent" programming on commercial leased access channels.

   Franchise Procedures

     Cable Television companies operate under franchises granted by state and local authorities which are subject to renewal and renegotiation from time to time. The Company's business is dependent upon the retention and renewal of its local franchises. A franchise is generally granted for a fixed term ranging from five to 15 years but in many cases is terminable if the franchisee fails to comply with any material provisions thereof.

     The 1984 Act affirms the right of franchising authorities (state or local, depending on the practice in individual states) to award one or more franchises within their jurisdictions and prohibits non-grandfathered cable systems from operating without a franchise in such jurisdictions. The 1992 Act encourages competition with existing cable systems by (i) allowing municipalities to operate their own cable systems without franchises; (ii) preventing franchising authorities from granting exclusive franchises or from unreasonably refusing to award additional franchises covering an existing cable system's service area; and (iii) prohibiting (with limited exceptions) the common ownership of cable systems and co-located MMDS or SMATV systems. In January 1995, the FCC relaxed its restrictions on ownership of SMATV systems to permit a cable operator to acquire SMATV systems in the operator's existing franchise area so long as the programming services provided through the SMATV system are offered according to the terms and conditions of the cable operator's local franchise agreement. The 1996 Act provides that the cable/SMATV and cable/MMDS cross-ownership rules do not apply in any franchise area where the operator faces "effective competition" as defined by federal law.

     The Communications Act also provides that in granting or renewing franchises, local authorities may establish requirements for cable-related facilities and equipment, but not for video programming or information services other than in broad categories. In September 1998, the Policy and Rules Division of the FCC's Cable Services Bureau issued a discussion paper analyzing the regulatory classification of Internet and other information services. The FCC identified three likely classifications: (1) as cable services; (2) as telecommunications services; and (3) as information services that are currently unregulated. The ultimate classification could have significant impact on any regulation of these services, the ability of third parties to use the cable plant and the authority to provide these services under existing franchises. Until the FCC formally decides these classification issues, it is not possible to gauge the impact, if any, such classifications would have on the Company or the Company's business. The Communications Act limits the payment of franchise fees to 5% of revenues derived from cable operations and permits the cable operator to obtain modification of franchise requirements by the franchise authority or judicial action if warranted by changed circumstances. The Company's franchises typically provide for periodic payment of fees to franchising authorities of up to 5% of "revenues" (as defined by each franchise agreement), which fees may be passed on to subscribers. The 1996 Act generally prohibits franchising authorities from (i) imposing requirements in the cable franchising process that require, prohibit or restrict the provision of telecommunications services by an operator, (ii) imposing franchise fees on revenues derived by the operator from providing telecommunications services over its cable system, or (iii) restricting an operator's use of any type of subscriber equipment or transmission technology.

     The 1984 Act provides for a franchise renewal process which, if properly invoked, contains procedural and substantive provisions designed to protect cable operators from unreasonable denials of franchise renewals. No assurance can be given that the Company will be able to retain or renew franchises or that the terms of any such renewals will be on terms as favorable to the Company as the existing terms. The non-renewal or termination of franchises relating to a significant portion of the Company's subscribers could have a material adverse effect on the Company's results of operations. Historically, franchises have been renewed for cable operators that have provided satisfactory services and have complied with the terms of their franchises. The Company believes that it has generally met the terms of its franchises and has provided quality levels of service. As such, the Company anticipates that its future franchise renewal prospects generally will be favorable.

     Similarly, if a franchising authority's consent is required for the purchase or sale of a cable system or franchise or change in ownership control, the franchising authority may attempt to impose more burdensome or onerous franchise requirements in connection with a request for such consent. The Company's future acquisitions will be dependent on its ability to obtain franchise transfer or change of control approvals in a timely manner. Subject to limitations imposed by federal law, each franchising authority has some flexibility in determining the terms of a franchise (including franchise fees), and to some extent can impose conditions on such franchise, such as build-out and upgrade requirements.

   Inside Wiring Instructions

     The 1992 Cable Act directed the FCC to prescribe regulations governing the disposition of inside wiring after a customer terminates service. In a series of rulemakings and orders, with the most recent order issued in October 1997, the FCC developed regulations that limit a cable operator's right to control its inside wiring after a subscriber terminates service or after a multiple dwelling unit ("MDU") owner terminates the cable operator's rights to access the MDU.

     After a subscriber terminates service or an MDU owner terminates access rights, the regulations generally require the cable operator to offer its inside wiring for sale to the subscriber or to the MDU owner at replacement cost or a negotiated price. If the cable operator does not sell the inside wiring within a specified period after termination of service or access rights, then the cable operator must remove the wiring. If the cable operator neither sells nor removes its wiring, the wiring is deemed abandoned. A competing provider can then use the inside wiring to provide service to the individual subscriber or to the MDU. For the Company and the cable industry generally, these regulations increase the risk for cable operators that a competing provider can gain access to existing inside wiring after termination of service by a subscriber or termination of access rights by a MDU owner.

     The FCC has also issued a Further Notice of Proposed Rulemaking on other inside wiring issues including possible restrictions on exclusive MDU contracts and the applicability of the inside wiring rules to all video providers, not just cable operators. The Company cannot predict the ultimate outcome of this rulemaking or its impact on the Company or the Company's business.

   Ownership Limitations

     Pursuant to the 1992 Act, the FCC adopted rules prescribing national subscriber limits and limits on the number of channels that can be occupied on a cable system by a video programmer in which the operator has an attributable interest. The effectiveness of these FCC horizontal ownership limits has been stayed because a federal district court found the statutory limitation to be unconstitutional. An appeal of that decision has been consolidated with appeals challenging the FCC's regulatory ownership restrictions and is pending. On June 26, 1998 the FCC released an Order on Reconsideration (the "Order") of its horizontal ownership rules, although it did not lift its stay of those rules. In that Order the FCC denied petitions requesting that it lower its horizontal ownership limits. The 1996 Act eliminated the statutory prohibition on the common ownership, operation or control of a cable system and a television broadcast station in the same service area and directed the FCC to review its broadcast/cable ownership restrictions to determine if they are necessary in the public interest. Pursuant to the mandate of the 1996 Act, the FCC eliminated its regulatory restriction on cross-ownership of cable systems and national broadcasting networks. In addition, pursuant to the 1996 Act, the FCC recently released a Notice of Inquiry seeking comment on all of the broadcast ownership rules not already under review in other proceedings. This review includes a television/cable television cross ownership rule. In a recently released Notice of Proposed Rulemaking, the FCC is requesting comment on whether to change the definition of ownership that constitutes a cognizable interest in a cable system. The result of this proceeding could affect all ownership prohibitions.

   Competition with LECs

     The 1996 Act made far-reaching changes in the regulation of LECs that provide cable services. The 1996 Act eliminates the requirement that LECs obtain FCC approval under Section 214 of the Communications Act before providing video services in their telephone service areas and removes the statutory telephone company/cable television cross-ownership prohibition, thereby allowing LECs to offer video services in their telephone service areas. LECs may provide service as traditional, franchised cable operators or they may opt to provide their programming over unfranchised "open video systems," subject to certain conditions, including, but not limited to, making available up to two-thirds of their channel capacity for use by unaffiliated program distributors. The 1996 Act prohibits a LEC from acquiring an existing cable system in its telephone service area except in limited circumstances. The 1996 Act removes barriers to entry into the local telephone exchange market by preempting state and local laws that restrict competition and by requiring all LECs to provide nondiscriminatory access and interconnection to potential competitors, such as cable operators, wireless telecommunications providers and long distance companies.

     Regulations promulgated by the FCC under the 1996 Act require LECs to open their telephone networks to competition by providing competitors interconnection, access to unbundled network elements and retail services at wholesale rates. As a result of these changes, companies are now able to interconnect with the incumbent LECs in order to provide local exchange services. Numerous parties appealed certain aspects of these regulations. In a recent decision, the United States Supreme Court largely upheld the FCC's interconnection regulations, including those related to certain pricing and access issues. Despite the need to resolve other outstanding issues, the Court's decision suggests promise for competition in local exchange services.

   Pole Attachment

     The Communications Act requires the FCC to regulate the rates, terms and conditions imposed by public utilities for cable systems' use of utility pole and conduit space unless state authorities certify to the FCC that they adequately regulate pole attachment rates. In the absence of state regulation, the FCC administers pole attachment rates on a formula basis. In some cases, utility companies have increased pole attachment fees for cable systems that have installed fiber optic cables and that are using such cables for the distribution of non-video services. The FCC concluded that, in the absence of state regulation, it has jurisdiction to determine whether utility companies have justified their demand for additional rental fees and that the Communications Act does not permit disparate rates based on the type of service provided over the equipment attached to the utility's pole. The 1996 Act and the FCC's implementing regulations modify the current pole attachment provisions of the Communications Act by immediately permitting certain providers of telecommunications services to rely upon the protections of the current law and requiring that utilities provide cable systems and telecommunications carriers with nondiscriminatory access to any pole, conduit or right-of-way controlled by the utility. As required by the 1996 Act, the FCC has established new regulations to govern the charges for pole attachments used by companies providing telecommunications services, including cable operators. Although the FCC has issued its regulations, they are subject to changes on reconsideration (or appeal), and some issues that may affect the ultimate rates for telecommunications attachments to utility poles remain outstanding. These new pole attachment rate regulations will become effective five years after enactment of the 1996 Act, and any increase in attachment rates resulting from the FCC's new regulations will be phased in equal annual increments over a period of five years beginning in February 2001.

   Other Statutory Provisions

     The 1992 Act, the 1996 Act and FCC regulations preclude any satellite video programmer affiliated with a cable company, or with a common carrier providing video programming directly to its subscribers, from favoring an affiliated company over competitors and require such programmers to sell their programming to other multichannel video distributors. These provisions limit the ability of program suppliers affiliated with cable companies or with common carriers providing satellite delivered video programming directly to their subscribers to offer exclusive programming arrangements to their affiliates. The 1996 Act requires operators to block fully both the video and audio portion of sexually explicit or indecent programming on channels that are primarily dedicated to sexually oriented programming or alternatively to carry such programming only at "safe harbor" time, periods currently defined by the FCC as the hours between 10 p.m. and 6 a.m. Several adult-oriented cable programmers have challenged the constitutionality of this statutory provision and the United States District Court for the District of Delaware recently enjoined enforcement of the provision. An appeal of the Delaware court's ruling is pending. The 1996 Act also contains provisions regulating the content of video programming and computer services. Specifically, the new law prohibits the use of computer services to transmit "indecent" material to minors. The U.S. Supreme Court has ruled that the provisions relating to the regulation of indecent material are unconstitutional. In accordance with the 1996 Act, the television industry recently adopted a voluntary ratings system for violent and indecent video programming. The 1996 Act also requires all new television sets to contain a so-called "V-chip" capable of blocking all programs with a given rating. The Communications Act also includes provisions, among others, concerning horizontal and vertical ownership of cable systems, customer service, subscriber privacy, marketing practices, equal employment opportunity, obscene or indecent programming, regulation of technical standards and equipment compatibility.

     The 1996 Act modifies the existing statutory provisions governing cable system technical standards, equipment compatibility, subscriber notice requirements and program access, permits certain operators to include losses incurred prior to September 1992 in setting regulated rates and repeals the three-year anti-trafficking prohibition adopted in the 1992 Act.

   Other FCC Regulations

     In addition to the FCC regulations noted above, there are other FCC regulations covering such areas as signal leakage, equal employment opportunity, syndicated program exclusivity, network program non-duplication, registration of cable systems, maintenance of various records and public inspection files, microwave frequency usage, lockbox availability, sponsorship identification, antenna structure notification, tower marking and lighting, carriage of local sports broadcast programming, application of rules governing political broadcasts, limitations on advertising contained in non-broadcast children's programming, consumer protection and customer service, ownership of internal wiring, indecent programming, programmer access to cable systems, programming agreements, technical standards, consumer electronics equipment compatibility and closed captioning. The FCC has the authority to enforce its regulations through the imposition of substantial fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to operate certain transmission facilities often used in connection with cable operations.

     Other bills and administrative proposals pertaining to cable television have previously been introduced in Congress or considered by other governmental bodies over the past several years. It is probable that there will be legislative proposals in the future by Congress and other governmental bodies relating to the regulation of communications services.

   Copyright

     Cable television systems are subject to federal compulsory copyright licensing covering the retransmission of television and radio broadcast signals. In exchange for filing certain reports and contributing a percentage of their basic revenues to a federal copyright royalty pool, cable operators obtain, by operation of law, blanket licenses to retransmit the copyrighted material on broadcast signals. The nature and amount of future payments for broadcast signal carriage cannot be predicted at this time. The possible simplification, modification or elimination of the compulsory copyright license is the subject of continuing legislative review. The elimination or substantial modification of the cable compulsory license could adversely affect the Company's ability to obtain suitable programming and could substantially increase the cost of programming available for distribution to the Company's subscribers. The Company cannot predict the outcome of this legislative activity.

     Cable operators distribute programming and advertising that use music controlled by the three primary music performing rights organizations, American Society of Composers, Authors and Publishers ("ASCAP") and Broadcast Music, Inc. ("BMI") and SESAC, Inc. ("SESAC"). In October 1989, the special rate court of the U.S. District Court for the Southern District of New York imposed interim rates on the cable industry's use of ASCAP-controlled music. The same federal district court recently established a special rate court for BMI. BMI and cable industry representatives recently concluded negotiations for a standard licensing agreement covering the performance of BMI music contained in advertising and other information inserted by operators into cable programming and on certain local access and origination channels carried on cable systems. ASCAP and cable industry representatives have met to discuss the development of a standard licensing agreement covering ASCAP-controlled music in local origination and access channels and pay-per-view programming. Although the Company cannot predict the ultimate outcome of these industry negotiations or the amount of any license fees it may be required to pay for past and future use of ASCAP-controlled music, it does not believe such license fees will be significant to the Company's financial position, results of operations or liquidity. SESAC and cable industry representatives have agreed on an interim licensing plan pending adoption of a standard licensing agreement.

   State and Local Regulation

     Because a cable television system uses local streets and rights-of-way, cable systems are subject to state and local regulation, typically imposed through the franchising process. Cable television systems generally are operated pursuant to non-exclusive franchises, permits or licenses granted by a municipality or other state or local government entity. Franchises generally are granted for fixed terms and in many cases are terminable if the franchisee fails to comply with material provisions. The terms and conditions of franchises vary materially from jurisdiction to jurisdiction. Each franchise generally contains provisions governing cable service rates, franchise fees, franchise term, system construction and maintenance obligations, system channel capacity, design and technical performance, customer service standards, franchise renewal, sale or transfer of the franchise, territory of the franchisee, indemnification of the franchising authority, use and occupancy of public streets and types of cable services provided. A number of states subject cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. Attempts in other states to regulate cable television systems are continuing and can be expected to increase. At this time, the state of Michigan does not regulate rates on behalf of its municipalities. State and local franchising jurisdiction is limited, however, and must be exercised consistently with federal law.

     The 1992 Act generally immunizes franchising authorities from monetary damage awards rising from regulation of cable systems or decisions made on franchise grants, renewals, transfers and amendments.

     The foregoing does not purport to describe all present and proposed federal, state, and local regulations and legislation affecting the cable industry. Other existing federal regulations, copyright licensing, and, in many jurisdictions, state and local franchise requirements, are currently the subject of judicial proceedings, legislative hearings, legislative initiatives (including active legislation) and administrative proposals which could change, in varying degrees, the manner in which cable television systems operate. Neither the outcome of these proceedings nor their impact upon the cable television industry or the Company can be predicted at this time.

Employees

     As of December 31, 1998, the Company had a total of approximately 54 full-time employees. The Company believes that its relationships with its employees are good.

Property

     The principal assets of the Company include headends, distribution systems and subscriber connection equipment. The Company owns five headends, each including a tower, antennas, earth stations for the reception of satellite signals, and electronic equipment necessary for the reception, amplification and modulation of signals. In addition to these headends, the Company owns ten microwave receive sites, each including a tower, microwave dish and electronic equipment necessary for their reception of microwave signals. The distribution system consists of approximately 1,363 miles of coaxial cable plus related electronic equipment. Subscriber connection equipment consists of house or apartment drop equipment and decoding converters. The physical components of the Systems require regular maintenance and periodic upgrading in order to keep pace with technological advances and to comply with regulatory standards. The Company's management believes that substantially all of its physical assets are in good condition.

     The Company owns one small parcel of real property used as a headend site, and it owns most of the buildings which contain headend equipment for the Systems. The remainder of the Company's facilities are leased.

Legal Proceedings

     In the normal course of business, there are various legal proceedings outstanding. In the opinion of management, these proceedings will not have a material adverse effect on the results of operations or financial condition of the Company.

                              THE SPECIAL MEETING

Matters to Be Considered

     The primary purpose of the Special Meeting is to vote upon a proposal to approve and adopt the Merger Agreement. If the Merger Agreement is approved by the shareholders of the Company and the other conditions to the Merger are satisfied or waived, the Company will merge with and into Buyer and all Shares currently held by shareholders (other than Shares held by the Company as treasury stock, Shares owned by Buyer or any subsidiary of Buyer, and Shares as to which appraisal rights have been validly exercised) will be converted into the right to receive $12.00 in cash, without interest. See "Certain Provisions of the Merger Agreement--The Merger; Merger Consideration." At the Special Meeting, the shareholders will also be asked to transact such other business as properly may come before the meeting. The Board is not presently aware of any such other business.

     Representatives of the independent accountants of the Company are not expected to be present at the Special Meeting.

     A copy of the Merger Agreement is attached to this Proxy Statement as Annex
A. See also "The Merger" and "Certain Provisions of the Merger Agreement." The Special Committee and the Board have, by unanimous vote, approved the Merger Agreement and recommend a vote FOR adoption and approval of the Merger Agreement.

Required Votes

     The affirmative vote of at least a majority of the outstanding of Shares entitled to vote thereon is required to approve and adopt the Merger Agreement and the transactions contemplated thereby. The transaction is not structured so that the approval of at least a majority of unaffiliated security holders is required.

     Cable Michigan beneficially owns a sufficient number of shares of Company Common Stock to cause the Merger Agreement to be adopted without the vote of any other Company stockholders.

     As of the Record Date, directors and executive officers of the Company and their affiliates were beneficial owners of an aggregate of 5,000 Shares (less than 1%) of the Company Common Stock, excluding the Shares owned by Cable Michigan. The directors and executive officers of the Company have indicated that they intend to vote their shares of Company Common Stock in favor of the adoption of the Merger Agreement. See "Security Ownership of Certain Beneficial Owners and Management."

     Cable Michigan has agreed to vote its approximately 62% of the Shares in favor of the adoption of the Merger Agreement. Accordingly, the approval and adoption of the Merger Agreement by the Company's stockholders is expected to occur irrespective of whether or the manner in which the Company's other stockholders vote their Shares.

Voting and Revocation of Proxies

     Shares that are entitled to vote and are represented by a Proxy properly signed and received at or prior to the Special Meeting, unless subsequently properly revoked, will be voted in accordance with the instructions indicated thereon. If a Proxy is signed and returned without indicating any voting instructions, Shares represented by such Proxy will be voted FOR the proposal to approve and adopt the Merger Agreement. The Board is not currently aware of any business to be acted upon at the Special Meeting other than as described herein. If, however, other matters are properly brought before the Special Meeting or any adjournments or postponements thereof, the persons appointed as proxies will have the discretion to vote or act thereon in accordance with their best judgment, unless authority to do so is withheld in the Proxy. The persons appointed as proxies may not exercise their discretionary voting authority to vote any such Proxy in favor of any adjournments or postponements of the Special Meeting if instruction is given to vote against the approval and adoption of the Merger Agreement.

     Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the Shares represented by such Proxy are voted at the Special Meeting by (i) by attending and voting in person at the Special

Meeting, (ii) by giving notice of revocation of the Proxy at the Special Meeting, or (iii) delivering to the Secretary of the Company (a) a written notice of revocation or (b) a duly executed Proxy relating to the same Shares and matters to be considered at the Special Meeting, bearing a date later than the Proxy previously executed. Attendance at the Special Meeting will not in and of itself constitute a revocation of a Proxy. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: Mercom, Inc., 800 Third Avenue, Suite 3100, New York, New York 10022 Attention: Corporate Secretary, and must be received before the taking of the votes at the Special Meeting.

Record Date; Stock Entitled to Vote; Quorum

     Only holders of Shares at the Record Date will be entitled to receive notice of and to vote at the Special Meeting. At the close of business on the Record Date, there were outstanding and entitled to vote [4,787,060] shares of Company Common Stock. The presence, in person or by proxy, at the Special Meeting of the holders of at least a majority of outstanding Shares is necessary to constitute a quorum for the transaction of business. Abstentions will be counted as present for the purposes of determining whether a quorum is present but will not be counted as votes cast in favor of approval and adoption of the Merger Agreement. Because the vote on the Merger Agreement requires the approval of the majority of the votes entitled to be cast by the stockholders of the outstanding shares of Company Common Stock, abstentions will have the same effect as a negative vote on these proposals. Proxies relating to "street name" Shares that are voted by brokers will be counted as Shares present for purposes of determining the presence of a quorum on all matters, but will not be treated as Shares having voted at the Special Meeting as to any proposal as to which authority to vote is withheld by the broker.

Appraisal Rights

     Each stockholder of Company Common Stock has a right to dissent from the Merger, and, if the Merger is consummated, to receive "fair value" for his or her shares in cash by complying with the provisions of the DGCL, including
Section 262 of the DGCL. The dissenting stockholder must deliver to the Company, prior to the vote being taken on the Merger Agreement at the Special Meeting, written notice of his or her intent to demand payment for his or her Shares if the Merger is effected and must not vote in favor of approval and adoption of the Merger Agreement. The full text of Section 262 of the DGCL is attached as Annex D hereto. See "Dissenting Shareholders' Rights" for a further discussion of such rights and the legal consequences of voting shares of Company Common Stock in favor of the approval and adoption of the Merger Agreement.

Solicitation of Proxies

     The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by telephone by officers and directors and a small number of regular employees of the Company who will not be specially compensated for such services. The Company may also request banks and brokers to solicit proxies from their customers, where appropriate, and will reimburse such persons for reasonable expenses incurred in that regard.

                                   THE MERGER

Overview

     For a description of the principal terms of the Merger and the Merger Agreement, including the consideration to be received by the Public Shareholders, see "Certain Provisions of the Merger Agreement."

Certain Federal Income Tax Consequences

     The following is a summary of certain federal income tax consequences of the Merger to holders of Company Common Stock. The discussion is for general information only and does not purport to consider all aspects of federal income taxation that might be relevant to holders of Company Common Stock. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change (possibly with retroactive effect). The discussion applies only to shareholders who hold shares of Company Common Stock as capital assets within the meaning of Section 1221 of the Code, and may not apply to Company Common Stock received pursuant to compensation arrangements, Company Common Stock held as part of a "straddle," "hedge," "conversion transaction," "synthetic security," or other integrated investment, or to certain types of shareholders (such as financial institutions, insurance companies, tax-exempt organizations and broker-dealers) who may be subject to special rules. This discussion does not address the federal income tax consequences to a shareholder who, for federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust (as defined in the Code), nor does it consider the effect of any foreign, state, local or other tax laws.

     BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF COMPANY COMMON STOCK SHOULD CONSULT HIS OWN TAX ADVISOR TO DETERMINE THE TAX EFFECTS TO SUCH SHAREHOLDER OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

     The receipt of cash for Company Common Stock pursuant to the Merger will be a taxable transaction for federal income tax purposes, and may also be a taxable transaction under applicable foreign, state, local or other tax laws. In general, for federal income tax purposes, a shareholder will recognize capital gain or loss equal to the difference between the shareholder's adjusted tax basis in his Company Common Stock and the amount of cash received therefor. Gain or loss must be determined separately for each block of Company Common Stock (i.e., Shares acquired at the same cost in a single transaction) held by the shareholder.

     Under recently enacted amendments to the Code, net capital gain (i.e., generally capital gain in excess of capital loss) recognized by an individual investor upon a disposition of Company Common Stock that has been held for more than 12 months will generally be subject to a maximum tax rate of 20% or, in the case of Company Common Stock that has been held for 12 months or less, will be subject to tax at ordinary income tax rates. There are also limitations on a shareholder's deductibility of capital losses.

     Payments in connection with the Merger may be subject to "backup withholding" at a rate of 31%, unless a shareholder (i) is a corporation or comes within certain exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number ("TIN") (which, for an individual shareholder, would be the shareholder's social security number) to the Transfer Agent (as defined below), and otherwise complies with applicable requirements of the backup withholding rules. A shareholder who does not provide a correct TIN may be subject to penalties imposed by the Internal Revenue Service (the "IRS"). Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the shareholder's federal income tax liability, provided that the required information is furnished to the IRS. Each shareholder should consult with his own tax advisor as to his qualification or exemption from backup withholding and the procedure for obtaining such exemption. Shareholders may prevent backup withholding by completing a Substitute Form W-9 and submitting it to the Transfer Agent.

Accounting Treatment

     The Buyer will account for the Merger as "purchase" in accordance with generally accepted accounting principles. Therefore, the aggregate consideration paid by Buyer in connection with the Merger will be allocated to the Company's assets and liabilities based upon their fair values, with any excess being treated as goodwill. The assets and liabilities and results of operations of the Company are currently consolidated with the assets and liabilities and results of operations of Buyer for purposes of Buyer's financial reporting and will continue to be so consolidated subsequent to the consummation of the Merger.

Interests of Certain Persons in the Merger

     Shareholders should be aware that, primarily as a result of their relationships with Cable Michigan and its affiliates, certain directors and executive officers of the Company had at the time the Merger Agreement was negotiated and executed, and currently have, interests, described herein, that are different from, or in addition to, the interests of holders of Shares generally. These interests have presented them with direct conflicts of interest in connection with the Merger. The Special Committee and the Board were and are aware of the interests and conflicts described below and elsewhere in this Proxy Statement and considered them in addition to the other matters described under "Special Factors -- Recommendation of the Special Committee and the Board of Directors" and "--Reasons for the Merger; Fairness of Merger." For information on the role of the Special Committee, see also "Special Factors-- Background of the Merger."

     The members of the Special Committee were compensated as follows: The chairman was paid $1,000 for each meeting attended. The other two members of the Special Committee were paid $500 for each meeting attended.

     Pursuant to the Merger Agreement, the Company has agreed for six years after the Effective Time to indemnify all present directors and officers of the Company and, subject to certain limitations, use its best efforts to maintain for six years a directors' and officers' insurance and indemnification policy and a fiduciary liability policy on terms with respect to coverage and amount not less favorable in any material respect, than any such policies in effect on September 10, 1998. See "Certain Provisions of the Merger Agreement -- Indemnification and Insurance."

     As of the Record Date, the executive officers and directors of the Company beneficially owned an aggregate of 5,000 Shares (excluding Shares held by Cable Michigan). Based on the Merger Consideration of $12.00 per Share, the aggregate consideration which would be received in the Merger by the executive officers and directors of the Company in respect of such Shares would be $60,000. See "Security Ownership of Certain Beneficial Owners and Management."

     Aside from the members of the Special Committee, each of the executive officers and directors of the Company are executive officers and/or directors of one or more of Buyer and its affiliates. See Annex D hereto. The members of the Special Committee will not serve as directors of Buyer or any of its affiliates subsequent to the Effective Time. None of the officers or directors of Mercom will receive a compensation package or severance payments as a result of the Merger. The Old Cable Michigan Representatives, who were replaced as directors and officers of the Company in connection with the Buyer Merger, did not receive any severance payments in connection with their termination of services to the Company.

Merger Financing

     The Merger Financing is estimated to be approximately $22 million. Buyer expects to obtain the Merger Financing from borrowings under the Avalon Credit Facility and cash on hand.

     On November 6, 1998, Buyer and certain affiliates entered into agreements providing for the Avalon Credit Facility. The Avalon Credit Facility is a secured credit facility of Buyer and two other subsidiaries of Avalon (Avalon Cable of New England LLC, a Delaware limited liability company, and Avalon Cable Finance, Inc., a Delaware corporation) (collectively, the "Borrowers"). The Avalon Credit Facility was provided to the Borrowers by the Avalon Senior Lenders for which LCPI acts as administrative agent (the "Administrative Agent"). The Avalon Credit Facility provides for (i) term loan borrowings (the "Tranche A Term Loan") under the Tranche A term loan facility (the "Tranche A Term Loan Facility"), (ii) term loan borrowings (the "Tranche B Term Loan") under the Tranche B term loan facility (the "Tranche B Loan Facility" and together with the Tranche A Term Loan Facility, the "Senior Term Loan Facilities"), and (iii) revolving credit borrowings of up to $30,000,000 (the "Revolving Credit Loans") under a revolving credit facility (the "Revolving Credit Facility"). In addition, prior to November 6, 2001, subject to the approval of the Administrative Agent and, in certain instances, to the approval of the Required Lenders (as defined in the Avalon Credit Facility), the Borrowers may request that incremental term loan facilities of up to $75,000,000 be established in accordance with the terms of the Avalon Credit Facility. As of January 20, 1999, there were approximately $11,240,400 million of Tranche A Loans outstanding, approximately $129,635, 000 million of Tranche B Loans outstanding, $22,000,000 million of availability under the Tranche A Term Loan Facility and $30,000,000 million of availability under the Revolving Credit Facility. The remaining commitments under the Tranche A Term Loan Facility will terminate on March 31, 1999, and the Revolving Credit Facility will terminate on October 31, 2005. Additional borrowings may be made under the Tranche A Term Loan Facility only to complete the Merger and other pending Avalon acquisitions (including repayment of related indebtedness and payment of fees and expenses). Borrowings under the Revolving Credit Facility may also be used for acquisitions. The Tranche A Term Loans are subject to quarterly amortization payments commencing on January 31, 2001 and maturing on October 31, 2005. The Tranche B Term Loans are subject to minimal quarterly amortization payments commencing on January 31, 2001, with substantially all of the Tranche B Term Loans scheduled to be repaid in two equal installments on July 31, 2006 and October 31, 2006.

     The interest rate under the Avalon Credit Facility is a rate based on either (i) the Base Rate (which is generally defined as the greater of (a) the prime or base rate as announced from time to time by a specified lender under the Avalon Credit Facility and (b) a federal funds rate) or (ii) the Eurodollar Rate (which is generally defined as the rate appearing on Page 3750 of the Dow Jones Markets screen at a specified time or, if such rate does not so appear, another comparable publicly available service for displaying eurodollar rates) plus, in either case, the applicable margin. As of January 20, 1999, the interest rate on the Tranche A Term Loans was 7.94% per annum and (b) with respect to the Tranche B Term Loans was 8.69% per annum. The applicable margin for the Tranche A Term Loans and Revolving Credit Loans is subject to performance-based grid pricing which is determined based upon the combined consolidated leverage ratio of the Borrowers as calculated in accordance with the Avalon Credit Facility.

     The Avalon Credit Facility provides for mandatory prepayments and commitment reductions (in each case subject to certain exceptions and/or thresholds) out of net cash proceeds from issuances of capital stock, the incurrence of indebtedness, certain asset sales, insurance proceeds and excess cash flow. Voluntary prepayments are permitted in whole or in part at the option of the Borrowers, in minimum principal amounts, without premium or penalty (except that Tranche B Term Loans must be prepaid, at 102% and 101% of the principal amount thereof, for the first year and second year, respectively), subject to reimbursement of certain of the Avalon Senior Lenders' costs under certain conditions.

     The Avalon Credit Facility provides that the Borrowers must meet or exceed a consolidated interest coverage ratio, fixed charge coverage ratio and debt service coverage ratio and must not exceed certain consolidated leverage ratios, each as set forth in the Avalon Credit Facility. The Avalon Credit Facility also contains customary affirmative covenants (including required interest rate protection arrangements and the pledge of additional collateral in certain circumstances) and certain negative covenants (including covenants that limit certain indebtedness, liens, fundamental changes, disposition of property, restricted payments, capital expenditures, investments, optional payments and modifications of debt instruments, transactions with affiliates and sales and leasebacks). As a subsidiary of one of the Borrowers, the Company is also subject to such covenants. The Avalon Credit Facility also includes customary events of default.

     The obligations of the Borrowers under the Avalon Credit Facility are secured by substantially all the assets of the Borrowers, including a pledge of the shares of Company Common Stock owned by the Buyer. In addition, the obligations of the Borrowers under the Credit Facility are guaranteed by each of Avalon, Avalon Holdings and other subsidiaries of Avalon.

     Buyer expects to obtain the Merger Financing from borrowings under the Tranche A Term Loan and cash on hand. Buyer expects to pay off the borrowings under the Tranche A Term Loan with cash from operations.


                   CERTAIN PROVISIONS OF THE MERGER AGREEMENT

     The following summarizes certain material provisions of the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this Proxy Statement and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement.

The Merger

     The Merger Agreement provides that as soon as practicable after satisfaction or, to the extent permitted, waiver of all conditions to the Merger, the Company and Cable Michigan will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger will become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger by agreement of Buyer and the Company. Pursuant to such certificate, Mercom shall be merged at the Effective Time with and into Buyer, the separate existence of Mercom shall cease, and the Buyer shall be the surviving corporation. From and after the Effective Time, the Surviving Corporation will possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company, all as provided under Delaware law.

Merger Consideration

     At the Effective Time, (i) each Share held by the Company as treasury stock or owned by Buyer or any Subsidiary of Buyer immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; (ii) each share of Company Common Stock held by Buyer outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and (iii) each other Share outstanding immediately prior to the Effective Time (except Shares as to which appraisal rights have been validly exercised) shall be converted into the right to receive $12.00 in cash, without interest (the "Merger Consideration").

Surrender and Payment

     Prior to the Effective Time, Buyer shall appoint an agent (the "Transfer Agent") for the purpose of exchanging certificates representing Shares for the Merger Consideration, and the Company shall provide Buyer and the Transfer Agent with a complete and accurate list of names and addresses for the stockholders of record of the Company. At the Effective Time, Buyer will deliver to the Transfer Agent the Merger Consideration to be paid in respect of the Shares. For purposes of determining the Merger Consideration to be made available, Buyer shall assume that no holder of Shares will perfect his right to appraisal of his Shares. Promptly (and in any event within three business days) after the Effective Time, Buyer will send, or will cause the Transfer Agent to send, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange (which will specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Transfer Agent).

     Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Transfer Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares, will be entitled to receive the Merger Consideration payable in respect of such Shares. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration. The Transfer Agent or Buyer, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement such amounts as the Transfer Agent or Buyer are required to deduct and withhold under the Code or any applicable provision of state, local or foreign tax law, with respect to the making of any payment in respect of the Merger Consideration under the Merger Agreement.

     If any portion of the Merger Consideration is to be paid to a person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay to the Transfer Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such Shares or establish to the satisfaction of the Transfer Agent that such tax has been paid or is not payable.

     After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in the Merger Agreement.

     Any portion of the Merger Consideration made available to the Transfer Agent that remains unclaimed by the holders of Shares three months after the Effective Time shall be returned to Buyer, upon demand, and any such holder who has not exchanged his Shares for the Merger Consideration in accordance with this the procedures described in the Merger Agreement prior to that time shall thereafter look only to Buyer for payment of the Merger Consideration in respect of his Shares. Notwithstanding the foregoing, Buyer shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Buyer free and clear of any claims or interest of any Person previously entitled thereto.

     Any portion of the Merger Consideration made available to the Transfer Agent to pay for Shares for which appraisal rights have been perfected shall be returned to Buyer, upon demand.

The Surviving Corporation

     At the Effective Time, the certificate of incorporation and bylaws of the Buyer shall be the certificate of incorporation and bylaws of the Surviving Corporation until amended in accordance with applicable law. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law or their earlier resignation or removal, the directors and officers of Buyer at the Effective Time shall be the directors and officers of the Surviving Corporation.

Representations and Warranties

     The Merger Agreement contains customary representations and warranties of the Company relating to, among other things, (a) organization, standing and similar corporate matters of the Company and its subsidiaries; (b) consents and approvals, no breaches or violations as a result of the Merger Agreement and related transactions, and the authorization, execution, delivery, performance and enforceability of the Merger Agreement; (c) the capital structure of the Company and its subsidiaries; (d) documents filed by the Company with the SEC and the accuracy of information contained therein; (e) the financial statements of the Company; (f) the accuracy of information supplied by the Company in connection with this Proxy Statement and the Schedule 13E-3; (g) the absence of certain changes or events since June 30, 1998, including material adverse changes with respect to the Company; (h) the absence of material undisclosed liabilities and the absence of pending or threatened litigation which would reasonably be expected to have a Material Adverse Effect; (i) filing of tax returns and payment of taxes; (j) benefit plans and other matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and employment matters; (k) compliance with applicable laws; (l) brokers' fees and expenses; (m) title to properties and encumbrances; (n) environmental matters; and (o) matters with respect to cable systems, franchises and material agreements.

     The Merger Agreement also contains customary representations and warranties of Buyer relating to, among other things, (a) organization, standing and similar corporate matters of Buyer and MergerSub; (b) consents and approvals, no breaches or violations as a result of the Merger Agreement and related transactions, and the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (c) accuracy of information supplied by Buyer and its subsidiaries in connection with this Proxy Statement and the Schedule 13E-3;

(d) brokers' fees and expenses; (e) financing commitments in connection with the Merger; and (f) ownership of Shares by Buyer.

Certain Pre-Closing Covenants

     Pursuant to the Merger Agreement, the Company has agreed that prior to the Effective Time, the Company and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice in all material respects and shall use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees in all material respects. Until the Effective Time, and subject to certain exceptions, the Company will not, and will not permit any subsidiary of the Company to: (a) adopt or propose any change in its certificate of incorporation or bylaws; (b) merge or consolidate with any other Person or acquire assets from any other Person in excess of $375,000; (c) sell, lease, license or otherwise dispose of any material assets or property except
(i) pursuant to existing contracts or commitments or (ii) not in excess of $375,000; (d) make any capital expenditure in excess of $375,000; (e) enter into or amend in any material respect any agreement which is material to the Company and the Company's subsidiaries taken as a whole, or which involves payments of more than $375,000, or which restricts the Company and its affiliates from engaging in any business or which involves the purchase of programming by the Company; (f) take certain other actions in connection with the Company and its subsidiaries; (g) commit to do any of the foregoing; or (h) take or agree or commit to take any action that would make any representation and warranty of the Company under the Merger Agreement inaccurate in any respect at the Effective Time.

     Until the Effective Time, the Company has agreed to give Buyer, its counsel, financial advisors, auditors, and other authorized representatives full access to the offices, properties, books and records of the Company and its subsidiaries, will furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and will instruct the Company's employees, counsel, and financial advisors to cooperate with Buyer in its investigation of the business of the Company and its subsidiaries; provided that no such investigation shall affect any representation or warranty given by the Company to Buyer under the Merger Agreement.

Indemnification and Insurance

     Pursuant to the terms of the Merger Agreement, for a period of 6 years following the Effective Time, Buyer will, and will cause the Surviving Corporation to, (i) indemnify and hold harmless the present and former officers, directors and employees of the Company in respect of acts or omissions occurring prior to the Effective Time (including, without limitation, in respect of acts or omissions in connection with the Merger Agreement and the transactions contemplated thereby) to the fullest extent permitted under the Company's Certificate of Incorporation and Bylaws and (ii) to the fullest extent permitted under applicable law, advance to such persons expenses incurred in defending any action or suit with respect to which indemnity may be available under the Company's Certificate of Incorporation or Bylaws upon receipt from each such person to whom expenses are advanced of an undertaking reasonably satisfactory to Buyer to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Any determination required to be made with respect to whether any of the foregoing persons is entitled to indemnification or advancement of expenses under the Merger Agreement shall be made by independent legal counsel selected mutually by such person and Buyer.

     For six years after the Effective Time, Buyer will use its best efforts to provide officers' and directors' liability insurance and fiduciary liability insurance in respect of acts or omissions occurring on or prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy and fiduciary liability insurance policy on terms with respect to coverage and amount no less favorable in any material respect than those of such policies in effect on September 10, 1998; provided that Buyer shall not be obligated to pay annual premiums in excess of $78,748 (which is approximately 200% of the current annual premiums allocated to the Company as of the date of the Merger Agreement); and provided further that if the premiums would exceed such amount in a given year, Buyer shall use its best efforts to purchase coverage that in the reasonable opinion of Buyer is the best available for such amount per year. Buyer may satisfy such obligation by purchasing officers' and directors' liability and fiduciary liability run-off coverage for such six-year period.

Best Efforts; Certain Filings

     The Company and Buyer have agreed to use their best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement in the most expeditious manner practicable, including but not limited to the satisfaction of all conditions to the Merger and seeking to remove promptly any injunction or other legal barrier that may prevent or delay such consummation.

     The Company and Buyer agreed to promptly prepare and file with the SEC and thereafter mail to the stockholders of the Company as promptly as practicable the Schedule 13E-3 and this Proxy Statement.

Conditions to the Consummation of the Merger

     The respective obligations of the Company and Cable Michigan to consummate the Merger are subject to the satisfaction of the following conditions: (a) the Merger Agreement shall have been adopted by the shareholders of the Company in accordance with the DGCL; (b) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger; and (c) (i) no federal, state or foreign court, arbitrator or governmental body, agency, or official shall have issued any order, and there shall not have been adopted or promulgated any statute, rule or regulation, prohibiting the consummation of the Merger, or, except for orders, statutes, rules and regulations of general effect, limiting or restricting Buyer's conduct or operation of the business of the Company after the Merger in a manner that would have a Material Adverse Effect, and (ii) no proceeding seeking to prohibit, alter, prevent or materially delay the Merger shall have been instituted by any governmental agency or authority before any court, arbitrator or governmental body, agency or official and be pending.

     The obligations of Buyer and MergerSub to consummate the Merger are subject to the satisfaction of the following further conditions: (a) (i) the Company shall have performed in all material respects all of its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of the Company contained in the Merger Agreement shall be true (disregarding all exceptions therein for materiality and Material Adverse Effect) at and as of the Effective Time as if made at and as of such time (except for representations and warranties made as of a specific date, which shall be true (disregarding all exceptions therein for materiality and Material Adverse Effect) at and as of such date) with such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect and (ii) Buyer shall have received a certificate signed by an executive officer on behalf of the Company to the foregoing effect; (b) Buyer shall have received all customary documents it may reasonably request relating to the existence of the Company and the authority of the Company for the Merger Agreement, all in form and substance reasonably satisfactory to Buyer; and (c) 120 days shall have elapsed after the date of the effective time of the Buyer Merger shall have occurred, November 6, 1998. Buyer currently intends to waive this last condition and, subject to the satisfaction or waiver of the other applicable conditions, complete the Merger promptly after the Special Meeting.

     The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions: (a)(i) each of Buyer and MergerSub shall have performed in all material respects all of its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of Buyer and MergerSub contained in the Merger Agreement shall be true (disregarding all exceptions therein for materiality and Buyer MAE) at and as of the Effective Time as if made at and as of such time (except for representations and warranties made as of a specific date, which shall be true (disregarding all exceptions therein for materiality and Buyer MAE) at and as of such date) with such exceptions as would not, individually or in the aggregate, have a Buyer MAE, (ii) the Company shall have received a certificate signed by an executive officer on behalf of Buyer to the foregoing effect; (b) the Company shall have received all customary documents that the Company shall reasonably request relating to the existence of Buyer and MergerSub and the authority of Buyer and MergerSub to enter into the Merger Agreement, all in form and substance reasonably satisfactory to the Company; and (c) the fairness opinion delivered by CIBC Oppenheimer shall not have been withdrawn or modified in any materially adverse respect.

Termination

     The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by the shareholders of the Company):

           (a) by mutual written consent of the Company and Buyer;

           (b) by either the Company or Buyer, if the Merger has not been consummated by March 31, 1999; provided that no party that has materially breached its obligations under the Merger Agreement shall be entitled to terminate such agreement under this clause (b);

           (c) by either the Company or Buyer (so long as such party has complied in all material respects with its obligation to use its reasonable best efforts to consummate and make effective the Merger), if there shall be any law or regulation that makes consummation of the Merger illegal or if any judgment, injunction, order or decree enjoining Buyer or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

           (d) by the Company (provided that at the time Buyer would not be entitled to terminate the Merger Agreement because the Company is in material breach of one of its obligations under the Merger Agreement) if Buyer or MergerSub is (i) in material breach of any of its obligations thereunder or (ii) in breach of one or more of its representations and warranties thereunder (disregarding any exceptions therein for materiality or Buyer MAE) with such exceptions as would not, individually or in the aggregate, have a Buyer MAE, and does not cure, or proceed in good faith to cure, such breach within ten business days after the Company delivers written notice thereof; or

           (e) by Buyer (provided that at the time the Company would not be entitled to terminate the Merger Agreement because Buyer or MergerSub is in material breach of one of its obligations under the Merger Agreement) if the Company is (i) in material breach of any of its obligations thereunder or (ii) in breach of one or more of its representations or warranties thereunder (disregarding any exceptions therein for materiality or Material Adverse Effect) with such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect, and does not cure, or proceed in good faith to cure, such breach within ten business days after notice by Buyer thereof.

     The party desiring to terminate the Merger Agreement pursuant to paragraphs
(b) through (e) above shall give written notice of such termination to the other party.

     If the Merger Agreement is terminated as described above, the Merger Agreement shall become void and of no effect with no liability on the part of any party thereto, except that the agreement that all costs and expenses incurred in connection with the Merger Agreement shall be paid by the party incurring such costs or expenses, shall survive the termination thereof.

     The Company may not consent to or exercise any right to terminate the Merger Agreement, unless such action is approved by the Special Committee.

Amendment and Waiver

     Any provision of the Merger Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Buyer and MegerSub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of the Merger Agreement by the shareholders of the Company, no such amendment or waiver will, without the further approval of such shareholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company, or (ii) any of the terms or conditions of the Merger Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company.

     The Company may not amend or waive any right under the Merger Agreement unless such action is approved by the Special Committee.

Fees and Expenses

     The Merger Agreement calls for all costs and expenses incurred in connection with the Merger to be paid by the party incurring such cost or expense.

     The following is an estimate of fees and expenses to be incurred in connection with the Merger:


       Legal Fees and Expenses                                   $  250,000

       Accountants' Fees and Expenses                            $   85,000

       Financing Costs and Fees                                  $  350,000

       Financial Advisor to Special Committee                    $  325,000

       Legal Fees and Expenses of Special Committee              $   70,000

       Special Committee Fees and Expenses                       $   24,000

       Printing                                                  $   75,000

       Filing Fees                                               $    4,380

       Information/Transfer Agent                                $   25,000

       Mailing                                                   $    7,500

       Miscellaneous                                             $   10,000

       Total                                                     $1,225,880

     The Company currently expects that approximately $22.0 million will be required to pay the Merger Consideration to the Public Shareholders (assuming no holders exercise appraisal rights). For a description of the sources of such funds, see "The Merger--Merger Financing."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND SUBSCRIBER DATA)

     The following discussion should be read in conjunction with the Company's historical Consolidated Financial Statements and Notes thereto:

     The Company is a cable television operator with three cable systems in southern Michigan, which, as of December 31, 1998, served approximately 41,500 subscribers. Until July 1, 1997, the Company owned Mercom of Florida, which at July 1, 1997 had approximately 1,900 subscribers. The Company sold Mercom of Florida to Adelphia Communications Corporation on July 1, 1997 for $3,650,000 in cash.

Nine Months Ended September 30, 1998 Compared With Nine Months Ended September 30, 1997

     The Company's net income for the nine months ended September 30, 1998 decreased by $3,052 to $775 from net income of $3,827 for the comparable period in 1997. The decrease represents a reduction of $.64 per average common share for the nine month period. Included in net income for the nine months ended September 30, 1997, is a gain of approximately $2,600 recorded from the sale of the Company's investment in Mercom of Florida in July 1997.

     The Company had operating income before depreciation and amortization of $4,291 in 1998 compared to $4,637 in 1997. Management believes that operating income before depreciation and amortization is a useful measure in assessing the degree to which resources are available to meet debt service requirements and to replace and modernize plant in order to offer new services to customers and to improve the quality of service. However, there can be no assurance that the full amount of operating income will be available to meet debt service requirements and to replace and modernize plant as the Company may require amounts for other business purposes.

     Sales for the nine month period ended September 30, 1998, increased $495 or 4.0% over the comparable period in 1997. Excluding the sales from Mercom of Florida of $282, sales increased by $777 or 6.4%, for the nine month period ended September 30, 1998. The increase is primarily due to the increased basic service revenue of approximately $654 for the nine month period. The following two factors were responsible for the increase in basic service revenue. A basic service rate increase in May 1998 contributed approximately $327 for the nine month period ended September 30, 1998 and an additional 1,400 average basic subscribers per month during the first nine months of 1998 compared to the same period in 1997 generated approximately $327 for the nine month period. Also contributing to the increase in sales in 1998 is approximately $103 in advertising, pay-per-view and premium revenues for the nine month period.

     Total costs and expenses for the nine month period ended September 30, 1998, increased by $492 or 6.3% when compared to the same period in 1997. Excluding costs from Mercom of Florida in 1997, expenses increased by $667 or 8.8% for the nine month period ended September 30, 1998. The increase for the nine month period was primarily the result of higher programming costs of approximately $473, exclusive of Mercom of Florida. These costs are directly related to additional customers, new channels and higher programming rates from suppliers. The remaining increase of $194 is primarily due to higher insurance, shareholders and management fee expense, for the nine month period, exclusive of Mercom of Florida.

     Non-recurring charges of $349 were recorded for the nine month period ended September 30, 1998. These charges pertain to Cable Michigan's proposal to acquire the outstanding Shares of the Company that Cable Michigan does not already own (Note 7), including financial advisor and legal expenses and other Special Committee expenses.

     Other expenses in 1998 are primarily losses of $197 for the nine month period from the retirement of plant as a result of system upgrades.

     Interest expense for the nine month period ended September 30, 1998, decreased by $94 or 11.6%, as compared to the same period in 1997. The decrease in the average outstanding debt between the comparable period was the primary reason for the decrease in interest expense. The Company's future interest expense is subject to fluctuations in the market rate of interest, and accordingly, there is no assurance that the Company's current level of interest expense is indicative of future trends.

     Gain on the sale of Mercom of Florida, Inc., for the nine month period ended September 30, 1997 of approximately $2,600 resulted from the Company's sale of its investment in Mercom of Florida.

     For the nine month period ended September 30, 1998, income tax provision increased by $150 as compared to the same period in 1997. The increase for the nine month period is due to the utilization of net operating losses for the period ended September 30, 1997, for which a valuation allowance had been established and which was correspondingly reversed. For the period ended September 30, 1998, no such valuation allowance existed.

Year Ended December 31, 1997 Compared with Year Ended December 31, 1996.

     The Company's net income in 1997 increased $2,726 or $0.57 per average Share. The Company had net income in 1997 of $4,198 or $0.88 per average Share compared to a net income of $1,472 or $0.31 per average Share in 1996. The increase from 1996 is primarily attributable to a gain of approximately $2,600 recorded from the sale of the investment of Mercom of Florida and an increase in operating income before depreciation and amortization of $456.

     The Company had operating income before depreciation and amortization of $6,099 in 1997 compared to $5,643 in 1996. This represents an increase of $456 (8.1%) from 1996 to 1997. Depreciation and amortization expenses for the year ended 1997 were $2,849 compared to $3,018 for the year ended 1996. The main reason for the change in depreciation and amortization expenses was the sale of the Company's investment in Mercom of Florida, which was consummated on July 1, 1997. Due to the sale of the investment in Mercom of Florida, intangible assets which had an original cost of $147 and associated accumulated amortization of $75 were removed from the Company's balance sheet.

     Sales increased in 1997 by $869 (5.6%) from the previous year. This increase is primarily due to increased basic service revenue of approximately $937. Approximately $716 of the increase is a result of the rate increase implemented in February 1997. The remaining $221 of the basic service revenue increase is due to approximately 744 additional average basic subscribers per month in 1997 over the prior year. Contributing to the increase in 1997 was approximately $129 in premium, advertising and miscellaneous revenue. These increases are partially offset by a decrease in sales of $163 from 1996, due to the sale of Mercom of Florida.

     Programming, franchise and other variable costs increased by $463 (10.7%) from 1996. This increase is directly related to costs associated with subscriber growth, increased programming rates on existing channels and new basic channels added during the year. Operating, marketing and other fixed system costs increased by $142 (3.7%) in 1997.

     Other expenses, including interest, decreased by $2,783 (247.4%). The decrease is due primarily to a gain of approximately $2,600 from the sale of the stock in Mercom of Florida.

     Higher average cash balances in 1997 resulted in higher interest income of $68.

     Interest expense decreased by $171 (13.9%) in 1997. A decrease in the average outstanding debt of approximately $2,798 was the primary reason for the decrease in interest expense. Partially offsetting this reduction in debt, was an increase in the annual weighted average effective interest rate from 6.5% in 1996 to 6.7% in 1997. The Company's future interest expense is subject to fluctuations in the market rate of interest and, therefore, there is no assurance that the Company's current level of interest expense is indicative of future trends.

     The Company does not expect inflation to have a significant impact on its future operations.

Year Ended December 31, 1996 Compared with Year Ended December 31, 1995

     The Company's net income in 1996 increased $923 or $0.15 per average Share. The Company recorded net income in 1996 of $1,472 or $0.31 per average Share compared to a net income of $549 or $0.16 per average Share in 1995. The increase from 1995 is primarily attributable to an increase in operating income before depreciation and amortization of $452 and a decline in interest expense of $673.

     The Company had operating income before depreciation and amortization of $5,643 in 1996 compared to $5,191 in 1995. This represents an increase of $452 (8.7%) from 1995 to 1996.

     Sales increased in 1996 by $1,631 (11.7%) from the previous year. This increase is primarily due to increased basic service revenue of approximately $1,500. Approximately $1,000 of the increase is a result of the rate increase implemented in February 1996. The remaining $500 of the basic service revenue increase is due to approximately 1,845 additional average basic subscribers per month in 1996 over the prior year.

     Programming, franchise and other variable costs increased by $775 (21.7%) from 1995. This increase is directly related to costs associated with subscriber growth, increased programming rates on existing channels and new basic channels added during the year. Operating, marketing and other fixed system costs increased by $423 (12.2%) in 1996. The increase is primarily due to salaries and benefits, costs associated with maintaining a larger subscriber base and a concentration on customer service initiatives.

     Other expenses, including interest, decreased by $497 (30.6%). The decrease is due primarily to a reduction in interest expense as described below partially offset by the effect of the reversal in 1995 of a restructuring accrual from prior years.

     Higher average cash balances in 1996 resulted in higher interest income of $44.

     Interest expense decreased by $673 (35.4%) in 1996. The decrease from 1995 in the average outstanding debt of approximately $5,060 was the primary reason for the decrease in interest expense. In addition, a reduction in the annual weighted average effective interest rate from 7.8% in 1995 to 6.5% in 1996 contributed to the reduction in interest expense.

Liquidity and Capital Resources

     Cash and temporary cash investments were $6,115, at September 30, 1998, as compared to $4,829 at December 31, 1997. The increase in cash of $1,286 is attributed to cash provided from operations of $3,921 offset by capital expenditures for the nine month period of $2,635.

     The Company expects to be able to continue to manage its costs and increase its revenues through the offering of new products, the expansion of its territories and when appropriate, rate increases. The 1998 rate increase, implemented in May 1998, is expected to provide an estimated additional $775 in annualized revenues based on the average number of subscribers forecasted for 1998. All rate increases are subject to a final decision by the FCC with respect to these rate increases, of which no assurances can be given.

     In September 1997, Cable Michigan assumed all of the bank's interest in the Company Credit Agreement (Note 3). Immediately after the assumption of the Company Credit Agreement by Cable Michigan, the Note Payable was amended and restated. The Note Payable contains the same pricing and collateral provisions as were previously in place with the Company Credit Agreement. The amendments to the Note Payable provide for less restrictive financial covenants and the elimination of mandatory principal repayments prior to December 31, 2002. The Note Payable to Cable Michigan matures with a balloon payment on December 31, 2002. The Company's Note Payable to Cable Michigan at September 30, 1998, was $14,151. The Company was in compliance with all of the terms of its Note Payable at September 30, 1998.

     Subject to certain limitations and restrictions, under the Avalon Credit Facility, the Company has the ability to borrow additional funds from the Buyer to invest in the upgrade of its facilities. The 1998 construction budget includes capital expenditures necessary to upgrade system capacity and network reliability. The Company believes its cash on hand, cash generated from operations and credit availability will be sufficient to meet its liquidity requirements, prior to maturity of the Note Payable, but there are no assurances in this regard.

     In 1996, Mercom initiated a five-year plan to rebuild it coaxial cable plant. This rebuild initiative is part of a comprehensive program initiated by Cable Michigan. The primary objective of the plan is to expand Mercom's current channel offerings, improve reliability and enhance reception. During 1998, Mercom invested over $2.2 million to begin upgrades in certain of its cable systems.

Regulatory Issues

     The Company, like other operators of cable television systems, is subject to regulation at the federal, state and local levels. No assurances can be given at this time that the following matters will not have a material adverse effect on the Company's business and results of operations in the future. Also, no assurance can be given as to what other future actions Congress, the FCC or other regulatory authorities may take or the effect thereof on the cable industry in general or the Company in particular.

   Cable Television Consumer Protection and Competition Act

     On October 5, 1992, Congress passed the 1992 Act which regulated certain subscriber rates and a number of other matters in the cable industry, such as mandatory carriage of local broadcast stations and retransmission consent, and which will increase the administrative costs of complying with such regulations. A significant provision of the 1992 Act required the FCC to establish rules to ensure that rates for the basic services are reasonable for subscribers in areas without effective competition as defined in the 1992 Act.

   Telecommunications Act of 1996

     In early 1996, Congress passed and the President signed the 1996 Act. The new law is intended to provide a pro-competitive, de-regulatory national policy framework designed to accelerate rapid private sector deployment of advanced telecommunications and information technologies and services to all Americans by opening all telecommunications markets to competition. The FCC has adopted regulations to implement the requirements of the 1996 Act and the intent of Congress. With the passage of the 1996 Act, all cable systems cable programming service tier rates are deregulated as effective competition enters the franchise area, or by March 31, 1999, whichever occurs first.

   Impact to Company

     The rate regulation provisions of the 1992 Act have not had a material adverse effect on the Company's financial condition and results of operations through September 30, 1998. Certain provisions of the 1992 Act that do not relate to rate regulation, such as the provisions relating to retransmission consent and customer service standards, have the effect of reducing operating margins of the Company.

     Over the last several years complaints have been filed with the FCC regarding the Company's rates. Although the Company believes its rates are justified according to the rules and regulations established by the FCC, the Company believes it has adequately reserved for any exposure related to these rate proceedings.

     In the second quarter of 1998, the FCC adopted and released two orders stating that the rates charged by the Company for its two cable programming service tiers, effective through January 31, 1998 are reasonable. These two orders resolved all outstanding cable programming service tier rate complaints through January 31, 1998.

Competition

     Competition for the Company's services traditionally has come from a variety of providers including broadcast television, video cassette recorders, overbuilders and home satellite dishes. The Company has eight franchises within its service areas where other cable television providers have commenced cable programming operations. In addition, the Board of Public Utilities of a ninth franchised area began construction in early 1998 and as of October 1998, has activated approximately 90% of its network. To date, the nine competitive communities have the ability to serve approximately 17% of the homes passed by the Company's network.

Year 2000 Information and Readiness Discussion

     The Company has and will acquire certain financial, administrative and operational systems. The Company is in the process of reviewing its existing systems and intends to review each system that it acquires, as well as the systems employed by third party service providers (including for billing services) in order to analyze the extent, if any, to which the Company faces a "Year 2000" problem (a problem that is expected to arise with respect to computer programs that use only two digits to identify a year in the date field and which were designed and developed without considering the impact of the upcoming change in the century).

     In particular, the Company is in the process of completing a review and survey of all information technology and non-information technology equipment and software in order to discover items that may not be Year 2000 compliant. The Company intends to contact each material third party vendor of products and services used by the Company in writing in order to determine the Year 2000 status of the products and services provided by such vendors. To date, the Company's third party vendors have indicated that all material products and services are Year 2000 compliant. The Company anticipates that it will complete its survey of equipment and software prior to March 1999 and that it will complete all required remediation and testing prior to December 31, 1999.

     The Company's most reasonably likely worst case Year 2000 scenario involves the complete failure of its third party billing and customer support system. Such a scenario is, however, highly unlikely given that the Company's billing and customer support systems are relatively new and that the Company's vendors provide readily available Year 2000 upgrades and/or system replacement packages. In the unlikely event that the Company's third party billing, customer support and addressable control systems failed, the Company could rely on its extensive microfiche back-up records. The Company intends to update its microfiche records on a regular basis prior to December 1999.

     To date, the Company has incurred approximately $30,000 in expenses relating to its Year 2000 compliance review. The Company anticipates that it will incur less than $30,000 of additional Year 2000 compliance expenses prior to January 2000.

     Although the Company has not yet made a final determination, the Company believes that any "Year 2000" problem, if it arises in the future, should not be material to the Company's liquidity, financial position or results of operations; however, there can be no assurance as to the extent of any such liabilities.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership in the Company by Company Management

     The following table sets forth the beneficial ownership of Company Common Stock as of February 1, 1999, by each Company director, the executive officers of the Company named in Annex D hereto (the "Named Executive Officers") and by all persons, as a group, who are currently directors or executive officers of the Company. Each director or executive officer has sole investment and voting power over the shares listed opposite his name except as set forth in the footnotes hereto. The table does not include shares owned by Cable Michigan, which shares represent approximately 62% of the outstanding Shares. Certain of the directors and officers of the Company may be deemed to have beneficial ownership of such shares by virtue of their relationships to Cable Michigan. Such beneficial ownership is disclaimed.

                                                                             Number of Shares           Percent of
Name of Benefical Owner                                                     Beneficially Owned      Outstanding Shares
----------------------------------------------------------------------      ------------------      ------------------
David W. Unger, Director, Assistant Secretary                                         --                    --
Joel C. Cohen, Director, President, Chief Executive Officer, Secretary                --                    --
Peter Polimino, Vice President                                                        --                    --
Peter Luscombe, Vice President                                                        --                    --
Mark Dineen, General Manager                                                          --                    --
Jay M. Grossmann, Director, Vice President, Assistant Secretary                       --                    --
Peggy Koenig, Director, Vice President, Assistant Secretary                           --                    --
Harold J. Rose, Jr., Director                                                         --                    --
George C. Stephenson, Director                                                     5,000                     *
Clifford L. Jones, Director                                                           --                    --
All Directors and Executive Officers as a Group (10 persons)                       5,000                     *

--------

* Less than 1% of the outstanding shares.

Security Ownership in the Company by Certain Beneficial Owners

     So far as is known to the Company, as of February 1, 1999, no persons, except those listed below, owned beneficially more than five percent (5%) of the outstanding Company Common Stock. With respect to the named persons, the following information is based on Schedules 13D, 13G or Form 4 filed with the SEC, copies of which were supplied to the Company by said persons. The table below discloses the name and address of such beneficial owners, the total number of shares beneficially owned by each and their percentage of ownership in relation to the total shares outstanding and entitled to vote.

                                                      Amount And
                                                      Nature of                Percent of
Name and Address of Beneficial Owner           Beneficial Ownership (1)          Class
------------------------------------------     ------------------------        ----------
Avalon Cable of Michigan, Inc.                         2,964,250                 61.92%
800 Third Avenue,
  Suite 3100
  New York, New York 10022
Gabelli Funds, Inc., et al. (2)                          520,735                 10.88%
  One Corporate Center
  Rye, New York 10580
Lappin Capital Management, L.P. (3)                      313,419                  6.54%
  767 Third Avenue, 16th Floor
  New York, New York 10017

-------------------

(1) The number of shares stated in this column includes shares owned directly or indirectly, through any contract, arrangement, understanding or relationship or with respect to which the indicated beneficial owner otherwise has the power to vote, or direct the voting or the power to dispose or direct the disposition.

(2) Based on information obtained from Amendment No. 1 to Schedule 13D filed on September 22, 1998 with the SEC by Gabelli Funds, Inc., et al.

(3) Based on information obtained from Amendment No. 9 to Schedule 13D filed on August 28, 1998 with the SEC by Lappin Capital Management, L.P.

Security Ownership in the Company by Cable Michigan Management

     The following table sets forth the beneficial ownership of Company Common Stock as of February 1, 1999, by each director and executive officer of Cable Michigan and by all persons, as a group, who are currently directors or executive officers of Cable Michigan. Each director or executive officer has sole investment and voting power over the shares listed opposite his name except as set forth in the footnotes hereto. The table does not include shares owned by Cable Michigan, which shares represent approximately 62% of the outstanding Shares. Certain of the directors, officers and affiliates of Cable Michigan may be deemed to have beneficial ownership of such shares by virtue of their relationships to Cable Michigan. Such beneficial ownership is disclaimed.

                                                                            Number of
                                                                              Shares
                                                                           Beneficially           Percent of
Name of Beneficial Owner                                                      Owned           Outstanding Shares
----------------------------------------------------------------------     ------------       ------------------
David W. Unger, Director, Assistant Secretary                                   --                    --
Joel C. Cohen, Director, President, Chief Executive Officer, Secretary          --                    --
Peter Polimino, Vice President                                                  --                    --
Peter Luscombe, Vice President                                                  --                    --
Mark Dineen, General Manager                                                    --                    --
Jay M. Grossmann, Director, Vice President, Assistant Secretary                 --                    --
Peggy J. Koenig, Director, Vice President, Assistant Secretary                  --                    --
Royce Yudkoff, Director (3)                                                     --                    --
All Directors and Executive Officers as a Group ((8) persons)                   --                    --

     Other than through their interest in Cable Michigan, Avalon Holdings and Avalon LLC do not beneficially own Company Common Stock.

     Except as disclosed above, none of the directors, officers and managers of Avalon Holdings or Avalon LLC beneficially own Company Common Stock.

                           REGULATORY CONSIDERATIONS

Antitrust

     Under the HSR Act and the rules promulgated thereunder (the "Rules"), certain merger transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the Federal Trade Commission and certain waiting periods have expired. The Merger is not subject to the filing requirements of the HSR Act and the Rules because of the controlling interest in the Company by Cable Michigan and its affiliates prior to and after the Merger. However, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made, or if such a challenge is made, what the result will be.

Franchises

     The Company must, in certain instances, notify or obtain consent from applicable franchise authorities before a "change in control" of the Company. The Merger does not result in a change of control because Buyer already owns approximately 62% of the Company's Shares. Accordingly, no such notifications have to be made and no such consents have to be obtained in connection with the Merger. Notwithstanding the foregoing, Mercom's franchise agreements with 4 townships (representing approximately 10% of Mercom's subscribers) include provisions which could be read to require the approval of those townships for certain transactions, including the Merger. Mercom and Cable Michigan intend to request approval of the Merger from those townships. The closing of the Merger is not, however, conditioned upon receipt of these approvals.


                                     BUYER

     Cable Michigan operates cable television systems in the State of Michigan. As of December 31, 1998, Cable Michigan served approximately 215,000 subscribers (including Mercom's subscribers) in municipalities surrounding Grand Rapids, Traverse City, Lapeer and Monroe in Michigan. Buyer's principal executive offices are located at 800 Third Avenue, Suite 3100, New York, New York 10022 and its telephone number is (212) 427-0600.

     Cable Michigan became a separate, publicly traded company on September 30, 1997, when it was spun off from CTE. At the same time, CTE spun off RCN. In connection with such spin-offs, RCN and CTE agreed to provide programming, customer service and other significant services to Cable Michigan. After the spin-off, LTTH owned approximately 48% of Cable Michigan's outstanding common stock. LTTH is a subsidiary of Level 3 Communications, Inc. ("LTC").

     On November 6, 1998, pursuant to the Buyer Merger Agreement, Avalon MergerSub was merged with and into Cable Michigan, with Cable Michigan as the surviving corporation. In the Buyer Merger, Cable Michigan, Inc. changed its name to Avalon Cable of Michigan, Inc. and became a wholly-owned subsidiary of Avalon Holdings.

     MergerSub was organized in connection with the Merger and has not carried on any activities to date other than those incident to its formation and the transactions contemplated by the Merger Agreement. All of the outstanding capital stock of MergerSub is owned by Buyer. The principal executive offices of MergerSub are located at 800 Third Avenue, Suite 3100, New York, New York 10022 and its telephone number is (212) 421-0600.

      Information as to each executive officer and director of Buyer, the Company and certain of Buyer's affiliates is set forth in Annex D hereto.

                      AVALON HOLDINGS AND RELATED PARTIES

     Avalon Holdings is a holding company that was formed in June, 1998 for purposes of the Buyer Merger. Avalon Holdings has not carried on any activities to date other than those incident to its formation, the acquisition and operation of Cable Michigan and related financing transactions. Avalon Holdings is a wholly owned subsidiary of Avalon LLC. Avalon LLC was formed in 1997 by David Unger, Joel Cohen and ABRY III to acquire, operate and develop cable television systems in mid-sized suburban and exurban markets. In addition to providing cable television services in Michigan through Cable Michigan, Avalon also provides cable television services to approximately 20,700 basic subscribers in western New England. ABRY Broadcast Partners III, L.P. ("ABRY III") is the controlling member of Avalon LLC. The general partner of ABRY III is ABRY Equity Investors, L.P. ("AEI"). The general partner of AEI is ABRY Holdings III, Inc. ("ABRY Inc."). Royce Yudkoff, an individual resident of the state of Massachusetts, is the controlling shareholder of ABRY Inc. The address of the principal office of Avalon Holdings is 800 Third Avenue, Suite 3100, New York, New York 10022 and its telephone number is (212) 421-0600.

                        DISSENTING SHAREHOLDERS' RIGHTS

     Holders of shares of Company Common Stock are entitled to appraisal rights under Section 262 ("Section 262") of the DGCL, provided that they comply with the conditions established by Section 262. Section 262 is reprinted in its entirety as Annex C to this Proxy Statement. The following discussion does not purport to be a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Annex C. This discussion and Annex C should be reviewed carefully by any holder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, as failure to comply with the procedures set forth herein or therein may result in the loss of appraisal rights. Stockholders of record who desire to exercise their appraisal rights must: (i) hold shares of Company Common Stock on the date of making a demand for appraisal; (ii) continuously hold such shares through the Effective Time; (iii) deliver a properly executed written demand for appraisal to the Company prior to the vote by the stockholders of the Company on the Merger; (iv) not vote in favor of the Merger or consent thereto in writing; (v) file any necessary petition in the Delaware Court of Chancery (the "Delaware Court"), as more fully described below, within 120 days after the Effective Time; and (vi) otherwise satisfy all of the conditions described more fully below and in Annex C.

     A record holder of shares of Company Common Stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the Effective Time, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the Merger nor consents thereto in writing will be entitled, if the Merger is consummated, to receive payment of the fair value of his shares of Company Common Stock as appraised by the Delaware Court. All references in Section 262 and in this summary of appraisal rights to a "stockholder" or "holders of shares of Company Common Stock" are to the record holder or holders of shares of Company Common Stock.

     Under Section 262, not less than 20 days prior to the Special Meeting, the Company is required to notify each stockholder eligible for appraisal rights of the availability of such appraisal rights. This Proxy Statement constitutes notice to holders of Company Common Stock that appraisal rights are available to them. Stockholders of record who desire to exercise their appraisal rights must satisfy all of the conditions set forth herein. A written demand for appraisal of any shares of Company Common Stock must be filed with the Company before the taking of the vote on the Merger. Such written demand must reasonably inform the Company of the identity of the stockholder of record and of such stockholder's intention to demand appraisal of the Company Common Stock held by such stockholder. This written demand for appraisal of shares must be in addition to and separate from any proxy or vote abstaining from or voting against the Merger. Voting against, abstaining from voting on, failing to return a proxy with respect to, or failing to vote on the Merger will not constitute a demand for appraisal within Section 262.

     Stockholders who desire to exercise appraisal rights must not vote in favor of the Merger or consent thereto in writing. Voting in favor of the Merger or delivering a proxy in connection with the Special Meeting (unless the proxy votes against, or expressly abstains from the vote on, the approval of the Merger), will constitute a waiver of the stockholder's right of appraisal and will nullify any written demand for appraisal submitted by the stockholder.

     A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as such stockholder's name appears on the certificate or certificates representing the shares of Company Common Stock. A person having a beneficial interest in shares of Company Common Stock that are held of record in the name of another person, such as a broker, fiduciary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect any appraisal rights. If the shares of Company Common Stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian) or other nominee, such demand must be executed by or for the record owner. If the shares of Company Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all such joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. A record owner, such as a broker, fiduciary or other nominee, who holds shares of Company Common Stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Company Common Stock outstanding in the name of such record owner. A stockholder who elects to exercise appraisal rights should mail or deliver his or her written demand to: Mercom, Inc., 800 Third Avenue, Suite 3100, New York, New York 10022,
Attention: Corporate Secretary. The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of Company Common Stock owned, and that the stockholder is thereby demanding appraisal of his or her shares. A proxy or vote against the Merger will not constitute such a demand.

     Within ten days after the Effective Time, the Surviving Corporation must provide notice of the Effective Time to all stockholders who have complied with
Section 262. Within 120 days after the Effective Time, either the Surviving Corporation or any stockholder who has complied with the required conditions of
Section 262 may file a petition in the Delaware Court, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. The Surviving Corporation does not currently intend to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that the Surviving Corporation will file such a petition or that the Surviving Corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section
262. Within 120 days after the Effective Time, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of Company Common Stock not voted in favor of the Merger and with respect to which demands for appraisal were received by the Company and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by the Surviving Corporation or within 10 days after expiration of the time for delivery of demands for appraisal under Section 262, whichever is later.

     If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court will determine which stockholders are entitled to appraisal rights and will appraise the shares of Company Common Stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that, "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which are known or which can be ascertained as of the date of the merger and which throw any light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262, however, provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

     Stockholders considering seeking appraisal should recognize that the fair value of their shares as determined under Section 262 could be more than, the same as or less than the Merger Consideration to be received if they do not seek appraisal of their shares. The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. Upon application of a dissenting stockholder of the Company, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

     Any holder of shares of Company Common Stock who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote for any purpose any Shares subject to such demand or to receive payment of dividends or other distributions on such Shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

     At any time within 60 days after the Effective Time, any stockholder will have the right to withdraw such demand for appraisal and to accept the terms offered in the Merger; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the Surviving Corporation. If no petition for appraisal is filed with the Delaware Court within 120 days after the Effective Time, stockholders' rights to appraisal will cease, and all holders of shares of Company Common Stock will be entitled to receive the Merger Consideration. Inasmuch as the Surviving Corporation has no obligation to file such a petition, and has no present intention to do so, any holder of shares of Company Common Stock who desires such a petition to be filed is advised to file it on a timely basis.

     Failure to take any required step in connection with the exercise of appraisal rights may result in termination of such rights. In view of the complexity of these provisions of the DGCL, stockholders who are considering exercising their rights under Section 262 should consult with their legal advisors.


                            INDEPENDENT ACCOUNTANTS

     The consolidated financial statements of the Company as of December 31, 1997 and 1996 and for the years ended December 31, 1997, 1996 and 1995, appearing in this Proxy Statement have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY

Audited Financial Statements

Report of Independent Accountants.......................................... F-2
Consolidated Statements of Operations for the Years Ended
  December 31, 1997, 1996 and 1995 ........................................ F-3
Consolidated Balance Sheets as of December 31, 1997 and 1996............... F-4
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1997, 1996 and 1995......................................... F-5
Consolidated Statements of Changes in Shareholders' Equity (Deficit)
  for the Years Ended December 31, 1997, 1996 and 1995..................... F-6
Notes to Consolidated Financial Statements................................. F-7

Unaudited Financial Statements

Condensed Consolidated Statements of Operations--Nine Months Ended
  September 30, 1998 and 1997.............................................. F-14
Condensed Consolidated Balance Sheets--September 30, 1998 and
  December 31, 1997........................................................ F-15
Condensed Consolidated Statements of Cash Flows--Nine Months Ended
  September 30, 1998 and 1997.............................................. F-16
Notes to Condensed Consolidated Financial Statements....................... F-17

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders of Mercom, Inc.:

     We have audited the accompanying consolidated balance sheets of Mercom, Inc. and its subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in shareholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mercom, Inc. and its subsidiaries as of December 31, 1997 and 1996 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

/S/ PricewaterhouseCoopers LLP
------------------------------------
Coopers & Lybrand L.L.P.
Philadelphia, Pennsylvania
March 13, 1998

                         MERCOM, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (Dollars In Thousands, Except Per Share Data)

                                                                          For the Years Ended December 31,
                                                                      ----------------------------------------
                                                                         1997           1996           1995
                                                                         ----           ----           ----
Sales.............................................................    $  16,439      $  15,570      $  13,939
                                                                      ---------      ---------      ---------

Operating Expenses:
   Programming, franchise and other variable costs................        4,803          4,340          3,565
   Operating, marketing and other fixed system costs..............        4,020          3,878          3,455
   Other general and administrative expenses......................        1,517          1,709          1,728
   Depreciation and amortization..................................        2,894          3,018          3,022
                                                                      ---------      ---------      ---------
      Total operating expenses....................................       13,234         12,945         11,770
                                                                      ---------      ---------      ---------
      Operating income............................................        3,205          2,625          2,169
                                                                      ---------      ---------      ---------

Other (Income) Expenses:
   Litigation costs...............................................           --            (12)          (188)
   Interest income................................................         (195)          (127)           (83)
   Interest expense...............................................        1,056          1,227          1,900
   Loss (income) from asset disposal..............................           13             37             (7)
   Gain on sale of Mercom of Florida..............................       (2,571)            --             --
   Other expenses, net............................................           39             --             --
                                                                      ---------      ---------      ---------
      Total other (income) expenses, net..........................       (1,658)         1,125          1,622
                                                                      ---------      ---------      ---------
      Income before income taxes..................................        4,863          1,500            547
                                                                      ---------      ---------      ---------

Income Tax Expense (Benefit)......................................          665             28             (2)
                                                                      ---------      ---------      ---------
      Net income..................................................    $   4,198      $   1,472      $     549
                                                                      =========      =========      =========

Basic and Diluted Earnings Per Average Common Share:
      Net income..................................................    $    0.88      $    0.31      $    0.16
                                                                      =========      =========      =========

Weighted Average Common Shares Outstanding (in thousands).........        4,787          4,787          3,338
                                                                      =========      =========      =========

          See accompanying Notes to Consolidated Financial Statements.

                         MERCOM, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                             (Dollars In Thousands)

                                                                                                      December 31,
                                                                                               --------------------------
                                                                                                  1997           1996
                                                                                               ----------     ----------
ASSETS
Cash & Temporary Cash Investments........................................................      $    4,829     $    3,054
Accounts Receivable:
   Trade, net of reserve for doubtful accounts of $49 in 1997 and $36 in 1996............             365            309
   Other.................................................................................              93             60
Prepaid Expenses and Other...............................................................             134            101
Deferred Income Taxes....................................................................             341             --
Property, Plant and Equipment:
   Cable television distribution plant...................................................          39,730         39,309
   Buildings and land....................................................................             571            549
   Furniture, fixtures and vehicles......................................................           1,911          1,785
                                                                                               ----------     ----------
      Total property, plant and equipment................................................          42,212         41,643
   Accumulated depreciation..............................................................          28,998         27,395
                                                                                               ----------     ----------
      Net property, plant and equipment..................................................          13,214         14,248
                                                                                               ----------     ----------
Intangible Assets, Net...................................................................           1,743          2,079
                                                                                               ----------     ----------
Total Assets.............................................................................      $   20,719     $   19,851
                                                                                               ==========     ==========

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Liabilities:
   Accounts payable, trade...............................................................      $      980     $      828
   Accounts payable, affiliate and related parties.......................................             539            784
   Other liabilities.....................................................................           1,694          1,578
   Accrued litigation costs..............................................................           1,450          2,150
   Deferred income taxes.................................................................             626             --
   Debt:
      Note payable, affiliate............................................................          14,151             --
      Term credit agreement..............................................................              --         17,430
                                                                                               ----------     ----------
        Total liabilities................................................................          19,440         22,770
                                                                                               ----------     ----------
Commitments and Contingencies
Shareholders' Equity (Deficit):
   Preferred stock, $100 par value, 150,000 shares authorized, none issued and outstanding at December 31, 1997 and 1996..........................................
   Common stock, $1 par value, 5,000,000 shares authorized, 4,787,060, issued and
      outstanding at December 31, 1997 and 1996..........................................           4,787          4,787
   Additional paid-in capital............................................................          11,374         11,374
   Accumulated deficit...................................................................         (14,882)       (19,080)
                                                                                               ----------     ----------
      Total shareholders' equity (deficit)...............................................           1,279         (2,919)
                                                                                               ----------     ----------
Total Liabilities & Shareholders' Equity (Deficit).......................................      $   20,719     $   19,851
                                                                                               ==========     ==========

          See accompanying Notes to Consolidated Financial Statements.

                         MERCOM, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars In Thousands)

                                                                                For the Years Ended December 31,
                                                                            ----------------------------------------
                                                                               1997           1996          1995
                                                                            ----------     ----------    ----------
Cash Flows From Operating Activities:
   Net income..........................................................     $    4,198     $    1,472    $      549
   Depreciation........................................................          2,603          2,731         2,713
   Amortization........................................................            291            287           309
   Deferred income taxes...............................................            417             --            --
   Loss (income) from asset disposal...................................             13             37            (7)
   Net change in certain assets and liabilities:
      Accounts receivable, trade and other, net........................           (120)             8            74
      Accounts payable, trade and other................................            (81)           198           582
      Gain on sale of Mercom of Florida................................         (2,571)            --            --
      Other assets and liabilities.....................................           (581)          (630)       (1,854)
                                                                            ----------     ----------    ----------
        Net cash provided by operating activities......................          4,169          4,103         2,366
                                                                            ----------     ----------    ----------

Cash Flows From Investing Activities:
   Expansion, improvements and other...................................         (2,614)        (1,585)       (1,701)
   Proceeds from sale of Mercom of Florida.............................          3,496             --            --
   Proceeds from asset disposal........................................              3              3            12
                                                                            ----------     ----------    ----------
        Net cash provided by (used in) investing activities............            885         (1,582)       (1,689)
                                                                            ----------     ----------    ----------

Cash Flows From Financing Activities:
   Repayment of bank loans.............................................        (17,430)        (1,500)       (6,996)
   Note payable, affiliate.............................................         14,151             --            --
   Net proceeds from the issuance of common stock......................             --             --         8,256
                                                                            ----------     ----------    ----------
        Net cash (used in) provided by financing activities............         (3,279)        (1,500)        1,260
                                                                            ----------     ----------    ----------

Net Increase in Cash & Temporary Cash Investments......................          1,775          1,021         1,937
Cash & Temporary Cash Investments, January 1...........................          3,054          2,033            96
                                                                            ----------     ----------    ----------
Cash & Temporary Cash Investments, December 31.........................     $    4,829     $    3,054    $    2,033
                                                                            ==========     ==========    ==========

Supplemental Disclosures of Cash Flow Information
   Cash paid during the year for:
   Interest............................................................     $    1,079     $    1,247    $    2,044
   Taxes...............................................................     $      120     $       29    $       --

          See accompanying Notes to Consolidated Financial Statements.

                         MERCOM, INC. AND SUBSIDIARIES
      CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
              For the Years Ended December 31, 1997, 1996 and 1995
                             (Dollars In Thousands)

                                            Common Stock
                                      -------------------------      Additional                           Total
                                       Issued &                       Paid-In         Accumulated      Shareholders'
                                      Outstanding     Par Value       Capital           Deficit      Equity (Deficit)
                                      -----------     ---------      ----------       -----------    ----------------
Balance at January 1, 1995               2,393         $ 2,393        $  5,512        $ (21,101)        $ (13,196)
   Net income                               --              --              --              549               549
   Stock rights offering                 2,394           2,394           5,862               --             8,256
                                         -----         -------        --------        ---------         ---------

Balance at December 31, 1995             4,787           4,787          11,374          (20,552)           (4,391)
   Net income                               --              --              --            1,472             1,472
                                         -----         -------        --------        ---------         ---------

Balance at December 31, 1996             4,787           4,787          11,374          (19,080)           (2,919)
   Net income                               --              --              --            4,198             4,198
                                         -----         -------        --------        ---------         ---------

Balance at December 31, 1997             4,787         $ 4,787        $ 11,374        $ (14,882)        $   1,279
                                         =====         =======        ========        =========         =========

          See accompanying Notes to Consolidated Financial Statements.

                         MERCOM, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                 (Dollars In Thousands, Except Per Share Data)

1.   ORGANIZATION

     The Company is a cable television operator which provides basic, premium and pay-per-view cable programming services to subscribers in the Systems. The Michigan systems are operated through CCV. On July 1, 1997, the Company sold its investment in Mercom of Florida, which operates a cable system in Port St. Lucie, Florida, approximately 90 miles north of Palm Beach.

     CCV, through its wholly-owned subsidiaries, operates cable television systems serving approximately 39,400 subscribers in Monroe County, Allegan County, Coldwater and Sturgis areas of Michigan. CCV and its subsidiaries have 78 franchise agreements with expiration dates between 1998 and 2015.

     Prior to September 30, 1997, the Company was operated as part of C-TEC. On September 30, 1997, C-TEC distributed 100% of the outstanding shares of common stock of its wholly owned subsidiaries, RCN and Cable Michigan, to holders of record of C-TEC's Common Stock and C-TEC's Class B Common Stock as of the close of business on September 19, 1997 in accordance with the terms of the Distribution Agreement. RCN consists primarily of C-TEC's bundled residential voice, video and Internet access operations in the Boston to Washington, D.C. corridor, its existing New York, New Jersey and Pennsylvania cable television operations, a portion of its long distance operations and its international investment in Megacable, S.A. de C.V. Cable Michigan consists of C-TEC's Michigan cable operations, including its 62% ownership in the Company.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The principal accounting policies of the Company and its subsidiaries are summarized below:

     Principles of Consolidation - The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, CCV. All significant intercompany accounts and transactions have been eliminated in consolidation.

     Preparation of Financial Statements - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Temporary Cash Investments - For the purposes of the Statement of Cash Flows, the Company considers all investments purchased with an original maturity of three months or less to be temporary cash investments. Temporary cash investments are stated at cost, which approximates market.

     Property, Plant and Equipment and Depreciation - Property, plant and equipment are recorded at cost. Depreciation is provided over the estimated useful lives of the assets using the straight-line method. The estimated useful life of the property, plant and equipment is 12 years except for vehicles, which have an estimated useful life of 5 years. Maintenance and repair costs are charged to expense as incurred. Major replacements and betterments are capitalized. Gain or loss is recognized on retirements and dispositions.

     Intangible Assets - The purchase price in excess of the fair market value of net assets of cable television systems acquired and franchise rights and costs are being amortized on a straight line basis over the expected period of benefit ranging from 11 years to 15 years.

                 (Dollars In Thousands, Except Per Share Data)

     Accounting for Impairments - The Company follows the provisions of Statement of Financial Accounting Standards No. 121 - "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of" ("SFAS 121").

     SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, the Company estimates the net future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected net future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. Measurement of an impairment loss for long-lived assets and identifiable intangibles expected to be held and used is based on the fair value of the asset.

     No impairment losses have been recognized by the Company pursuant to SFAS 121.

     Subscriber Revenue - Revenues from cable programming services are recorded in the month the service is provided.

     Advertising Expense - The Company expenses advertising costs as incurred. Advertising expense charged to operations was $138, $113 and $123 in 1997, 1996 and 1995, respectively.

     Income Taxes - The Company accounts for income taxes using Statement of Financial Accounting Standards No. 109 - "Accounting for Income Taxes". The statement requires the use of an asset and liability approach for financial reporting for income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between financial reporting basis and tax basis of assets and liabilities. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

     Earnings (Loss) Per Share - The Company has adopted Statement of Financial Accounting Standards No. 128 - "Earnings Per Share" ("SFAS 128"). Basic earnings
(loss) per share amounts are computed based on net income (loss) divided by the weighted average number of shares of common stock outstanding during the period.

     Diluted earnings (loss) per share amounts are computed based on net income
(loss) divided by the weighted average number of shares of common stock outstanding during the period after giving effect to convertible securities considered to be dilutive common stock equivalents. The Company does not currently have any convertible securities.

3.   INTANGIBLE ASSETS

     Intangible assets consist of the following at December 31:

                                                             1997         1996
                                                           --------     --------
Goodwill................................................   $  1,577     $  1,589
Franchise rights and costs..............................      1,632        1,768
Other...................................................        853          856
                                                           --------     --------
   Total................................................      4,062        4,213
Less accumulated amortization...........................      2,319        2,134
                                                           --------     --------
   Total................................................   $  1,743     $  2,079
                                                           ========     ========

     Amortization expense charged to operations in 1997, 1996 and 1995 was $291, $287 and $309, respectively.

                 (Dollars In Thousands, Except Per Share Data)

     During 1997, due to the sale of its investment in Mercom of Florida, intangible assets which had an original cost of $147 and associated accumulated amortization of $75 were removed from the Company's balance sheet.

4.   INCOME TAXES

     The income tax provision (benefit) consists of the following:

                                                         1997      1996      1995
                                                        ------    ------    ------
Current-
   Federal..........................................    $  248    $   28    $   (2)
   State............................................        --        --        --
                                                        ------    ------    ------
      Total.........................................    $  248    $   28    $   (2)
                                                        ======    ======    ======

Deferred-
   Federal..........................................    $  417    $   --    $   --
   State............................................        --        --        --
                                                        ------    ------    ------
      Total.........................................    $  417    $   --    $   --
                                                        ------    ------    ------

Total provision (benefit) for income taxes..........    $  665    $   28    $   (2)
                                                        ======    ======    ======

     Temporary differences and carryforwards which give rise to a significant portion of deferred tax assets and liabilities at December 31, are as follows:


                                                          1997        1996
                                                        --------    --------
Net operating loss carryforwards....................    $  1,588    $  3,532
Alternative minimum tax credits.....................         141          39
Reserves............................................         275         330
Other, net..........................................          66          63
                                                        --------    --------
   Total deferred assets............................       2,070       3,964
                                                        --------    --------
Property, plant and equipment.......................      (2,233)     (2,597)
Intangible assets...................................        (122)       (105)
                                                        --------    --------
   Total deferred liabilities.......................      (2,355)     (2,702)
                                                        --------    --------
      Subtotal......................................        (285)      1,262
Valuation allowance.................................          --      (1,262)
                                                        --------    --------
Total deferred taxes................................    $  (285)    $     --
                                                        ========    ========

     In the opinion of management, based on the future turnaround of existing temporary differences, primarily depreciation, and its expectations of future operating results, the Company will more likely than not, be able to realize all of its deferred tax assets.

     Due to the sale of its investment in Mercom of Florida, the Company's deferred tax liabilities decreased by $132.

     The net change in the valuation allowance for deferred tax assets during 1997 was a decrease of $1,262, of which $72 related to Mercom of Florida.

     The provision (benefit) for income taxes is different from the amounts computed by applying the U.S. statutory federal tax rate of 34%. The differences are as follows:

                 (Dollars In Thousands, Except Per Share Data)

                                                                1997        1996        1995
                                                              --------    --------    --------
Income before provision (benefit) for income taxes........    $  4,863    $  1,500    $    547
                                                              ========    ========    ========
Federal tax provision.....................................    $  1,653    $    510    $    186
Reduction due to:
Goodwill..................................................          36          36          37
Decrease in valuation allowance...........................      (1,190)       (518)       (256)
Adjustment to prior years  amortization...................          --          --          28
Non-deductible expense....................................         147          --          --
Other, net................................................          19          --           3
                                                              --------    --------    --------
Provision (benefit) for income taxes......................    $    665    $     28    $     (2)
                                                              ========    ========    ========

     The Company has the following federal net operating loss carryforwards available:

                                  Tax Net
                Year          Operating Losses   Expiration Date
                ----          ----------------   ---------------
                1991             $      329            2006
                1992             $    1,628            2007
                1995             $    2,713            2010

     In the current year, the Company was liable for Federal Alternative Minimum Tax ("AMT"). At December 31, 1997 the cumulative minimum tax credits are $141. This amount can be carried forward indefinitely to reduce regular tax liabilities that exceed the AMT in future years.

5.   DEBT

     Debt consists of the following:

                                         December 31,
                                     -------------------
                                       1997       1996
                                     --------   --------
Note Payable, Affiliate..........    $ 14,151   $     --
Term Credit Agreement............          --     17,430
                                     --------   --------
Total Debt.......................    $ 14,151   $ 17,430
                                     ========   ========

     In November 1989, the Company entered into a term credit agreement with a bank. In addition, the Company entered into a revolving credit facility in August 1995 of $2,000 with an initial maturity of August 1996, which was amended and extended to August 1997. In August 1997, the revolving credit agreement expired. The Company had no borrowings under the revolving credit agreement in 1996 and 1997.

     The term credit agreement was amended several times in order to, among other things, increase borrowings thereunder and to restructure the amortization schedule of the principal repayments.

     On September 29, 1997, Cable Michigan purchased and assumed all of the bank's interest in the term credit agreement and the note issued thereunder. As of such date, $14,151 of principal was outstanding. Immediately after the purchase, the term credit agreement was amended in order to, among other things, provide for less restrictive financial covenants, eliminate mandatory amortization of principal and provide for a bullet maturity of principal on December 31, 2002, and remove the change of control event of default. The Company's borrowings under the term credit agreement contain pricing and security provisions substantially the same as those in place prior to the purchase

                 (Dollars In Thousands, Except Per Share Data)

of the loan. The borrowings are secured by a pledge of the stock of the Company's subsidiaries and a first lien on certain of the assets of the Company and its subsidiaries, including inventory, equipment and receivables.

     Cable Michigan has the ability, under Cable Michigan's Credit Agreement, to lend additional funds, approximately $6,000, up to an aggregate of $20,000, to the Company to meet additional investment and liquidity needs. At December 31, 1997, the Company was in compliance with all covenants associated with the Note Payable.

     The weighted average effective interest rates for all debt at December 31, 1997 and 1996, were 6.7% and 6.5%, respectively. Interest on the Note Payable is paid based on LIBOR plus 1%.

6.   COMMON STOCK

     On August 10, 1995, the Company completed the issuance of 2,393,530 shares of Company Common Stock through a rights offering, resulting in net proceeds, after deducting issuance costs, of approximately $8,200. Shareholders of record at the close of business on July 20, 1995 were entitled to one non-transferable right for every share of Company Common Stock held. Right holders were able to purchase, for a price of $3.60 per share, one share of Company Common Stock for each right held.

     The Company utilized a portion of the proceeds received from the Rights Offering to repay $5,070 of outstanding indebtedness to its lender and repay $2,287 of outstanding indebtedness to C-TEC under two demand notes. The remaining proceeds were used for general corporate purposes, including capital expenditures.

7.   EMPLOYEE BENEFIT PLANS

     The Company adopted a 401(k) savings plan on January 1, 1995 covering substantially all employees. Contributions made by the Company to the 401(k) plan are based on a specified percentage of employee contributions. Contributions charged to expense were $39 and $26 in 1997 and 1996, respectively.

     Beginning in 1996, the Company provides short-term disability salary continuance benefits to former or inactive employees who are not retirees. The Company accounts for these benefits under Statement of Financial Accounting Standards No. 112 - "Employers Accounting for Postemployment Benefits" ("SFAS 112"). SFAS 112 requires the Company to accrue the cost of postemployment benefits over employees' service lives. The Company uses the services of an enrolled actuary to calculate the expense. The net periodic cost for postemployment benefits was $34 and $36 in 1997 and 1996, respectively.

8.   COMMITMENTS AND CONTINGENCIES

           a. Total rental expense, primarily office space and pole rental, was $283, $248 and $250 for 1997, 1996 and 1995, respectively. At December 31, 1997, rental commitments under noncancellable leases, excluding annual pole rental commitments of approximately $181 that are expected to continue indefinitely, are as follows:

                     1998......................    $    91
                     1999......................         78
                     2000......................         78
                     2001......................         23
                     2002......................         13
                     Thereafter................        252

           b. The Company is subject to the provisions of the Cable Television Consumer Protection and Competition Act of 1992 and the Telecommunications Act of 1996. The Company has either settled challenges or accrued for anticipated exposures related to rate regulation; however, there is no assurance that there will not be further additional

                 (Dollars In Thousands, Except Per Share Data)


challenges to its rates. The statement of operations for 1997 and 1996 included charges totaling approximately $17 and $170, respectively, relating to cable rate regulation exposures.

           c. The Company entered into the Management Agreement on January 1, 1997 pursuant to which Cable Michigan operates and manages the Company's cable properties. The Management Agreement provides that the Company will pay Cable
Michigan: (a) an annual fee equal to the greater of: (i) $500 or (ii) a percentage of the Company's annual revenues (ranging from 5% of $10,000 of revenues, as defined, to 4% of revenues in excess of $20,000); and (b) an annual incentive bonus equal to twenty-five percent (25%) of the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA") as adjusted, during the applicable fiscal year less the base EBITDA of $5,000. See Note 9 (Affiliate and Related Party Transactions) to Audited Financial Statements.

9.   AFFILIATE AND RELATED PARTY TRANSACTIONS

     The Company entered into the CCS Management Agreement in 1992, pursuant to which CCS would manage the Company's cable television systems' operations through 1996. The Company was charged $1,398 and $1,204 for this management service in 1996 and 1995, respectively. In 1995, the Company incurred interest of $29 on outstanding management fee obligations owed to C-TEC. Effective January 1, 1997, the Company entered into a management agreement with Cable Michigan. The Company was charged $1,204 in 1997 based on the agreement approved by the Board. RCN and its subsidiaries also supplied other services not covered by the management agreements for approximately $27, $92 and $121 in 1997, 1996 and 1995, respectively.

     In the first quarter of 1995, C-TEC loaned $887 to the Company to enable it to make a principal payment on its Credit Agreement of $887 scheduled for March 31, 1995. C-TEC also loaned the Company $1,400 in June 1995 to meet its scheduled payment under the Lahey settlement agreement. The Company paid interest in 1995 of $39 to C-TEC in connection with these two demand notes. These demand notes were repaid in August 1995.

     The Company sold approximately $81 and $2 of inventory to a C-TEC subsidiary in 1996 and 1995, respectively.

     The Company had accounts payable to RCN of $18 and $783 (primarily management fees) at December 31, 1997 and 1996, respectively.

     The Company had accounts payable to Cable Michigan of $521 (primarily management fees) and $1 at December 31, 1997 and 1996, respectively.

     On September 29, 1997, Cable Michigan assumed all of the bank's interest in the Term Credit Agreement as discussed in Note 5.

10.  OFF BALANCE SHEET RISK AND CONCENTRATION OF CREDIT RISK

     The Company places its cash and temporary cash investments with high credit quality financial institutions. The Company does, however, maintain unsecured cash and temporary cash investment balances in excess of federally insured limits.

     Concentrations of credit risk with respect to receivables are limited due to a large customer base throughout Michigan.

11.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

                 (Dollars In Thousands, Except Per Share Data)


     a.   Cash and temporary cash investments

     The carrying amount approximates fair value because of the short maturity of these instruments.

     b.   Long-term debt

     The fair value of floating rate long-term debt is considered to be equal to carrying value since the debt reprices at least every six months and the Company believes that its credit risk has not changed from the time the floating rate debt was borrowed and therefore, it would obtain similar rates in the current market.

     The estimated fair value of the Company's financial instruments are as follows at December 31:

                                                                       1997                      1996
                                                              ----------------------    -----------------------
                                                              Carrying                  Carrying
                                                               Amount     Fair Value     Amount      Fair Value
                                                              --------    ----------    --------     ----------
Financial assets:
   Cash and temporary cash investments....................    $  4,829     $  4,829     $  3,054     $  3,054
Financial liabilities:
   Floating rate long-term debt:
      Note Payable, Affiliate.............................    $ 14,151     $ 14,151     $     --     $     --
      Term Credit Agreement...............................    $     --     $     --     $ 17,430     $ 17,430

                         MERCOM, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)
                 (Dollars in Thousands, Except Per Share Data)

                                                                         Nine Months Ended
                                                                           September 30,
                                                                       ---------------------
                                                                         1998        1997
                                                                       --------    --------
Sales..............................................................    $ 12,894    $ 12,399
                                                                       --------    --------
Costs and expenses.................................................       8,254       7,762
Non-recurring charges*.............................................         349          --
Depreciation and amortization......................................       2,206       2,166
                                                                       --------    --------
   Total operating expenses........................................      10,809       9,928
                                                                       --------    --------
   Operating income................................................       2,085       2,471
                                                                       --------    --------
Other (Income) Expenses:
Interest income....................................................        (232)       (131)
Other expense......................................................         194          54
Interest expense...................................................         718         812
Gain on sale of Mercom of Florida..................................          --      (2,571)
                                                                       --------    --------
   Total other (income) expenses...................................         680      (1,836)
                                                                       --------    --------
   Income before income taxes......................................       1,405       4,307
Provision for income taxes.........................................         630         480
                                                                       --------    --------
   Net income......................................................    $    775    $  3,827
                                                                       ========    ========
Basic and diluted earnings per average common share................    $   0.16    $   0.80
Weighted Average Common Shares Outstanding (in thousands)..........       4,787       4,787
                                                                       ========    ========

-------------------

See accompanying Notes to Condensed Consolidated Financial Statements.

     * These charges pertain to Cable Michigan's proposal to acquire the outstanding Shares of the Company that Cable Michigan does not already own. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Nine Months Ended September 30, 1998 Compared with Nine Months Ended September 30, 1997."

                         MERCOM, INC. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (Unaudited)
                             (Dollars in Thousands)

                                                                                       September 30,     December 31,
                                                                                           1998              1997
                                                                                       -------------     ------------
ASSETS:
   Cash & temporary cash investments.................................................    $  6,115          $  4,829
   Accounts receivable:
   Trade, net of reserve for doubtful accounts of $84 and $49 at September 30,
     1998, and December 31, 1997, respectively.......................................         323               365
   Other.............................................................................          55                93
   Prepaid expenses and other........................................................         138               134
   Deferred income taxes.............................................................         264               341
   Property, plant and equipment.....................................................      44,110            42,212
   Less--accumulated depreciation....................................................      30,458            28,998
                                                                                         --------          --------
   Net property, plant and equipment.................................................      13,652            13,214
   Intangible assets--net of accumulated amortization of $2,525 and $2,319 at
     September 30, 1998, and December 31, 1997, respectively.........................       1,537               743
                                                                                         --------          --------
   Total Assets......................................................................    $ 22,084          $ 20,719
                                                                                         ========          ========
LIABILITIES AND SHAREHOLDERS' EQUITY:
   Accounts payable, trade...........................................................    $  1,525          $    980
   Accounts payable, affiliate and related parties...................................         850               539
   Other liabilities.................................................................       1,614             1,694
   Accrued litigation costs..........................................................         750             1,450
   Deferred income taxes.............................................................       1,140               626
   Note payable, affiliate...........................................................      14,151            14,151
                                                                                         --------          --------
   Total Liabilities.................................................................      20,030            19,440
                                                                                         --------          --------
SHAREHOLDERS' EQUITY:
   Preferred stock, $100 par value, 150,000 shares authorized, none issued and outstanding at September 30, 1998, and December 31, 1997........................
   Common stock, $1 par value, 5,000,000 shares authorized, 4,787,060, issued
     and outstanding at September 30, 1998, and December 31, 1997....................       4,787             4,787
   Additional paid-in capital........................................................      11,374            11,374
   Accumulated deficit...............................................................     (14,107)          (14,882)
                                                                                         --------          --------
   Total Shareholders' Equity........................................................       2,054             1,279
                                                                                         --------          --------
   Total Liabilities & Shareholders' Equity .........................................    $ 22,084          $ 20,719
                                                                                         ========          ========

-------------------

See accompanying Notes to Condensed Consolidated Financial Statements.

                         MERCOM, INC.  AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)
                             (Dollars in Thousands)

                                                                            Nine Months
                                                                        Ended September 30,
                                                                       ----------------------
                                                                         1998         1997
                                                                       --------     --------
Net cash provided by operating activities..........................    $  3,921     $  2,652
                                                                       --------     --------
Cash flows from investing activities
   Expansion, improvements and other ..............................      (2,635)      (1,910)
   Proceeds from sale of Mercom of Florida.........................          --        3,496
                                                                       --------     --------
Net cash (used in) provided by investing activities................      (2,635)       1,586
Cash Flows From Financing Activities
   Repayment of bank loans.........................................          --      (17,430)
   Note payable, affiliate.........................................          --       14,151
                                                                       --------     --------
Net cash used in financing activities..............................          --       (3,279)
                                                                       --------     --------
Net increase in cash and temporary cash investments................       1,286          959
Cash and temporary cash investments, January 1.....................       4,829        3,054
                                                                       --------     --------
Cash and temporary cash investments, September 30..................    $  6,115     $  4,013
                                                                       ========     ========
Supplemental Disclosures of Cash Flow Information
   Cash paid during the year for:
      Interest.....................................................    $    476     $    916
      Taxes........................................................    $     38     $     23

-------------------

See accompanying Notes to Condensed Consolidated Financial Statements.

                         MERCOM, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)
                 (Dollars in Thousands, Except Per Share Data)

1.   Responsibility for Interim Financial Statements

     The condensed consolidated financial statements included herein have been prepared by the Company without audit, pursuant to the rules and regulations of the SEC. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. However, in the opinion of management, such statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information. The condensed consolidated financial statements should be read in conjunction with the annual statements and notes thereto included in the Company's 1997 Annual Report to the Securities and Exchange Commission on Form 10-K, including any amendments thereto. The results of operations for the interim periods are not necessarily indicative of the results that might be expected for future interim periods or for the full year ended December 31, 1998.

2.   Restructuring

     Prior to September 30, 1997, the Company was operated as part of C-TEC. On September 30, 1997, C-TEC distributed 100% of the outstanding shares of common stock of its wholly owned subsidiaries, RCN and Cable Michigan to holders of record of C-TEC's Common Stock and C-TEC's Class B Common Stock as of the close of business on September 19, 1997 in accordance with the terms of a Distribution Agreement dated September 5, 1997 among C-TEC, RCN and Cable Michigan. On June 3, 1998 the Buyer Merger Agreement was executed. The Buyer Merger became effective on November 6, 1998. Since the effective time of the Buyer Merger, Cable Michigan, which owns 62% of the Company, is a wholly owned subsidiary of Avalon Holdings.

3.   Debt

     Debt consists of the following:

                                       September 30, 1998   December 31, 1997
                                       ------------------   -----------------
Note Payable, Affiliate...............       $14,151             $14,151
                                             =======             =======

     In November 1989, the Company entered into the Company Credit Agreement. The Company Credit Agreement was amended several times in order to, among other things, increase borrowings thereunder and to restructure the amortization schedule of the principal repayments.

     On September 29, 1997, Cable Michigan acquired and assumed all of the bank's interest in the Company Credit Agreement and the note issued thereunder. As of such date, $14,151 of principal was outstanding. Immediately after the purchase, the Company Credit Agreement was amended in order to, among other things, provide for less restrictive financial covenants, eliminate mandatory amortization of principal and provide for a bullet maturity of principal on December 31, 2002, and remove the change of control event of default. The Company's borrowings under the Company Credit Agreement contain pricing and security provisions substantially the same as those in place prior to the purchase of the loan. The borrowings are collateralized by a pledge of the stock of the Company's subsidiaries and a first lien on certain of the assets of the Company and its subsidiaries, including inventory, equipment and receivables.

     On November 6, 1998, the Buyer Merger was consummated. Cable Michigan, as the surviving corporation of the Buyer Merger, has the ability, subject to certain limitations and restrictions under its debt agreements, to lend additional funds to the Company to meet additional capital and liquidity needs.

     At September 30, 1998, the Company was in compliance with all covenants associated with the Note Payable.

                                  (Unaudited)
                 (Dollars in Thousands, Except Per Share Data)


     The effective interest rate for debt at September 30, 1998 and December 31, 1997, was 6.7%. Interest on the Note Payable is paid based on LIBOR plus 1%.

4.   Income Taxes

     The provision for income taxes is different from the amounts computed by applying the U.S. statutory federal tax rate of 34% primarily due to the effect of non-deductible goodwill amortization and non-deductible expenses associated with the potential acquisition of the minority shares of the Company.

5.   Affiliate and Related Party Transactions

     The Company had amounts due to Cable Michigan of $843 and $521 at September 30, 1998, and December 31, 1997, respectively, primarily related to management services and interest on the Note Payable. The Company entered into a management agreement with Cable Michigan, in January 1997, pursuant to which Cable Michigan manages the Company's cable television systems' operations. The management agreement was approved by the independent directors on the Board.

     The Company had amounts due to RCN of $6 and $16 at September 30, 1998 and December 31, 1997, respectively, primarily for billing and customer service related expenses.

6.   Earnings Per Share

     Basic earnings (loss) per share amounts are computed based on net income
(loss) divided by the weighted average number of shares of common stock outstanding during the period.

     Diluted earnings (loss) per share amounts are computed based on net income
(loss) divided by the weighted average number of shares of common stock outstanding during the period after giving effect to convertible securities considered to be dilutive common stock equivalents. The Company does not currently have any convertible securities.

7.   Buyer Merger Agreement

     On November 6, 1998 the Buyer Merger was consummated.

     In accordance with the terms of the Buyer Merger Agreement, each share of common stock, par value $1.00 per share, of Cable Michigan outstanding prior to the effective time of the Buyer Merger (other than treasury stock, shares owned by Avalon Holdings or its subsidiaries, or shares as to which dissenters' rights have been exercised) was converted into the right to receive $40.50 in cash.

     On June 4, 1998, Cable Michigan made a proposal to the Board to acquire the outstanding Shares of the Company that Cable Michigan does not already own at a price of $11.00 per share. The Company established the Special Committee to evaluate the proposal.

     On August 12, 1998, Amendment No. 2 was entered into, which authorized Cable Michigan to increase to $12.00 per share, the price of the Cable Michigan proposal for the acquisition of the outstanding shares of the Company that Cable Michigan does not already own.

                         MERCOM, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)
                 (Dollars in Thousands, Except per Share Data)

     On September 10, 1998, the Company, Cable Michigan and Mercom Acquisition, Inc., an affiliate of Cable Michigan, entered into the Merger Agreement. Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, Mercom will be merged with and into Cable Michigan with Cable Michigan being the Surviving Corporation. At the Effective Time, each outstanding share of Company Common Stock held by the Company as treasury stock or owned by Cable Michigan or any of Cable Michigan's subsidiaries immediately prior to the Effective Time will be canceled, and no payment will be made with respect thereto. Each share of Company Common Stock held by Buyer outstanding immediately prior to the Effective Time will be converted into and become one share of common stock of the Surviving Corporation. At the effective time, except as set forth above and except for shares with respect to which appraisal rights have been properly exercised, each additional issued and outstanding share of Company Common Stock will be converted into the right to receive $12.00 in cash, without interest. The consummation of the Merger is subject to certain conditions, including the adoption of the Merger Agreement by the stockholders of the Company. In the Merger Agreement, Cable Michigan agreed to vote in favor of the adoption of the Merger Agreement. Cable Michigan owns approximately 62% of the Company Common Stock. Accordingly, the adoption of the Merger Agreement and the Merger by the Company's stockholders is expected to occur irrespective of the manner in which the Company's other stockholders vote their shares of Company Common Stock.

                                                                     ANNEX A




                               [MERGER AGREEMENT]

                          AGREEMENT AND PLAN OF MERGER

                                  dated as of

                               September 10, 1998

                                   as amended

                                     among

                                 MERCOM, INC.,

                              CABLE MICHIGAN, INC.

                                      and

                            MERCOM ACQUISITION, INC.

                               TABLE OF CONTENTS(1)
                               -----------------

                                                                         PAGE
                                                                         ----
ARTICLE 1
                      THE MERGER
SECTION 1.01.  The Merger  .................................................1
SECTION 1.02.  Conversion of Shares.........................................2
SECTION 1.03.  Surrender and Payment........................................2
SECTION 1.04.  Dissenting Shares............................................4

ARTICLE 2
                      THE SURVIVING CORPORATION
SECTION 2.01.  Certificate of Incorporation.................................5
SECTION 2.02.  Bylaws      .................................................5
SECTION 2.03.  Directors and Officers.......................................5

ARTICLE 3
                      REPRESENTATIONS AND WARRANTIES OF
                      THE COMPANY
SECTION 3.01.  Corporate Existence and Power................................5
SECTION 3.02.  Corporate Authorization; Approval of the
                           Board............................................6
SECTION 3.03.  Governmental Authorization...................................6
SECTION 3.04.  Non-contravention............................................7
SECTION 3.05.  Capitalization...............................................7
SECTION 3.06.  Subsidiaries.................................................7
SECTION 3.07.  SEC Filings .................................................8
SECTION 3.08.  Financial Statements.........................................9
SECTION 3.09.  Proxy Statement; Schedule 13E-3..............................9
SECTION 3.10.  Absence of Certain Changes..................................10
SECTION 3.11.  Litigation  ................................................11
SECTION 3.12.  No Undisclosed Material Liabilities.........................12
SECTION 3.13.  Compliance with Laws........................................12
SECTION 3.14.  Finders' Fees...............................................12
SECTION 3.15.  Taxes       ................................................12
SECTION 3.16.  Employee Benefits...........................................13
SECTION 3.17.  Environmental Matters.......................................14
SECTION 3.18.  Systems, Franchises and Material Agreements.................15
SECTION 3.19.  Title to Properties; Encumbrances...........................17
--------
  (1) The Table of Contents is not a part of this Agreement.

                                                                         PAGE
                                                                         ----
ARTICLE 4
                      REPRESENTATIONS AND WARRANTIES OF
                      BUYER
SECTION 4.01.  Corporate Existence and Power...............................17
SECTION 4.02.  Corporate Authorization.....................................17
SECTION 4.03.  Governmental Authorization..................................18
SECTION 4.04.  Non-contravention...........................................18
SECTION 4.05.  Proxy Statement; Schedule 13E-3.............................18
SECTION 4.06.  Finders' Fees...............................................19
SECTION 4.07.  Financing   ................................................19
SECTION 4.08.  Ownership of Shares.........................................19

ARTICLE 5
                      COVENANTS OF THE COMPANY
SECTION 5.01.  Conduct of the Company......................................19
SECTION 5.02.  Stockholder Meeting; Proxy Material.........................20
SECTION 5.03.  Access to Information.......................................20

ARTICLE 6
                      COVENANTS OF BUYER
SECTION 6.01.  Obligations of Merger Subsidiary............................21
SECTION 6.02.  Voting of Shares............................................21
SECTION 6.03.  Director and Officer Liability..............................21
SECTION 6.04.  Absence of Actions Causing Breach...........................22

                                   ARTICLE 7
                       COVENANTS OF BUYER AND THE COMPANY

SECTION 7.01.  Best Efforts; SEC Filings...................................22
SECTION 7.02.  Public Announcements........................................22
SECTION 7.03.  Further Assurances..........................................23
SECTION 7.04.  Notices of Certain Events...................................23

ARTICLE 8
                      CLOSING; CONDITIONS TO THE MERGER
SECTION 8.01.  Closing     ................................................23
SECTION 8.02.  Conditions to the Obligations of Each Party.................23
SECTION 8.03.  Conditions to the Obligations of Buyer and
                           Merger Subsidiary...............................24
SECTION 8.04.  Conditions to the Obligations of the Company................25

                                                                         PAGE
                                                                         ----
ARTICLE 9
                      TERMINATION
SECTION 9.01.  Termination ................................................25
SECTION 9.02.  Effect of Termination.......................................26

ARTICLE 10
                      MISCELLANEOUS
SECTION 10.01.  Notices    ................................................27
SECTION 10.02.  Survival   ................................................28
SECTION 10.03.  Amendments; No Waivers.....................................28
SECTION 10.04.  Expenses   ................................................29
SECTION 10.05.  Successors and Assigns.....................................29
SECTION 10.06.  Governing Law..............................................29
SECTION 10.07.  Counterparts; Effectiveness................................29
SECTION 10.08.  Parties in Interest........................................29
SECTION 10.09.  No Personal Liability......................................29
SECTION 10.10.  Jurisdiction...............................................29
SECTION 10.11.  Interpretation.............................................30
SECTION 10.12.  Specific Performance.......................................30
SECTION 10.13.  Entire Agreement; Schedules................................30
SECTION 10.14.  Severability...............................................30

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER dated as of September 10, 1998, as amended, among MERCOM, INC., a Delaware corporation (the "Company"), CABLE MICHIGAN, INC., a Pennsylvania corporation ("Buyer"), and MERCOM ACQUISITION, INC., a Delaware corporation and a wholly owned subsidiary of Buyer ("Merger Subsidiary").

         WHEREAS, Buyer owns approximately 61.92% of the outstanding common stock of the Company;

         WHEREAS, Buyer and the Company desire that the Merger be effected through the Company being merged with and into the Buyer with the Buyer as the surviving corporation; and

         WHEREAS, a special committee of the Board of Directors of the Company composed solely of directors unaffiliated with Buyer (the "Special Committee") has unanimously approved this Agreement and the transactions contemplated hereby;

         NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree as follows:



                                   ARTICLE 1
                                   THE MERGER

         SECTION 1.01. The Merger. (a) At the Effective Time (as defined below), the Company shall be merged (the "Merger") with and into Buyer in accordance with the General Corporation Law of the State of Delaware (the "Delaware Law") whereupon the separate existence of the Company shall cease, and the Buyer shall be the surviving corporation (the "Surviving Corporation").

          (b) As soon as practicable after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Buyer will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger by agreement of Buyer and the Company (the "Effective Time").

          (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of Buyer and the Company, all as provided under Delaware Law.

         SECTION 1.02. Conversion of Shares. At the Effective Time by virtue of the Merger and without any other action on the part of the Company, Buyer or the holder of any Shares (as defined below):

          (a) each share of common stock, par value $1.00 per share, of the Company (the "Shares") held by the Company as treasury stock or owned by Buyer or any subsidiary of Buyer immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

          (b) each share of common stock of Buyer outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

          (c) each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 1.02(A) or as provided in Section 1.04 below with respect to Shares as to which appraisal rights have been exercised, be converted into the right to receive $12.00 in cash, without interest (the "Merger Consideration").

         SECTION 1.03. Surrender and Payment. (a) Prior to the Effective Time, Buyer shall appoint an agent (the "Transfer Agent") for the purpose of exchanging certificates representing Shares for the Merger Consideration, and the Company shall provide Buyer and the Transfer Agent with a complete and accurate list of names and addresses for the stockholders of record of the Company at the Effective Time. Buyer will deliver to the Transfer Agent, at the Effective Time, the Merger Consideration to be paid in respect of the Shares. For purposes of determining the Merger Consideration to be made available, Buyer shall assume that no holder of Shares will perfect his right to appraisal of his Shares. Promptly (and in any event within three business days) after the Effective Time, Buyer will send, or will cause the Transfer Agent to send, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Transfer Agent).

          (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Transfer Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares, will be entitled to receive the Merger Consideration payable in respect of such Shares. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration. The Transfer Agent or Buyer, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as the Transfer Agent or Buyer are required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the "Code"), or any applicable provision of state, local or foreign tax law, with respect to the making of any payment in respect of the Merger Consideration hereunder. To the extent such amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person with respect to whom such deduction and withholding was made by the Transfer Agent or Buyer. No such deduction or withholding shall be made if the relevant Person shall provide documentation reasonably satisfactory to the Transfer Agent and Buyer establishing an exemption from withholding, and Buyer shall take customary actions to obtain such documentation prior to such deduction or withholding.

          (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Transfer Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Transfer Agent that such tax has been paid or is not payable. For purposes of this Agreement, "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

          (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article 1.

          (e) Any portion of the Merger Consideration made available to the Transfer Agent pursuant to Section 1.03(A) that remains unclaimed by the holders of Shares three months after the Effective Time shall be returned to Buyer, upon demand, and any such holder who has not exchanged his Shares for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to Buyer for payment of the Merger Consideration in respect of his Shares. Notwithstanding the foregoing, Buyer shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Buyer free and clear of any claims or interest of any Person previously entitled thereto.

          (f) Any portion of the Merger Consideration made available to the Transfer Agent pursuant to Section 1.03(A) to pay for Shares for which appraisal rights have been perfected shall be returned to Buyer, upon demand.

         SECTION 1.04. Dissenting Shares. Notwithstanding Section 1.02, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Delaware Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Buyer prompt notice of any demands received by the Company for appraisal of Shares, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands.



                                   ARTICLE 2
                           THE SURVIVING CORPORATION

         SECTION 2.01. Certificate of Incorporation. The certificate of incorporation of Buyer in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

         SECTION 2.02. Bylaws. The bylaws of Buyer in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

         SECTION 2.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law or their earlier resignation or removal, the directors and officers of Buyer shall be the directors and officers of the Surviving Corporation.



                                   ARTICLE 3
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Buyer that:

         SECTION 3.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. As used herein, the term "Material Adverse Effect" means a material adverse effect on the business, assets, operations, condition (financial or otherwise), results of operations or the conduct of the business of the Company and the Company Subsidiaries taken as a whole. For purposes of this Agreement, a "Subsidiary," as to any Person, means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such Person and "Company Subsidiary" means any Subsidiary of the Company.

         SECTION 3.02. Corporate Authorization; Approval of the Board. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for any required approval by the Company's stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action of the Company. This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except (x) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights, and (y) for the limitations imposed by general principles of equity. The foregoing exceptions
(x) and (y) are hereinafter referred to as the "Enforceability Exceptions." The Board of Directors of the Company has, by resolutions duly adopted at a meeting duly called and held, unanimously approved this Agreement, the Merger and the other transactions contemplated hereby on the material terms and conditions set forth herein. The Special Committee has, by resolutions duly adopted at a meeting duly called and held, unanimously approved this Agreement, the Merger and the other transactions contemplated hereby on the material terms and conditions set forth herein. The Special Committee has received the opinion as of the date of this Agreement of CIBC Oppenheimer Corp. ("Oppenheimer"), as financial advisor to the Special Committee, that the consideration to be received by the Company's stockholders (other than Buyer and its Subsidiaries) in the Merger is fair to such stockholders from a financial point of view.

         SECTION 3.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company require no material action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with Delaware Law; (b) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"); (c) for notices to, or consents or waivers from, the relevant Franchising Authorities (as defined below) pursuant to certain Franchises of the Company and its Subsidiaries, and (d) where the failure to take such action or make such filing would not have, and would not reasonably be expected to have, a Material Adverse Effect or materially interfere with or delay the transactions contemplated hereby. For purposes hereof, "Franchising Authority" has the meaning that term is given by Section 602(10) of the Cable Communications Policy Act of 1984 (47 U.S.C. Section 522(10)). For purposes of this Agreement, "Franchise" means a written "franchise" within the meaning of Section 602(9) of the Cable Communications Policy Act of 1984 (47 U.S.C. Section 522(9)).

         SECTION 3.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate of incorporation or bylaws of the Company, (b) assuming compliance with the matters referred to in clauses (a), (b) and (c) of
Section 3.03, contravene or conflict in any material respect with any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Company Subsidiary, (c) except as set forth on
Schedule 3.04 and with such other exceptions as would not individually or in the aggregate have a Material Adverse Effect, constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any Company Subsidiary or to a loss of any benefit to which the Company or any Company Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any Company Subsidiary or any license, franchise, permit or other similar authorization held by the Company or any Company Subsidiary, or (d) with such exceptions as would not individually or in the aggregate have a Material Adverse Effect, result in the creation or imposition of any Lien on any asset of the Company or any Company Subsidiary. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

         SECTION 3.05. Capitalization. The authorized capital stock of the Company consists of 5,000,000 shares of common stock, par value $1.00 per share (defined above as "Shares"), and 150,000 shares of preferred stock, par value $100.00 per share. There are outstanding 4,787,060 Shares and no shares of preferred stock. All outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in the second preceding sentences there are outstanding (a) no shares of capital stock or other voting securities of the Company, (b) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (c) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company and (d) no stock appreciation rights or similar rights with respect to any securities of the Company (the items in clauses 3.05(A), 3.05(B), 3.05(C) and 3.05(D) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

         SECTION 3.06. Subsidiaries. (a) Each Company Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. All Company Subsidiaries and their respective jurisdictions of incorporation are identified on Schedule 3.06(A).

          (b) All of the outstanding capital stock of, or other ownership interests in, each Company Subsidiary, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of the Company or any Company Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Company Subsidiary, (ii) options or other rights to acquire from the Company or any Company Subsidiary, and no other obligation of the Company or any Company Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Company Subsidiary or (iii) stock appreciation rights or similar rights with respect to any securities of any Company Subsidiary (the items in clauses 3.06(B)(I), 3.06(B)(II) and 3.06(B)(III) being referred to collectively as the "Company Subsidiary Securities"). There are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any outstanding Company Subsidiary Securities.

         SECTION 3.07. SEC Filings. (a) The Company has made available to Buyer
(i) the annual reports on Form 10-K for its fiscal years ended December 31, 1997 (as amended through May 6, 1998), 1996 and 1995, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, and June 30, 1998, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since December 31, 1995, and (iv) all of its other reports, statements, schedules and registration statements filed with the Securities and Exchange Commission (the "SEC") since December 31, 1995. As used herein, the term "Form 10-K" means the Company's annual report on Form 10-K for the fiscal year ended December 31, 1997 (as amended through May 6, 1998), and the term "Form 10-Q" means the Company's quarterly report on Form 10-Q for the fiscal quarter ended June 30, 1998.

          (b) As of its filing date (or in the case of the Form 10-K, as of May 6, 1998), each such report or statement filed pursuant to the Exchange Act complied in all material respects with the applicable requirements of the Exchange Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (c) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act of 1933, as amended (the "Securities Act"), as of the date such statement or amendment became effective, complied in all material respects with the applicable requirements of the

Securities Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         SECTION 3.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in its annual reports on Form 10-K and the quarterly reports on Form 10-Q referred to in Section 3.07 fairly present, in all material respects and in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

         SECTION 3.09. Proxy Statement; Schedule 13E-3. The proxy statement of the Company (the "Company Proxy Statement") to be mailed to the shareholders of the Company in connection with the meeting of such shareholders to vote on the approval and adoption of this Agreement (the "Company Shareholder Meeting"), and any amendments or supplements to such proxy statement will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, the information supplied by the Company for inclusion or incorporation by reference in the Company Proxy Statement or in the Rule 13e-3 Transaction Statement on Schedule 13E-3 to be filed with the SEC in connection with the Merger (the "Schedule 13E-3"), as either such document may be supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         SECTION 3.10. Absence of Certain Changes. Except as set forth on
Schedule 3.10 or as otherwise permitted by this Agreement, since June 30, 1998, the Company and Subsidiaries have in all material respects conducted their business in the ordinary course consistent with past practice and there has not been:

          (a) any event or occurrence which has had or reasonably would be expected to have a Material Adverse Effect (other than those arising from general economic or industry-wide events or occurrences);

          (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Company Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Company Subsidiary;

          (c) any amendment of any material term of any outstanding security of the Company or any Company Subsidiary;

          (d) any incurrence, assumption or guarantee by the Company or any Company Subsidiary of any indebtedness for borrowed money with a principal amount in excess of $190,000 (other than refinancings of existing borrowings in the ordinary course of business under existing facilities and other than borrowings in the ordinary course of business from Buyer);

          (e) any creation or assumption by the Company or any Company Subsidiary of any Lien (other than Permitted Liens (as defined below)) on any material asset;

          (f) any transaction or commitment made, or any contract or agreement entered into, by the Company or any Company Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any Company Subsidiary of any contract or other right, in either case, involving more than $375,000, other than those contemplated by this Agreement and additions of subscribers to existing programming agreements;

          (g) any making of any loan, advance or capital contributions to or investment in any Person other than advances to employees in the ordinary course of business consistent with past practice and loans, advances or capital contributions to or investments in wholly owned Subsidiaries made in the ordinary course of business consistent with past practices;

          (h) any material change in any method of accounting or accounting practice by the Company or any Company Subsidiary, except for any such change required by reason of a concurrent change in generally accepted accounting principles;

          (i) any (A) grant of any severance or termination pay to any director, officer or employee of the Company or any of the Company Subsidiaries,
         (B) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of the Company Subsidiaries, (C) increase in benefits payable under any existing severance or termination pay policies or (D) increase in compensation, bonus or other benefits payable to directors or officers (who are not employees) of the Company or any of the Company Subsidiaries, or, other than in the ordinary course of business consistent with past practice, to employees (including officers who are employees) of the Company or any of the Company Subsidiaries; or

          (j) any damage, destruction or other casualty loss (to the extent not covered by insurance) affecting the business or assets of the Company or any Company Subsidiary in excess of $375,000;

For purposes of this Agreement, "Permitted Liens" means (i) materialmen's, mechanics', carriers', workmen's, warehousemen's, repairmen's, and other like Liens arising in the ordinary course of business for payments which are not material in amount, and deposits to obtain the release of such Liens; (ii) Liens for current taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established and (iii) other Liens or minor imperfections of title that, taken in the aggregate, do not materially impair the conduct of the Company's and the Company Subsidiaries' business or the use of any material assets.

         SECTION 3.11. Litigation. Except as set forth in Schedule 3.11, there is no action, suit, investigation or proceeding pending against, or to the knowledge of the Company threatened against, the Company or any Company Subsidiary or any of their respective properties before any court or arbitrator or any governmental body, agency or official which would reasonably be expected to have a Material Adverse Effect.

         SECTION 3.12. No Undisclosed Material Liabilities. Neither the Company nor any of the Company Subsidiaries has any indebtedness, liability or obligation of any type, whether or not required by GAAP to be reflected on a balance sheet and whether or not due, except (i) liabilities reflected or reserved against in the balance sheet set forth in the Form 10-Q, or otherwise disclosed in the Form 10-K or the Form 10-Q, (ii) liabilities incurred in the ordinary course of business since June 30, 1998, (iii) for other liabilities which do not and will not have, and would not reasonably be expected to have, a Material Adverse Effect and (iv) as set forth on any Schedule hereto or any contract or agreement set forth thereon (other than for breach thereof).

         SECTION 3.13. Compliance with Laws. Except as set forth on Schedule 3.13, the Company and the Company Subsidiaries hold all licenses, franchises, certificates, consents, permits, qualifications and authorizations from all governmental authorities necessary for the lawful conduct of their businesses, except where the failure to hold any of the foregoing would not have, and would not reasonably be expected to have, a Material Adverse Effect. To the Company's knowledge, neither the Company nor any of its Subsidiaries has violated, or is in violation of, any such licenses, franchises, certificates, consents, permits, qualifications or authorizations or any applicable statutes, laws, ordinances, rules and regulations (including, without limitation, any of the foregoing related to occupational safety, storage, disposal, discharge into the environment of hazardous wastes, environmental protection, conservation, unfair competition, labor practices or corrupt practices) of any governmental authorities, except where such violations do not have, and would not reasonably be expected to have, a Material Adverse Effect.

         SECTION 3.14. Finders' Fees. Except for Oppenheimer, the terms of whose engagement are set forth in the engagement letter provided to Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf, of the Company or any Company Subsidiary who might be entitled to any fee or commission from Buyer or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

         SECTION 3.15. Taxes. Except as set forth on Schedule 3.15 and except as to any items that would not, individually or in the aggregate, have a Material Adverse Effect: (a) the Company and each of the Company Subsidiaries has (i) timely paid all taxes of any nature whatsoever (together with any related penalties and interest) (any of the foregoing, a "Tax") required to be paid by it and (ii) timely filed all federal, state, local and foreign income and other Tax returns or reports (including declarations of estimated Tax) required to be filed by it and all such returns have been completed in accordance with applicable law and are true and correct; (b) there are no claims or assessments pending against the Company or any of the Company Subsidiaries for any alleged deficiency in Tax, and the Company does not know of any threatened Tax claims or assessments against the Company or any of the Company Subsidiaries; (c) the Company and each of the Company Subsidiaries has established adequate accruals for Taxes and for any liability for deferred Taxes in accordance with GAAP; (d) there are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any of the Company's Subsidiaries; and
(e) from December 31, 1997, there have not been any Tax elections, any settlements or compromises of any income Tax liabilities or any changes in Tax attributes (except that net operating losses are being used to offset current taxable income).

         SECTION 3.16.  Employee Benefits.  Except as set forth on Schedule
3.16:

          (a) The Company does not maintain, contribute to or have any material liability (whether direct or indirect, including, without limitation, as a result of an indemnification obligation) under, or with respect to, and no ERISA Affiliate has any liability which has or will create any material obligation by, or result in any material liability to, Buyer with respect to or under, any Employee Benefit Plan. No material liability (whether direct or indirect, including, without limitation, as a result of an indemnification obligation) with respect to any Employee Benefit Plan has been or is reasonably expected to be incurred by the Company or any ERISA Affiliate under or pursuant to Title I or Title IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to employees, employee compensation or employee benefit plans that could, following the Effective Time, become or remain a material liability of Buyer or of any Employee Benefit Plan established or contributed to by Buyer, and no event, transaction or condition has occurred or exists that could result in any such liability to their operations or, following the Effective Time, Buyer's.

          (b) Neither the execution and delivery by the Company of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in the acceleration or creation of any rights of any person to benefits under any Employee Benefit Plan (including, without limitation, the acceleration of the accrual or vesting under any Employee Benefit Plan or the acceleration or creation under any severance, parachute or change of control agreement) which could result in a material liability to Buyer.

          (c) To the knowledge of the Company, there is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding arbitration, governmental audit or investigation relating to or seeking material benefits under any Employee Benefit Plan that is pending or threatened or anticipated against the Company, any ERISA Affiliate or any Employee Benefit Plan, other than claims for benefits in the ordinary course.

          (d) Except as set forth in the Form 10-K or the Form 10-Q, no provision of any Employee Benefit Plan or any contract (whether or not written), nor any transaction, condition or other event exists or has occurred that would require Buyer to provide any material compensation, payments or benefits (including, without limitation, severance payments) to or on behalf of any former or current employee of the Company or any ERISA Affiliate.

          (e) As used herein, the term "Employee Benefit Plan" means any pension, retirement, profit-sharing, deferred compensation, bonus, incentive, performance, stock option, phantom stock, stock purchase, restricted stock, premium conversion, medical, hospitalization, vision, dental or other health, life, disability, severance, termination or other employee benefit plan, program, arrangement, agreement or policy, whether written or unwritten, to which the Company or any Company Subsidiary contributes, is obligated to contribute to, is a party to or is otherwise bound, or with respect to which the Company or any Company Subsidiary may have any liabilities. As used herein, the term "ERISA Affiliate" means (i) a member of any "controlled group" (as defined in Section 414(b) of the Code) of which the Company is a member, (ii) a trade or business, whether or not incorporated, under common control (within the meaning of Section 414(c) of the Code) with the Company, or (iii) a member of any affiliated service group (within the meaning of Section 414(m) of the Code) of which the Company is a member.

         SECTION 3.17. Environmental Matters. There are no material Environmental Liabilities (as defined below) of the Company or any of the Company Subsidiaries. The Company and the Company Subsidiaries are in compliance and have been in compliance, in all material respects, with all Environmental Laws. There has been no report regarding any material environmental assessment, investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or the Company Subsidiaries or any property or facility now or previously owned by the Company or the Company Subsidiaries which has not been delivered to Buyer. For purposes of this Agreement, "Environmental Liabilities" means any and all liabilities of the named entity, which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Effective Time, and includes but is not limited to fines, penalties, and costs of correcting any compliance deficiencies, and obligations for site cleanup or investigation or cleanup resulting from the disposal, release or threatened release of hazardous substances, pollutants, contaminants, or wastes. "Environmental Laws" means any federal, state, and local laws, judicial decisions, regulations, rules, judgments, orders, decrees, permits, licenses, agreements and governmental restrictions, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants or other hazardous substances or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or other hazardous substances or wastes or the clean-up or other remediation thereof.

         SECTION 3.18. Systems, Franchises and Material Agreements. (a) As of June 30, 1998, the cable television systems owned by the Company and the Company Subsidiaries (the "Systems") (i) had approximately 41,504 Basic

Subscribers, (ii) passed approximately 65,886 residential dwelling units and
(iii) included approximately 211 underground plant miles and approximately 1,133 aerial plant miles. For purposes hereof, "Basic Subscriber" means a customer of the Company or any of the Company Subsidiaries who as of the relevant date satisfies all of the following requirements:

          (i) such customer is connected to and receiving Basic Service from the Company or any of the Company Subsidiaries;

         (ii) such customer is being charged for the services received at the rate that the Company or the relevant Company Subsidiary generally charges to its customers in that location;

        (iii) such customer has paid to the applicable provider the applicable rate for all services received for one month (or more) of service prior to the relevant date;

         (iv) such customer does not have any outstanding bill or any service charges more than sixty (60) days delinquent from the due date therefore in excess of $10.00; and

          (v) provided that a hotel, motel or other multiple dwelling unit customer which pays less per dwelling unit than the rates charged in the relevant area by the applicable provider for detached single family homes shall be considered to be that number of Basic Subscribers which is equal to revenues from Basic Service generated by such hotel, motel or other customer for the month ending on the relevant date (or if such date is not the end of a month, the month ending immediately prior to such date) (without regard to non-recurring revenues from ancillary services such as installation fees) divided by the full rate charged to detached single family homes for such service in the relevant area by the applicable provider.

For purposes hereof, "Basic Service" means, for any given Franchise (as defined below) area the cable television service tier or tiers provided by the Company or the relevant Company Subsidiary in such Franchise area which include the retransmission of local off air television broadcast signals.

          (b) Except for (i) those contracts listed on Schedule 3.18(B) (the "Material Agreements"), and (ii) the Company Franchises (as defined below), neither the Company nor any of the Company Subsidiaries is a party to or is bound by a contract, commitment or agreement which is material to the Company and the Company Subsidiaries taken as a whole or which involves payments of more than $375,000 in the aggregate or which restricts the Company and its affiliates from engaging in any business or which involves the purchase of programming by the Company. Schedule 3.18(B) sets forth a list, complete in all material respects, of the Franchises of the Company or any of the Company Subsidiaries (the "Company Franchises"). Each Company Franchise and each Material Agreement is in all material respects the validly existing, legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the knowledge of the Company, of the other parties thereto, subject to the Enforceability Exceptions. The Company and the Company Subsidiaries are validly and lawfully operating in all material respects under the Company Franchises and the Material Agreements to which they are a party. The Company and the Company Subsidiaries have duly complied in all material respects with all of the terms and conditions of each of the Company Franchises and Material Agreement to which they are a party. Except as set forth on
Schedule 3.18(B), each System operates pursuant to a Franchise.

          (c) Except as set forth on Schedule 3.18(C) and subject to such other exceptions as would not have a Material Adverse Effect, no Person (including any governmental authority) has any right to acquire any interest in any System or any assets of the Company or any of the Company Subsidiaries (including any right of first refusal or similar right) upon an assignment or transfer of control of a Company Franchise, other than rights of condemnation or eminent domain afforded by law.

          (d) Neither the Company nor any of the Company Subsidiaries has made or is bound by any material written commitments to any state, municipal, local or other governmental commission, agency or body with respect to the operation and construction of the Systems which are not fully reflected in a Company Franchise or a Material Agreement.

         SECTION 3.19. Title to Properties; Encumbrances. Except as set forth on
Schedule 3.19, the Company and each of the Company Subsidiaries has good and marketable title to (or in the case of leased assets, valid and existing leasehold interests in) the material assets set forth on the balance sheet included in the Form 10-Q (other than those disposed of in the ordinary course of business since the June 30, 1998), free and clear of all Liens other than Permitted Liens. Except as set forth on Schedule 3.19, the Company and each of the Company Subsidiaries owns or has the lawful right to use all assets, properties, operating rights, easements, contracts, leases, and other instruments necessary to operate its business as presently conducted in all material respects. Schedule 3.19 sets forth a list of all real property which is owned or leased by the Company or any of the Company Subsidiaries. Except as set forth in Schedule 3.19 and with such other exceptions as would not have a Material Adverse Effect, all buildings, improvements, central receiving apparatus, distribution equipment, cables, converters, origination equipment and other operating assets of the Company and the Company Subsidiaries are in good working order and condition, normal wear and tear excepted.



                                   ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to the Company that:

         SECTION 4.01. Corporate Existence and Power. Each of Buyer and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as now conducted. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby. Buyer has heretofore delivered to the Company true and complete copies of Buyer's and Merger Subsidiary's certificate or articles of incorporation and bylaws as in effect on the date hereof.

         SECTION 4.02. Corporate Authorization. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Buyer and Merger Subsidiary and have been duly authorized by all necessary corporate action of Buyer and Merger Subsidiary. This Agreement constitutes a valid and binding agreement of each of Buyer and Merger Subsidiary enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

         SECTION 4.03. Governmental Authorization. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated by this Agreement require no material action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with Delaware Law, (b) compliance with any applicable requirements of the Exchange Act; and (c) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have, and would not reasonably be expected to have, a Buyer MAE or materially interfere with or delay the transactions contemplated hereby. As used herein, the term "Buyer MAE" means a material adverse effect on the business, assets, operations, condition (financial or otherwise), results of operations or the conduct of the business of Buyer and its Subsidiaries taken as a whole.

         SECTION 4.04. Non-contravention. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate or articles of incorporation or bylaws of Buyer or Merger Subsidiary, (b) assuming compliance with the matters referred to in Section 4.03, contravene or conflict in any material respect with any provision of law, regulation, judgment, order or decree binding upon Buyer or any Subsidiary of Buyer, or (c) except as set forth in Schedule 4.04, and with such exceptions as would not individually or in the aggregate have a Buyer MAE, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or any Subsidiary of Buyer or to a loss of any benefit to which Buyer or any Subsidiary of Buyer is entitled under any agreement, contract or other instrument binding upon Buyer or any Subsidiary of Buyer.

         SECTION 4.05. Proxy Statement; Schedule 13E-3. At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, the information supplied by Buyer for inclusion or incorporation by reference in the Company Proxy Statement or the Schedule 13E-3, as either such document may be amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         SECTION 4.06. Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf, of Buyer or any Buyer Subsidiary (other than the Company or any Company Subsidiary as set forth in Section 3.15) who might be entitled to any fee or commission from the Company or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

         SECTION 4.07. Financing. Buyer has, or will have prior to the Effective Time, sufficient funds available to pay the Merger Consideration in respect of all of the Shares (other than Shares owned by Buyer or any Subsidiary of Buyer) and to pay all related fees and expenses pursuant to the Merger and this Agreement.

         SECTION 4.08. Ownership of Shares. Buyer is the record and beneficial owner of 2,964,250 Shares.

                                   ARTICLE 5
                            COVENANTS OF THE COMPANY

         The Company agrees that:

         SECTION 5.01. Conduct of the Company. Except as set forth in Schedule
5.01 or as otherwise contemplated herein, from the date hereof until the Effective Time, the Company and the Company Subsidiaries shall conduct their business in the ordinary course consistent with past practice in all material respects and shall use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees in all material respects. Without limiting the generality of the foregoing, from the date hereof until the Effective Time and except as set forth in Schedule 5.01:

          (a) the Company will not and will not permit any Company Subsidiary adopt or propose any change in its certificate of incorporation or bylaws;

          (b) the Company will not, and will not permit any Company Subsidiary to, merge or consolidate with any other Person or acquire assets from any other Person in excess of $375,000;

          (c) the Company will not, and will not permit any Company Subsidiary to, sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments disclosed herein or (ii) not in excess of $375,000;

          (d) the Company will not, and will not permit any Company Subsidiary to, make any capital expenditure in excess of $375,000;

          (e) the Company will not, and will not permit any Company Subsidiary to, enter into or amend in any material respect any agreement that would be required to be disclosed on Schedule 3.18;

          (f) the Company will not, and will not permit any Company Subsidiary to, take any action described in subsections (b) through (i) of Section 3.10;

          (g) the Company will not, and will not permit any Company Subsidiary to, agree or commit to do any of the foregoing; or

          (h) the Company will not, and will not permit any Company Subsidiary to take or agree or commit to take any action that would make any representation and warranty of the Company hereunder inaccurate in any respect at the Effective Time.

         SECTION 5.02. Stockholder Meeting; Proxy Material. The Company shall cause the Company Stockholder Meeting to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. The Directors of the Company shall, subject to their fiduciary duties as advised by counsel, recommend approval and adoption of this Agreement and the Merger by the Company's stockholders and include such recommendation in the Company Proxy Statement. In connection with such meeting, the Company (a) will use its best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and
(b) will otherwise comply with all legal requirements applicable to such meeting.

         SECTION 5.03. Access to Information. From the date hereof until the Effective Time, the Company will give Buyer, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company and the Company Subsidiaries, will furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct the Company's employees, counsel and financial advisors to cooperate with Buyer in its investigation of the business of the Company and the Company Subsidiaries; provided that no investigation pursuant to this Section shall affect any representation or warranty given by the Company to Buyer hereunder.



                                   ARTICLE 6
                               COVENANTS OF BUYER

         Buyer agrees that:

         SECTION 6.01. Obligations of Merger Subsidiary. Buyer will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement.

         SECTION 6.02. Voting of Shares. Buyer agrees to vote all Shares beneficially owned by it in favor of adoption of this Agreement and the Merger at the Company Stockholder Meeting.

         SECTION 6.03. Director and Officer Liability. For six years after the Effective Time, Buyer will, and will cause the Surviving Corporation to, (i) indemnify and hold harmless the present and former officers, directors and employees of the Company in respect of acts or omissions occurring prior to the Effective Time (including, without limitation, in respect of acts or omissions in connection with this Agreement and the transactions contemplated hereby) to the fullest extent permitted under the Company's Certificate of Incorporation and Bylaws and (ii) to the fullest extent permitted under applicable law, advance to such Persons expenses incurred in defending any action or suit with respect to which indemnity may be available under the Company's Certificate of Incorporation or Bylaws upon receipt from each such Person to whom expenses are advanced of an undertaking reasonably satisfactory to Buyer to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. In the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. Any determination required to be made with respect to whether any of the foregoing Persons is entitled to indemnification or advancement of expenses as set forth above shall be made by independent legal counsel selected mutually by such Person and Buyer. For six years after the Effective Time, Buyer will use its best efforts to provide officers' and directors' liability insurance and fiduciary liability insurance in respect of acts or omissions occurring on or prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy and fiduciary liability insurance policy on terms with respect to coverage and amount no less favorable in any material respect than those of such policies in effect on the date hereof; provided that in satisfying its obligation under this Section, Buyer shall not be obligated to pay annual premiums in excess of $76,740 (which is approximately 200% of the current annual premiums allocated to the Company as of the date hereof); provided further that if the premiums would exceed such amount in a given year, Buyer shall use its best efforts to purchase coverage that in the reasonable opinion of Buyer is the best available for such amount per year. Buyer may satisfy such obligation by purchasing officers' and directors' liability and fiduciary liability run-off coverage for such six-year period.

         SECTION 6.04. Absence of Actions Causing Breach. Buyer agrees that it will not knowingly cause the Company or any Company Subsidiary to take any action that would cause the Company to breach any of its representations, warranties, agreements or covenants under this Agreement.

                                   ARTICLE 7
                       COVENANTS OF BUYER AND THE COMPANY

         The parties hereto agree that:

         SECTION 7.01. Best Efforts; SEC Filings. Each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement in the most expeditious manner practicable, including but not limited to the satisfaction of all conditions to the Merger and seeking to remove promptly any injunction or other legal barrier that may prevent or delay such consummation. Each of the parties shall promptly notify the other whenever a consent is obtained and shall keep the other informed as to the progress in obtaining such consents. The Company and Buyer will promptly prepare and file with the SEC, and thereafter promptly mail to the stockholders of the Company as promptly as practicable the Company Proxy Statement and all other proxy materials for the Company Stockholder Meeting. The
Schedule 13E-3, and any amendments or supplements thereto, will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. The Company Proxy Statement will include therein the information required to be provided to the Company's shareholders by Rule 13e-3(e) under the Exchange Act.

         SECTION 7.02. Public Announcements. Buyer and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national quotation system, will not issue any such press release or make any such public statement prior to such consultation.

         SECTION 7.03. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Buyer, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Buyer, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

         SECTION 7.04. Notices of Certain Events. The parties shall promptly notify each other of:

          (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

          (c) the occurrence, or threatened occurrence, of any fact or circumstance that would cause or constitute, or would be reasonably likely to cause or constitute, a material breach of any of its representations and warranties set forth herein.



                                   ARTICLE 8
                       CLOSING; CONDITIONS TO THE MERGER

         SECTION 8.01. Closing. The closing of the transactions contemplated hereby shall take place at the offices of counsel to Buyer in New York, New York, or at such other location as the parties may agree in writing.

         SECTION 8.02. Conditions to the Obligations of Each Party. The obligations of the Company, Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

          (a) this Agreement and the Merger shall have been adopted by the stockholders of the Company in accordance with such Law;

          (b) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger; and

          (c) (i) no federal, state or foreign court, arbitrator or governmental body, agency, or official shall have issued any order, and there shall not have been adopted or promulgated any statute, rule or regulation, prohibiting the consummation of the Merger, or, except for orders, statutes, rules and regulations of general effect, limiting or restricting Buyer's conduct or operation of the business of the Company after the Merger in a manner that would have a Material Adverse Effect, and (ii) no proceeding seeking to prohibit, alter, prevent or materially delay the Merger shall have been instituted by any governmental agency or authority before any court, arbitrator or governmental body, agency or official and be pending.

         SECTION 8.03. Conditions to the Obligations of Buyer and Merger Subsidiary. The obligations of Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

          (a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time and the representations and warranties of the Company contained in this Agreement shall be true (disregarding all exceptions therein for materiality and Material Adverse Effect) at and as of the Effective Time as if made at and as of such time (except for representations and warranties made as of a specific date, which shall be true (disregarding all exceptions therein for materiality and Material Adverse Effect) at and as of such date) with such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect and (ii) Buyer shall have received a certificate signed by an executive officer on behalf of the Company to the foregoing effect;

          (b) Buyer shall have received all customary documents it may reasonably request relating to the existence of the Company and the authority of the Company for this Agreement, all in form and substance reasonably satisfactory to Buyer; and

          (c) 120 calendar days shall have elapsed after the effective time of the merger of Avalon Cable of Michigan Inc. ("Avalon Cable") into Buyer shall have occurred in accordance with the Agreement and Plan of Merger dated as of June 3, 1998, amended and restated on July 15, 1998, and further amended on August 11, 1998 (as amended from time to time, the "Buyer Merger Agreement"), among Buyer, Avalon Cable of Michigan Holdings Inc. and Avalon Cable.

         SECTION 8.04. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

          (a) (i) each of Buyer and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time and the representations and warranties of Buyer and Merger Subsidiary contained in this Agreement shall be true (disregarding all exceptions therein for materiality and Buyer MAE) at and as of the Effective Time as if made at and as of such time (except for representations and warranties made as of a specific date, which shall be true (disregarding all exceptions therein for materiality and Buyer MAE) at and as of such date) with such exceptions as would not, individually or in the aggregate, have a Buyer MAE and (ii) the Company shall have received a certificate signed by an executive officer on behalf of Buyer to the foregoing effect;

          (b) the Company shall have received all customary documents it may reasonably request relating to the existence of Buyer or Merger Subsidiary and the authority of Buyer or Merger Subsidiary for this Agreement, all in form and substance reasonably satisfactory to the Company; and

          (c) the fairness opinion, dated as of the date hereof, delivered by Oppenheimer shall not have been withdrawn or modified in any materially adverse respect.



                                   ARTICLE 9
                                  TERMINATION

         SECTION 9.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

          (a)   by mutual written consent of the Company and Buyer;

          (b) by either the Company or Buyer, if the Merger has not been consummated by March 31, 1999; provided that no party that has materially breached its obligations hereunder shall be entitled to terminate this Agreement under this subsection;

          (c)   by Buyer, if the Buyer Merger Agreement is terminated;

          (d) by either the Company or Buyer (so long as such party has complied in all material respects with its obligations under Section 7.01), if there shall be any law or regulation that makes consummation of the Merger illegal or if any judgment, injunction, order or decree enjoining Buyer or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

          (e) by the Company (provided that at the time Buyer would not be entitled to terminate this Agreement under Section 9.01(F) disregarding the notice provision therein) if Buyer or Merger Subsidiary is (i) in material breach of any of its obligations hereunder or (ii) in breach of one or more of its representations and warranties hereunder (disregarding any exceptions therein for materiality or Buyer MAE) with such exceptions as would not individually or in the aggregate have a Buyer MAE, and does not cure, or proceed in good faith to cure, such breach within ten business days after the Company delivers written notice thereof; or

          (f) by Buyer (provided that at the time the Company would not be entitled to terminate this Agreement under Section 9.01(E) disregarding the notice provisions thereof) if the Company is (i) in material breach of any of its obligations hereunder or (ii) in breach of one or more of its representations or warranties hereunder (disregarding any exceptions therein for materiality or Material Adverse Effect) with such exceptions as would not individually or in the aggregate have a Material Adverse Effect, and does not cure, or proceed in good faith to cure, such breach within ten business days after notice by Buyer thereof.

The party desiring to terminate this Agreement pursuant to clauses 9.01(B) 9.01(C), 9.01(D), 9.01(E) or 9.01(F) shall give written notice of such termination to the other party in accordance with Section 10.01.

         SECTION 9.02. Effect of Termination. If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that the agreements contained in Section 10.04 shall survive the termination hereof.



                                   ARTICLE 10
                                 MISCELLANEOUS

         SECTION 10.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given, if to Buyer or Merger Subsidiary, to:

                  Cable Michigan, Inc.
                  105 Carnegie Center
                  Princeton, New Jersey 08540
                  Telecopy: 609-734-3830
                  Attention: General Counsel

                  with a copy to:

                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, New York 10017
                  Telecopy: 212-450-4800
                  Attention: William L. Taylor

         if to the Company, to:

                  Mercom, Inc.
                  105 Carnegie Center
                  Princeton, New Jersey 08540
                  Telecopy: 609-734-3830
                  Attention: General Counsel

                  with a copy to:

                  Swidler Berlin Shereff Friedman, LLP
                  919 Third Avenue
                  New York, NY 10022
                  Telecopy: 212-308-4519
                  Attention: Charles I. Weissman

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

         SECTION 10.02. Survival. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement. The parties agree (i) that the Company shall have no liability whatsoever for any breach of the representations and warranties set forth in Article 3 and (ii) that such representations and warranties are provided only for the purpose of the condition set forth in Section 8.03(A) and the termination provision set forth in Section 9.01(f). All covenants and agreements contained herein which by their terms are to be performed in whole or in part after the Effective Time shall survive the Effective Time and be enforceable in accordance with their terms.

         SECTION 10.03. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Buyer and Merger Subsidiary or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company or (ii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          (c) The Company shall not amend or waive any right under this Agreement, or consent to or exercise any right to terminate this Agreement, unless such action is approved by the Special Committee.

         SECTION 10.04. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

         SECTION 10.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that the rights and obligations of Merger Subsidiary may be assigned to any affiliates of Buyer and each of Buyer and Merger Subsidiary may pledge their rights hereunder to any person or entity providing financing to Buyer or Merger Subsidiary.

         SECTION 10.06. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware.

         SECTION 10.07. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

         SECTION 10.08. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except for Sections 6.03 and 10.09 (which are also intended to be for the benefit of the persons provided for therein and may also be enforced by such persons).

         SECTION 10.09. No Personal Liability. Neither this Agreement nor any certificate delivered hereunder shall create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect shareholder of any party hereto (except the Buyer to the extent set forth herein) or any officer, director, employee, agent, representative or investor of any party hereto.

         SECTION 10.10. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement shall be brought in any federal court in the State of Delaware or any Delaware state court sitting in Wilmington, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of Delaware. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 10.01, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

         SECTION 10.11. Interpretation. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of or a Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to September 10, 1998.

         SECTION 10.12. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or any Delaware state court sitting in Wilmington, in addition to any other remedy to which they are entitled at law or in equity.

         SECTION 10.13. Entire Agreement; Schedules. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof. Each party acknowledges and agrees that no other party hereto makes any representations or warranties, whether express or implied, other than the express representations and warranties contained herein or in the certificates to be delivered at the Effective Time. The fact that any item of information is disclosed in any Schedule to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms "material" or "Material Adverse Effect" or other similar terms in this Agreement. A matter set forth in one section of the Schedules need not be set forth in any other section or Schedule so long as its relevance to the latter section or Schedule is reasonably clear.

         SECTION 10.14. Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                MERCOM, INC.



                                By:   /s/ Mark Haverkate
                                   ------------------------------------
                                   Name:    Mark Haverkate
                                   Title:   President and
                                            Chief Executive Officer


                                CABLE MICHIGAN, INC.



                                By:   /s/ David C. McCourt
                                   ------------------------------------
                                   Name:    David C. McCourt
                                   Title:   Chairman, Chief
                                            Executive Officer


                                MERCOM ACQUISITION, INC.



                                By:   /s/ David C. McCourt
                                   ------------------------------------
                                   Name:    David C. McCourt
                                   Title:   Chairman, Chief
                                            Executive Officer

                                                                     ANNEX B

                     [COPY OF THE CIBC OPPENHEIMER OPINION]

September 10, 1998


The Special Committee of the Board of Directors
The Board of Directors
Mercom, Inc.
105 Carnegie Center
Princeton, NJ 08540 6215


Dear Members of the Special Committee and Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of shares of Common Stock, par value $1.00 per share (the "Mercom Common Stock"), of Mercom, Inc. ("Mercom" or the "Company") other than Cable Michigan, Inc. ("Cable Michigan") of the consideration to be received by such holders (the "Unaffiliated Holders") pursuant to the Agreement and Plan of Merger (the "Merger") by and among the Company, Cable Michigan and Mercom Acquisition, Inc. ("MAI"), dated as of September 10, 1998 (the "Merger Agreement"). Pursuant to the Merger Agreement, among other things, MAI shall be merged into the Company (the "Merger") and holders of each outstanding share of Mercom Common Stock (other than shares of Mercom Common Stock owned by the Company as treasury stock or by Cable Michigan or any wholly owned subsidiary of Cable Michigan and shares as to which dissenters' rights have been validly exercised) shall receive as consideration $12.00 in cash, without interest, (the "Consideration") for each share of Mercom Common Stock.

In connection with the rendering of this opinion, we have:

         (i) reviewed the terms and conditions of the Merger Agreement and the financial terms of the Merger, all as set forth in the Merger Agreement;

         (ii) analyzed certain historical business and financial information relating to the Company;

         (iii) reviewed certain financial forecasts and other data provided to us by the Company, relating to the businesses of the Company, including the most recent business plans for the Company, prepared by senior management of Mercom responsible for day to day management of the

               Company pursuant to a management agreement dated January 1, 1997, in the form furnished to us;

         (iv) conducted discussions with members of the senior management of the Company and Cable Michigan with respect to the historical operations, businesses and prospects of the Company, the strategic objectives of the Company and possible benefits which might be realized following the Merger;

         (v) reviewed public information with respect to certain other companies in lines of businesses we believe to be generally comparable in whole or in part to the businesses of the Company and Cable Michigan and reviewed the financial terms of certain other acquisitions involving companies in lines of businesses we believe to be generally comparable in whole or in part to businesses of the Company and Cable Michigan that have recently been effected;

         (vi) analyzed the offer price for the acquisition of each share of common stock of Cable Michigan by Avalon Cable of Michigan, Inc., on a stand-alone basis (excluding the value of Mercom Common Stock held by Cable Michigan or its wholly owned subsidiaries);

         (vii) reviewed the historical stock prices and trading volumes of the Mercom Common Stock and the common stock of other companies which we believe to be generally comparable with the Company and Cable Michigan; and

        (viii) conducted such other financial studies, analyses and investigations, as we deemed appropriate.

We have relied upon the accuracy and completeness of the foregoing financial and other information and have not assumed responsibility for independent verification of such information or conducted any independent valuation or appraisal of any of the assets of the Company, nor have we been furnished with any such appraisals. With respect to financial forecasts, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of the Company and Cable Michigan as to the future financial performance of the Company. We assume no responsibility for, and express no view as to, such forecasts or the assumptions on which they are based.

Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. In rendering our opinion, we have assumed that the Merger will be consummated substantially on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by any party thereto. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion to reflect such developments.

This opinion is for the use of the Special Committee of the Board of Directors (the "Special Committee") and the Board of Directors of the Company (the "Board of Directors") and we have so advised the Special Committee and the Board of Directors.

Our engagement and the opinion expressed herein are for the benefit of the Special Committee and the Board of Directors, and our opinion is rendered in connection with its consideration of the Merger. This opinion does not address the business decision of the Special Committee and the Board of Directors to engage in the Merger. No opinion is expressed herein, nor should one be implied as to the fair market value of Mercom Common Stock. This opinion is not intended to and does not constitute a recommendation to any holder of Mercom Common Stock as to whether such holder should vote to approve the Merger Agreement and. the transactions contemplated thereby. It is understood that, except for inclusion of this letter in its entirety in a proxy statement from the Company to holders of Mercom Common Stock relating to the Merger and other Securities and Exchange Commission filings by the Company relating to the Merger, this letter may not be disclosed or otherwise referred to or used for any other purpose without our prior written consent, except as may otherwise be required by law or by a court of competent jurisdiction.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the Unaffiliated Holders pursuant to the Merger is fair to such holders from a financial point of view.

Very truly yours,

                                                                     ANNEX C

                RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE DGCL

     In view of the complexity of these provisions of the DGCL, any stockholder who is considering exercising appraisal rights should consult his or her legal advisor.

     Statutory Appraisal Procedures. The following is a brief summary of the statutory procedures to be followed by a holder of Shares at the Effective Time who does not wish to accept the per Share cash consideration pursuant to the Merger (a "Remaining Stockholder") in order to dissent from the Merger and perfect appraisal rights under the DGCL. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTION 262 OF THE DGCL, THE TEXT OF WHICH IS SET FORTH IN THIS ANNEX C HERETO. ANY REMAINING STOCKHOLDER CONSIDERING DEMANDING APPRAISAL IS ADVISED TO CONSULT LEGAL COUNSEL. APPRAISAL RIGHTS WILL NOT BE AVAILABLE UNLESS AND UNTIL THE MERGER (OR A SIMILAR BUSINESS COMBINATION) IS CONSUMMATED.

     Remaining Stockholders of record who desire to exercise their appraisal rights must fully satisfy all of the following conditions. A written demand for appraisal of Shares must be delivered to the Secretary of the Company before the taking of the vote on the approval and adoption of the Merger Agreement at the Special Meeting. This written demand for appraisal of Shares must be in addition to and separate from any proxy or vote abstaining from or against the approval and adoption of the Merger Agreement, and neither voting against, abstaining from voting, nor failing to vote on the Merger Agreement will constitute a demand for appraisal within the meaning of Section 262 of the DGCL. Any stockholder of record seeking appraisal rights must hold the Shares for which appraisal is sought on the date of the making of the demand, continuously hold such Shares through the Effective Time and otherwise comply with the provisions of Section 262 of the DGCL.

     A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the stock certificates. If Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that in exercising the demand, he is acting as agent for the record owner.

     A record owner, such as a broker, who holds Shares as a nominee for others, may exercise appraisal rights with respect to the Shares held for all or less than all beneficial owners of Shares as to which the holder is the record owner. In such case the written demand must set forth the number of Shares covered by such demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all Shares outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the date of the Special Meeting.

     Stockholders who elect to exercise appraisal rights must mail or deliver their written demands to: Secretary, Mercom, Inc., 800 Third Avenue, Suite 3100, New York, New York 10022. The written demand for appraisal should specify the stockholder's name and mailing address, the number of Shares covered by the demand and that the stockholder is thereby demanding appraisal of such Shares. The Company must, within ten days after the Effective Time, provide notice of the Effective Time to all stockholders who have complied with Section 262(d) of the DGCL and have not voted for approval and adoption of the Merger Agreement.

     Stockholders electing to exercise their appraisal rights under Section 262 must not vote for the approval and adoption of the Merger Agreement or consent thereto in writing. Voting in favor of the approval and adoption of the Merger Agreement, or delivering a proxy in connection with the Special Meeting (unless the proxy votes against, or expressly abstains from the vote on, the approval and adoption of the Merger Agreement), will constitute a waiver of the stockholder's right of appraisal and will nullify any written demand for appraisal submitted by the stockholder.

     Within 120 days after the Effective Time, either the Company or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Shares of the dissenting stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the Shares owned by such stockholders, determining the fair value of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

     The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all Shares entitled to appraisal. In the absence of such determination or assessment, each party bears its own expenses.

     Any stockholder who has duly demanded appraisal in compliance with Section 262 of the DGCL will not, after the Effective Time, be entitled to vote for any purpose the Shares subject to such demand or to receive payment of dividends or other distributions on such Shares, except for dividends or other distributions payable to stockholders of record at a date prior to the Effective Time.

     At any time within 60 days after the Effective Time, any former holder of Shares shall have the right to withdraw his or her demand for appraisal and to accept the per Share cash consideration pursuant to the Merger. After this period, such holder may withdraw his or her demand for appraisal only with the consent of the Surviving Corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the Effective Time, stockholders' rights to appraisal shall cease and all stockholders shall be entitled to receive the per Share cash consideration pursuant to the Merger.

     Failure to take any required step in connection with the exercise of appraisal rights may result in the termination or waiver of such rights.

     APPRAISAL RIGHTS CANNOT BE EXERCISED AT THIS TIME. THE INFORMATION SET FORTH ABOVE IS FOR INFORMATIONAL PURPOSES ONLY WITH RESPECT TO ALTERNATIVES AVAILABLE TO STOCKHOLDERS IF THE MERGER (OR ANY SIMILAR BUSINESS COMBINATION) IS CONSUMMATED. THIS PROXY STATEMENT CONSTITUTES NOTICE TO HOLDERS OF COMPANY COMMON STOCK THAT APPRAISAL RIGHTS ARE AVAILABLE TO THEM. STOCKHOLDERS WHO SELL SHARES IN THE OFFER WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE PRICE PAID IN THE OFFER THEREFOR.

General Corporation Law of the State of Delaware

   262.  Appraisal Rights

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Sections 252, 254, 257, 258, 263 or 264 of this title:

         (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

         (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                        a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                        b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                        c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                        d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

         (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

         (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                        ANNEX D


                         MANAGEMENT OF CABLE MICHIGAN,

                     THE COMPANY AND OTHER RELATED PARTIES

     Set forth below are the name, business address and age of each person who is a director and/or an executive officer of Cable Michigan, the Company and Mercom Acquisition, Inc., an affiliate of Cable Michigan, as of February 1, 1999 and (i) the present principal occupation or employment of each such person and the name, principal business and address of the corporation or other organization in which such occupation or employment of each such person is conducted and (ii) the material occupations, positions, offices and employment and the name, principal business and address of any corporation or other organization in which any material occupation, position, office or employment of each such person was held during the last five years. Each person listed below is a citizen of the United States.

     Prior to November 6, 1998, the directors and officers of Cable Michigan were David C. McCourt (Chairman of the Board, Chief Executive Officer and Director), Mark Haverkate (President, Chief Operating Officer and Director), Bruce C. Godfrey (Secretary and Director), Timothy J. Stoklosa (Executive Vice President, Chief Financial Officer and Director), John J. Gdovin (Executive Vice President) and R. Douglas Bradbury (Director), Frank M. Henry (Director), Daniel
E. Knowles (Director), David C. Mitchell (Director) and Raymond B. Ostroski (Director). Each of Messrs. McCourt, Haverkate, Godfrey, Stoklosa, Gdovin, Bradbury, Henry, Knowles, Mitchell and Ostroski resigned their positions as directors and officers of Cable Michigan upon the consummation of the Buyer Merger.

     Prior to November 6, 1998, the directors and officers of the Company were David C. McCourt (Chairman of the Board, Chief Executive Officer and Director), Mark Haverkate (President, Chief Operating Officer and Director), Bruce C. Godfrey (Secretary and Director), Timothy J. Stoklosa (Executive Vice President, Chief Financial Officer and Director), John J. Gdovin (Executive Vice President), Clifford L. Jones (Director), Harold J. Rose, Jr. (Director) and George C. Stephenson (Director) and Michael J. Mahoney (Director), Raymond B. Ostroski (Director), John J. Jones (Executive Vice President, General Counsel and Corporate Secretary). Each of Messrs. McCort, Haverkate, Godfrey, Stoklosa, Gdovin, Mahoney, Ostroski and Jones resigned their positions as directors and officers of the Company upon the consummation of the Buyer Merger.

------------------------------------------------------------------------------------------------------------------------------------

                                              DIRECTORS OF AVALON CABLE OF MICHIGAN, INC.
------------------------------------------------------------------------------------------------------------------------------------

          Name        Age                Address                    Office Held                        Principal Occupations
------------------------------------------------------------------------------------------------------------------------------------

David W. Unger         42    800 Third Avenue,                 Chairman of the        David W. Unger is the Chairman of the Board
                             Suite 3100                        Board and              and Assistant Secretary of Avalon, Cable
                             New York, New York 10022          Assistant Secretary    Michigan and Mercom and co-founded Avalon in
                                                               since 1998             1997. Since 1995, Mr. Unger has invested in,
                                                                                      operated and sold communications businesses.
                                                                                      Prior to 1995, Mr. Unger worked for
                                                                                      Communications Equity Associates, Teleprompter

                                                                                      Corp., TKR Cable Co. and as an investment
                                                                                      banker. In addition to his duties to Avalon,
                                                                                      Mr. Unger serves as Vice President of Audio
                                                                                      Communications Network LLC ("ACN"), a
                                                                                      provider of commercial background and
                                                                                      foreground music. ABRY is the principal
                                                                                      investor in ACN. Mr. Unger is a director of
                                                                                      the Company and ACN.
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

                                              DIRECTORS OF AVALON CABLE OF MICHIGAN, INC.
------------------------------------------------------------------------------------------------------------------------------------

          Name        Age                Address                    Office Held                        Principal Occupations
------------------------------------------------------------------------------------------------------------------------------------

Joel C. Cohen          53    800 Third Avenue                  President, Chief       Joel C. Cohen is the President, Chief
                             Suite 3100                        Executive Officer,     Executive Officer and Secretary of Avalon,
                             New York, New York 10022          Director and           Cable Michigan, Mercom. He is also a Manager
                                                               Secretary since        of Avalon. Mr. Cohen co-founded Avalon in
                                                               1998                   1997. From 1996 to 1997, Mr. Cohen served as
                                                                                      the Chief Financial Officer of Patient
                                                                                      Education Media, Inc. ("PEMI") and as a
                                                                                      consultant to various cable companies. From
                                                                                      1995 to 1996 Mr. Cohen served as a director
                                                                                      and as both Chief Operating Officer and Chief
                                                                                      Financial Officer for Harron Communications
                                                                                      Corp., a cable and broadcast television
                                                                                      operator with more than 200,000 cable
                                                                                      subscribers. Prior to 1992, Mr. Cohen was
                                                                                      Senior Vice President of United Artists
                                                                                      Entertainment Company and President of its
                                                                                      international division. Mr. Cohen also served
                                                                                      in various executive positions at Group W
                                                                                      Cable and Teleprompter Corp. Mr. Cohen is a
                                                                                      director of the Company.

                                                                                      As stated above, Mr. Cohen served as the Chief

                                                                                      Financial Officer of PEMI from June 1996
                                                                                      through December 1997. Prior to June 1996,
                                                                                      PEMI did not employ a Chief Financial Officer.

                                                                                      PEMI was formed in 1994 to create and market
                                                                                      patient educational videos and other products
                                                                                      under the trademark TIME-LIFE MEDICAL. PEMI
                                                                                      ceased producing education video tapes in
                                                                                      September 1996 and ceased all operations on
                                                                                      December 20, 1996. Thereafter, PEMI proceeded
                                                                                      to liquidate the majority of its assets. On
                                                                                      March 14, 1997, PEMI filed a petition under
                                                                                      Chapter 11 of the United States Bankruptcy
                                                                                      Code. In January 1998, Mr. Cohen was appointed

                                                                                      by the Bankruptcy Court for the Southern
                                                                                      District of New York to act as disbursing
                                                                                      agent in relation to the liquidation of PEMI.
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

                                              DIRECTORS OF AVALON CABLE OF MICHIGAN, INC.
------------------------------------------------------------------------------------------------------------------------------------

          Name        Age                Address                    Office Held                        Principal Occupations
------------------------------------------------------------------------------------------------------------------------------------

Jay M. Grossman        39    18 Newbury Street                 Vice President and     Jay M. Grossman is a Vice President and
                             Boston, Massachusetts             Assistant              Assistant Secretary of Cable Michigan,
                             02116                             Secretary, Director    Mercom and Avalon. He is also Manager of
                                                               since 1998             Avalon and a partner in ABRY. Prior to joining

                                                                                      ABRY in 1996, Mr. Grossman was managing
                                                                                      director and co-head of Prudential Securities'

                                                                                      media and entertainment investment banking
                                                                                      group. From 1986 to 1994, Mr. Grossman served
                                                                                      in various positions, ultimately as a senior
                                                                                      vice president, in the corporate finance
                                                                                      department of Kidder, Peabody & Co.
                                                                                      Incorporated. Mr. Grossman is a director (or
                                                                                      the equivalent) of various companies including

                                                                                      Nexstar Broadcasting Group, LLC, Network Music

                                                                                      Holdings LLC, Connoisseur Communications
                                                                                      Partners, L.P., DirecTel International, LLC
                                                                                      and the Company.
------------------------------------------------------------------------------------------------------------------------------------

Peggy J. Koenig        41    18 Newbury Street                 Vice President and     Peggy J. Koenig is a Vice President and
                             Boston, Massachusetts             Assistant              Assistant Secretary of Cable Michigan, Avalon
                             02116                             Secretary, Director    and Mercom. She is also Manager of Avalon and
                                                               since 1998             a partner in ABRY. Ms. Koenig joined ABRY in
                                                                                      1993. From 1988 to 1992, Ms. Koenig was a Vice

                                                                                      President, partner and member of the Board of
                                                                                      Directors of Sillerman Communications
                                                                                      Management Corporation, a merchant bank, which

                                                                                      made investments principally in the radio
                                                                                      industry. Ms. Koenig was the Director of
                                                                                      Finance from 1986 to 1988 for Magera
                                                                                      Management, an independent motion picture
                                                                                      financing company. She is presently a director

                                                                                      (or the equivalent) of Connoisseur
                                                                                      Communications Partners, L.P., Pinnacle
                                                                                      Holdings Inc., Network Music Holdings LLC and
                                                                                      the Company.
------------------------------------------------------------------------------------------------------------------------------------

Royce Yudkoff          43    18 Newbury Street                 Director since         Royce Yudkoff is a Manager of Avalon and
                             Boston, Massachusetts             1998                   President and Managing Partner of ABRY. Prior
                             02116                                                    to joining ABRY, Mr. Yudkoff was affiliated
                                                                                      with Bain & Company, an international
                                                                                      management consulting firm. At Bain, where he
                                                                                      was a partner from 1985 through 1988, he
                                                                                      shared significant responsibility for the
                                                                                      firm's media practice. Mr. Yudkoff is
                                                                                      presently a director (or the equivalent) of
                                                                                      various companies including Quorum Broadcast
                                                                                      Holdings Inc., Nexstar Broadcasting Group,
                                                                                      LLC, Metrocall and Pinnacle Holdings, Inc.
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

                                         EXECUTIVE OFFICERS OF AVALON CABLE OF MICHIGAN, INC.
------------------------------------------------------------------------------------------------------------------------------------

          Name        Age                Address                    Office Held                        Principal Occupations
------------------------------------------------------------------------------------------------------------------------------------

Joel C. Cohen          53    800 Third Avenue                  Director,              Please see "Directors of Avalon Cable of
                             Suite 3100                        President, Chief       Michigan, Inc."
                             New York, New York 10022          Executive Officer,
                                                               Secretary
------------------------------------------------------------------------------------------------------------------------------------

Peter Polimino         41    800 Third Avenue                  Vice President,        Peter Polimino is the Vice President of
                             Suite 3100                        Finance                Finance of Cable Michigan, Mercom, and Avalon.

                             New York, New York 10022                                 Mr. Polimino is a financial professional with
                                                                                      over 18 years of experience in cable,
                                                                                      broadcast and network television and radio.
                                                                                      Prior to joining Avalon in November 1998, Mr.
                                                                                      Polimino was Vice President, Finance of the
                                                                                      Sales Division of Fox/Liberty Networks during
                                                                                      1998. From 1980 to 1998, Mr. Polimino held
                                                                                      various financial positions at Westinghouse
                                                                                      Broadcasting, including Teleprompter Manhattan

                                                                                      Cable, Huntington TV Cable, Group W
                                                                                      Television, KDKA TV/Radio, WINS Radio, WNEW
                                                                                      Radio and The CBS Television Network.
------------------------------------------------------------------------------------------------------------------------------------

Peter Luscombe         41    800 Third Avenue                  Vice President,        Peter Luscombe is the Vice President of
                             Suite 3100                        Engineering            Engineering of Cable Michigan, Mercom and
                             New York, New York 10022                                 Avalon. Prior to joining Avalon in August
                                                                                      1998, Mr. Luscombe was Executive Director of
                                                                                      Engineering for the 3.1 million subscriber
                                                                                      Atlantic Division of Telecommunications, Inc.
                                                                                      ("TCI"). His responsibilities included
                                                                                      engineering strategy and technical operations
                                                                                      for a variety of cable systems, including both

                                                                                      smaller traditional systems and larger, more
                                                                                      technologically aggressive cable systems with
                                                                                      cable modem and compressed digital video
                                                                                      operations. From 1982 through 1997, Mr.
                                                                                      Luscombe was Vice President of Engineering for

                                                                                      TKR Cable Company, an 800,000 subscriber MSO.
                                                                                      Mr. Luscombe has been a director of the
                                                                                      National Society of Cable Telecommunications
                                                                                      Engineers ("SCTE") and a member of the
                                                                                      technical advisory committee of the Cable
                                                                                      Television Laboratories, Inc. Mr. Luscombe
                                                                                      maintains an active membership in the SCTE.
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

                                         EXECUTIVE OFFICERS OF AVALON CABLE OF MICHIGAN, INC.
------------------------------------------------------------------------------------------------------------------------------------

          Name        Age                Address                    Office Held                        Principal Occupations
------------------------------------------------------------------------------------------------------------------------------------

Mark Dineen            34    800 Third Avenue                  General Manager        Mark Dineen is the General Manager of Avalon's

                             Suite 3100                        of Michigan            Michigan operations. He is Vice President of
                             New York, New York 10022          Operations             Cable Michigan's Michigan Cluster and Vice
                                                                                      President of Mercom. Mr. Dineen joined Avalon
                                                                                      upon the consummation of the Buyer Merger and
                                                                                      will oversee Avalon's operations in Michigan.
                                                                                      Mr. Dineen has been employed by Cable Michigan

                                                                                      in various corporate and field positions,
                                                                                      including as Corporate Director of Marketing,
                                                                                      since 1992. From 1987 to 1992, Mr. Dineen held

                                                                                      marketing and sales management positions with
                                                                                      Bresnan Communications and Harron
                                                                                      Communications in their Michigan cable
                                                                                      systems.
------------------------------------------------------------------------------------------------------------------------------------

Jay M. Grossman        39    18 Newbury Street                 Director, Vice         Please see "Directors of Avalon Cable of
                             Boston, Massachusetts             President and          Michigan, Inc."
                             02116                             Assistant Secretary
------------------------------------------------------------------------------------------------------------------------------------

Peggy J. Koenig        41    18 Newbury Street                 Director, Vice         Please see "Directors of Avalon Cable of
                             Boston, Massachusetts             President and          Michigan, Inc."
                             02116                             Assistant Secretary

------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

                                                       DIRECTORS OF MERCOM, INC.
------------------------------------------------------------------------------------------------------------------------------------

          Name        Age                Address                    Office Held                        Principal Occupations
------------------------------------------------------------------------------------------------------------------------------------

David W. Unger         42    800 Third Avenue                  Chairman of the          Please see "Directors of Avalon Cable of
                             Suite 3100                        Board and Assistant      Michigan, Inc."
                             New York, New York 10022          Secretary since 1998
------------------------------------------------------------------------------------------------------------------------------------

Joel C. Cohen          53    800 Third Avenue                  President, Chief         Please see "Directors of Avalon Cable of
                             Suite 3100                        Executive Officer,       Michigan, Inc."
                             New York, New York 10022          Secretary and
                                                               Director since 1998
------------------------------------------------------------------------------------------------------------------------------------

Jay M. Grossman        39    18 Newbury Street                 Vice President and       Please see "Directors of Avalon Cable of
                             Boston, Massachusetts             Assistant Secretary,     Michigan, Inc."
                             02116                             Director since 1998
------------------------------------------------------------------------------------------------------------------------------------

Peggy J. Koenig        41    18 Newbury Street                 Vice President and       Please see "Directors of Avalon Cable of
                             Boston, Massachusetts             Assistant Secretary,     Michigan, Inc."
                             02116                             Director since 1998
------------------------------------------------------------------------------------------------------------------------------------

Clifford L. Jones      70    548 Dogwood Drive                 Director since 1991      President, Capital Region Economic
                             Messiah Village                                            Development Corporation from September 1992
                             Mechanicsburg,                                             to February 1994.  He also served as
                             Pennsylvania 17055                                         President, Pennsylvania Chamber of Business
                                                                                        & Industry from 1983 to 1991. Mr. Jones is a

                                                                                        Director of Pennsylvania Power & Light,
                                                                                        Delta Development Group, Inc. and Benatec
                                                                                        Associates.
------------------------------------------------------------------------------------------------------------------------------------

Harold J. Rose, Jr.     62    P.O. Box 89                       Director since 1991      Chairman of the Board of Pennsylvania
                              Dallas, Pennsylvania 18612                                 Millers Mutual Insurance Company and
                                                                                         Director of American Millers Insurance
                                                                                         Company.  He previously was a partner of RK

                                                                                         Associates, a real estate management
                                                                                         consulting firm.  In 1990, Mr. Rose retired

                                                                                         from Merchants Bancorp. Inc. where he
                                                                                         served as Chairman of the Board of both
                                                                                         Merchants Bank, N.A. and Merchants Bank
                                                                                         North, both subsidiaries of Merchants
                                                                                         Bancorp. Inc.
------------------------------------------------------------------------------------------------------------------------------------

George C. Stephenson    52    1285 Ave. of the Americas         Director since 1991      Managing Director of PaineWebber, Inc.
                              13th Floor                                                 since January 1987.
                              New York, New York 10019
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

                                                  EXECUTIVE OFFICERS OF MERCOM, INC.
------------------------------------------------------------------------------------------------------------------------------------

          Name        Age                Address                    Office Held                        Principal Occupations
------------------------------------------------------------------------------------------------------------------------------------

Joel C. Cohen          53    800 Third Avenue                  President, Chief       Please see "Directors of Avalon Cable of
                             Suite 3100                        Executive Officer,     Michigan, Inc."
                             New York, New York 10022          Secretary
------------------------------------------------------------------------------------------------------------------------------------

Peter Polimino         41    800 Third Avenue                  Vice President,        Please see "Executive Officers of Avalon
                             Suite 3100                        Finance                Cable of Michigan, Inc."
                             New York, New York 10022
------------------------------------------------------------------------------------------------------------------------------------

Peter Luscombe         41    800 Third Avenue                  Vice President,        Please see "Executive Officers of Avalon
                             Suite 3100                        Engineering            Cable of Michigan, Inc."
                             New York, New York 10022
------------------------------------------------------------------------------------------------------------------------------------

Mark Dineen            34    800 Third Avenue                  General Manager        Please see "Executive Officers of Avalon
                             Suite 3100                        Michigan               Cable of Michigan, Inc."
                             New York, New York 10022          Operations
------------------------------------------------------------------------------------------------------------------------------------

Jay M. Grossman        39    18 Newbury Street                 Vice President and     Please see "Directors of Avalon Cable of
                             Boston, Massachusetts             Assistant Secretary    Michigan, Inc."
                             02116
------------------------------------------------------------------------------------------------------------------------------------

David W. Unger         42    800 Third Avenue                  Chairman of the        Please see "Directors of Avalon Cable of
                             Suite 3100                        Board and              Michigan, Inc."
                             New York, New York 10022          Assistant Secretary
                                                               since 1998
------------------------------------------------------------------------------------------------------------------------------------

Peggy J. Koenig        41    18 Newbury Street                 Vice President and     Please see "Directors of Avalon Cable of
                             Boston, Massachusetts             Assistant Secretary    Michigan, Inc."
                             02116
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

                                                 DIRECTORS OF MERCOM ACQUISITION, INC.
------------------------------------------------------------------------------------------------------------------------------------

          Name        Age                Address                    Office Held                        Principal Occupations
------------------------------------------------------------------------------------------------------------------------------------

Joel C. Cohen          53    800 Third Avenue                  Director               Please see "Directors of Avalon Cable of
                             Suite 3100                                               Michigan, Inc."
                             New York, New York 10022
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

                                            EXECUTIVE OFFICERS OF MERCOM ACQUISITION, INC.
------------------------------------------------------------------------------------------------------------------------------------

          Name        Age                Address                    Office Held                        Principal Occupations
------------------------------------------------------------------------------------------------------------------------------------

Joel C. Cohen          53    800 Third Avenue                  President, Chief       Please see "Directors of Avalon Cable of
                             Suite 3100                        Executive Officer,     Michigan, Inc."
                             New York, New York 10022          Secretary and
                                                               Director since
                                                               1998
------------------------------------------------------------------------------------------------------------------------------------

Peter Polimino         41    800 Third Avenue                  Vice President,        Please see "Executive Officers of Avalon
                             Suite 3100                        Finance                Cable of Michigan, Inc."
                             New York, New York 10022
------------------------------------------------------------------------------------------------------------------------------------

Peter Luscombe         41    800 Third Avenue                  Vice President,        Please see "Executive Officers of Avalon
                             Suite 3100                        Engineering            Cable of Michigan, Inc."
                             New York, New York 10022
------------------------------------------------------------------------------------------------------------------------------------

Mark Dineen            34    800 Third Avenue                  General Manager        Please see "Executive Officers of Avalon
                             Suite 3100                        Michigan               Cable of Michigan, Inc."
                             New York, New York 10022          Operations
------------------------------------------------------------------------------------------------------------------------------------

Jay M. Grossman        39    18 Newbury Street                 Vice President and     Please see "Directors of Avalon Cable of
                             Boston, Massachusetts             Assistant Secretary    Michigan, Inc."
                             02116
------------------------------------------------------------------------------------------------------------------------------------

David W. Unger         42    800 Third Avenue                  Chairman of the        Please see "Directors of Avalon Cable of
                             Suite 3100                        Board and              Michigan, Inc."
                             New York, New York 10022          Assistant Secretary
                                                               since 1998
------------------------------------------------------------------------------------------------------------------------------------

Peggy J. Koenig        41    18 Newbury Street                 Vice President and     Please see "Directors of Avalon Cable of
                             Boston, Massachusetts             Assistant Secretary    Michigan, Inc."
                             02116
------------------------------------------------------------------------------------------------------------------------------------

                                      D-8